                                                                    EXHIBIT 4.13
                      GENERAL MANUFACTURED HOUSING, INC.

                                      AND

                              GMH HOLDINGS, INC.

                         SECURITIES PURCHASE AGREEMENT

                               December 21, 1995

                               TABLE OF CONTENTS

SECTION 1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

AUTHORIZATION AND SALE OF THE SECURITIES . . . . . . . . . . . . . . . . . .   1

          1.1  Authorization . . . . . . . . . . . . . . . . . . . . . . . .   1

          1.2  Sale of the Securities. . . . . . . . . . . . . . . . . . . .   2

SECTION 2. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

CLOSING DATE; DELIVERY . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

          2.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

          2.2  Delivery. . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SECTION 3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

REPRESENTATIONS AND WARRANTIES OF THE GMH COMPANIES. . . . . . . . . . . . .   3

          3.1  Organization and Qualification. . . . . . . . . . . . . . . .   3

          3.2  Certificate of Incorporation and Bylaws . . . . . . . . . . .   3

          3.3  Corporate Power . . . . . . . . . . . . . . . . . . . . . . .   3

          3.4  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .   4

          3.5  Capitalization. . . . . . . . . . . . . . . . . . . . . . . .   4

          3.6  Authorization . . . . . . . . . . . . . . . . . . . . . . . .   5

          3.7  Financial Statements. . . . . . . . . . . . . . . . . . . . .   6

          3.8  Title to Properties and Assets. . . . . . . . . . . . . . . .   7

          3.9  Related-Party Transactions. . . . . . . . . . . . . . . . . .   8

          3.10 Permits . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

          3.11 Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .   8

          3.12 Intellectual Property . . . . . . . . . . . . . . . . . . . .   8

          3.13 Material Contracts. . . . . . . . . . . . . . . . . . . . . .   9

          3.14 Compliance with Other Instruments . . . . . . . . . . . . . .  10

          3.15 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  11

          3.16 Registration Rights . . . . . . . . . . . . . . . . . . . . .  11

          3.17 Governmental Consent. . . . . . . . . . . . . . . . . . . . .  11

          3.18 Employees . . . . . . . . . . . . . . . . . . . . . . . . . .  12

          3.19 Tax Returns, Payments, and Elections. . . . . . . . . . . . .  12

          3.20 Environmental and Safety Laws . . . . . . . . . . . . . . . .  13

          3.21 Brokers or Finders. . . . . . . . . . . . . . . . . . . . . .  14

          3.22 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

          3.23 ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

          3.24 Federal Reserve Regulations . . . . . . . . . . . . . . . . .  15

          3.25 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .  15

          3.26 Securities Act. . . . . . . . . . . . . . . . . . . . . . . .  16

          3.27 Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . .  16

          3.28 Issuance Taxes. . . . . . . . . . . . . . . . . . . . . . . .  16

          3.29 Other Representations . . . . . . . . . . . . . . . . . . . .  16

          3.30 Small Business Concern. . . . . . . . . . . . . . . . . . . .  16

          3.31 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .  16

          3.32 Acquisition and Financing . . . . . . . . . . . . . . . . . .  17

SECTION 4. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS . . . . . . . . . . . . . .  17

          4.1  Experience. . . . . . . . . . . . . . . . . . . . . . . . . .  17

          4.2  Investment. . . . . . . . . . . . . . . . . . . . . . . . . .  17

          4.3  Rule 144. . . . . . . . . . . . . . . . . . . . . . . . . . .  18

          4.4  No Public Market. . . . . . . . . . . . . . . . . . . . . . .  18

          4.5  Access to Data. . . . . . . . . . . . . . . . . . . . . . . .  18

          4.6  Authorization . . . . . . . . . . . . . . . . . . . . . . . .  18

          4.7  Brokers or Finders. . . . . . . . . . . . . . . . . . . . . .  18

          4.8  Accredited Investor . . . . . . . . . . . . . . . . . . . . .  18

SECTION 5. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

CONDITIONS TO CLOSING OF THE PURCHASERS. . . . . . . . . . . . . . . . . . .  19

          5.1  Representations and Warranties. . . . . . . . . . . . . . . .  19

          5.2  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .  19

          5.3  Compliance Certificate. . . . . . . . . . . . . . . . . . . .  19

          5.4  Blue Sky Law. . . . . . . . . . . . . . . . . . . . . . . . .  19

          5.5  Restated Certificates . . . . . . . . . . . . . . . . . . . .  19

          5.6  Small Business Concern Documents. . . . . . . . . . . . . . .  19

          5.7  Proceedings and Documents . . . . . . . . . . . . . . . . . .  19

          5.8  Board of Directors. . . . . . . . . . . . . . . . . . . . . .  20

          5.9  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . .  20

          5.10 No Litigation . . . . . . . . . . . . . . . . . . . . . . . .  20

          5.11 Stockholders Agreement. . . . . . . . . . . . . . . . . . . .  20

          5.12 Investors' Rights Agreement.. . . . . . . . . . . . . . . . .  20

          5.13 SIHI Fee Agreement.   . . . . . . . . . . . . . . . . . . . .  20

          5.14 Minimum Investment. . . . . . . . . . . . . . . . . . . . . .  20

          5.15 Reliance Certificates . . . . . . . . . . . . . . . . . . . .  21

          5.16 Acquisition . . . . . . . . . . . . . . . . . . . . . . . . .  21

          5.17 Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  21

          5.18      Legal and Investigative Fees . . . . . . . . . . . . . .  21

          5.19 Capitalization. . . . . . . . . . . . . . . . . . . . . . . .  21

          5.20 No Adverse Change . . . . . . . . . . . . . . . . . . . . . .  22

          5.21 Related Party Transactions. . . . . . . . . . . . . . . . . .  22

          5.22 Amendment to Purchase Agreement . . . . . . . . . . . . . . .  22

          5.23 Subordination Agreement . . . . . . . . . . . . . . . . . . .  22

          5.24 Satisfaction of Obligation. . . . . . . . . . . . . . . . . .  22

SECTION 6. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

CONDITIONS TO CLOSING OF THE COMPANY . . . . . . . . . . . . . . . . . . . .  22

          6.1  Representations and Warranties. . . . . . . . . . . . . . . .  22

          6.2  Blue Sky Law. . . . . . . . . . . . . . . . . . . . . . . . .  23

          6.3  Minimum Investment. . . . . . . . . . . . . . . . . . . . . .  23

SECTION 7. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

COVENANTS OF THE GMH COMPANIES . . . . . . . . . . . . . . . . . . . . . . .  23

          7.1  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .  23

          7.2  Payment of Principal and Interest . . . . . . . . . . . . . .  23

          7.3  Prompt Payment of Taxes . . . . . . . . . . . . . . . . . . .  23

          7.4  Maintenance of Properties and Leases. . . . . . . . . . . . .  24

          7.5  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  24

          7.6  Accounts and Records. . . . . . . . . . . . . . . . . . . . .  24

          7.7  Compliance with Requirements of Governmental Authorities. . .  24

          7.8  Maintenance of Corporate Existence, etc . . . . . . . . . . .  24

          7.9  Full Time Employment. . . . . . . . . . . . . . . . . . . . .  25

          7.10 Senior Debt . . . . . . . . . . . . . . . . . . . . . . . . .  25

          7.11 Restrictions on Dividends and Distributions . . . . . . . . .  25

          7.12 Certain Restrictions. . . . . . . . . . . . . . . . . . . . .  25

          7.13 Transactions with Affiliates. . . . . . . . . . . . . . . . .  26

          7.14 Limitation on Indebtedness. . . . . . . . . . . . . . . . . .  26

SECTION 8  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION. . . . . . . . .  30

          8.1  Survival of Representations and Warranties. . . . . . . . . .  30

          8.2  Indemnification by the Company. . . . . . . . . . . . . . . .  30

          8.3  Indemnification by the Purchasers . . . . . . . . . . . . . .  30

SECTION 9. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

          9.1  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  31

          9.2  Successors and Assigns; Third Party Beneficiaries . . . . . .  31

          9.3  Entire Agreement; Amendment and Waiver. . . . . . . . . . . .  31

          9.4  Notices, etc. . . . . . . . . . . . . . . . . . . . . . . . .  31

          9.5  Delays or Omissions . . . . . . . . . . . . . . . . . . . . .  32

          9.6  References. . . . . . . . . . . . . . . . . . . . . . . . . .  32

          9.7  Severability. . . . . . . . . . . . . . . . . . . . . . . . .  32

          9.8  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .  32

          9.9  Pronouns. . . . . . . . . . . . . . . . . . . . . . . . . . .  32

          9.10 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  32

          9.11 Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .  32

          9.12 Certain Definitions . . . . . . . . . . . . . . . . . . . . .  33

SCHEDULE A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

EXHIBIT A - Form of Restated Certificate
EXHIBIT B - Form of Junior Note
EXHIBIT C - Disclosure Schedule
EXHIBIT D - Form of Investors' Rights Agreement
EXHIBIT E - Form of Stockholders Agreement
EXHIBIT F - Form of Officer's Certificate
EXHIBIT G - Form of Opinion of Company's Counsel
EXHIBIT H - Sam Scott Reliance Certificate
EXHIBIT I - Gary Brost Reliance Certificate

                      GENERAL MANUFACTURED HOUSING, INC.

                                      AND

                              GMH HOLDINGS, INC.

                         SECURITIES PURCHASE AGREEMENT


          This agreement (this "Agreement") is made effective as of December 21, 1995, among GMH HOLDINGS, INC., a Delaware corporation (the "Company"), GENERAL MANUFACTURED HOUSING, INC., a Georgia corporation and a successor by merger to GMH Acquisition Corp., a Delaware corporation ("GMH"), and each of the entities set forth on the "Schedule of Purchasers" attached hereto as Schedule A (the "Purchasers").

          GMH Acquisition Corp., a Delaware corporation ("Acquisition Co."), has entered into a Stock Purchase Agreement, dated as of October 10, 1995, as amended (the "Stock Purchase Agreement"), with the Sellers (as defined therein), providing for the purchase of all of the issued and outstanding capital stock of General Manufactured Housing, Inc., a Georgia corporation ("Pre-Merger GMH"). Immediately prior to such purchase, Lamar Housing LLC, a Georgia limited liability company ("Lamar" and, together with Pre-Merger GMH, the "Acquired Entities") will be merged with and into Pre-Merger GMH. Concurrently with the consummation of the transactions contemplated by this Agreement, (i) Acquisition Co. will acquire such stock of Pre-Merger GMH and (ii) Acquisition Co. will be merged (the "Merger") into Pre-Merger GMH with the effect that GMH shall become a wholly-owned subsidiary of the Company as the surviving entity. The Company together with GMH are sometimes collectively referred to as the "GMH Companies".

          The transactions described above, together with the related transactions to be consummated on the Closing Date, are collectively sometimes referred to herein as the "Acquisition".


                                   SECTION 1

                   AUTHORIZATION AND SALE OF THE SECURITIES

          1.1 Authorization. The Company will have authorized before the Closing (as defined below) the sale and issuance to the Purchasers of (a) 8,000,000 shares of Series A Redeemable Preferred Stock, par value $0.001 per share (the "Series A Shares"), (b) 750,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Shares") (representing the right to convert into shares of Class C Common Stock representing approximately 17% of the Common Stock of the Company on a fully diluted basis), and (c) 1,218,750 shares (the "Class A Common Shares") of the Company's Class A Common Stock, par value $0.001 per share ("Class A Common Stock") (representing approximately 28% of the Common Stock of the Company on a fully-diluted basis). GMH will have authorized before the Closing the sale and issuance of GMH's Junior Subordinated Notes due June 30, 2003 in the total aggregate principal amount of $5,000,000.00 (the "Junior Notes"). The Junior Notes shall be dated the Closing Date (as defined below) and shall be in the form attached as Exhibit B to this Agreement. The term Securities means collectively the Series A Shares, the Series B Shares and the Class A Common Shares. The Securities have the rights, preferences, privileges, and restrictions as set forth in the Company's Restated Certificate of Incorporation (the "Restated Certificate") attached hereto as Exhibit A.

          1.2 Sale of the Securities and Junior Notes. Subject to the terms and conditions hereof, (a) the Company shall sell and issue to each Purchaser, and each Purchaser shall purchase from the Company, severally but not jointly, the Securities specified opposite such Purchaser's name on the Schedule of Purchasers, at the purchase price set forth on such schedule and (b) GMH shall sell and issue to each Purchaser, and each Purchaser shall purchase from GMH, severally but not jointly, the Junior Notes in such amounts specified opposite such Purchaser's name on the Schedule of Purchasers, at the purchase price set forth on such schedule. The Company's and GMH's agreement with each of the Purchasers is a separate agreement, and the sale of Securities and the Junior Notes to each of the Purchasers is a separate sale.


                                   SECTION 2

                            CLOSING DATE; DELIVERY

          2.1 Closing. The closing of the purchase and sale of the Securities and the Junior Notes hereunder (the "Closing") shall take place at the offices of Nixon, Hargrave, Devans & Doyle LLP at 437 Madison Avenue, New York, New York on December 20, 1995, or at such other place and time upon which the Company and the Purchasers shall agree, as evidenced by the completion of the transactions contemplated hereby. The date of Closing is referred to as the "Closing Date".

          2.2 Delivery. At the Closing, (a) the Company shall deliver to each Purchaser the appropriate certificate(s) representing the Securities purchased by such Purchaser at the Closing and (b) GMH shall deliver to each Purchaser a Junior Note representing the Junior Notes purchased by such Purchaser at the Closing, which shall be delivered against payment of the purchase price therefor in the amount specified in the Schedule of Purchasers, by wire transfer.


                                   SECTION 3

              REPRESENTATIONS AND WARRANTIES OF THE GMH COMPANIES

          The Company and GMH hereby jointly and severally represent and warrant (which representations and warranties are deemed made immediately following the consummation of the Acquisition and the Merger) to each Purchaser that, except as set forth on the Disclosure Schedule attached hereto as Exhibit C, specifically identifying the relevant subparagraph(s) hereof, which Disclosure Schedule shall be deemed to be part of the representations and warranties as if made hereunder:

          3.1 Organization and Qualification. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted, including such business as the Company will undertake as a result of the Acquisition.

               (b) GMH is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted, including such business as GMH will undertake as a result of the Acquisition.

               (c) The Company, GMH and each of their respective Subsidiaries are duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of the Company, GMH and their Subsidiaries taken as a whole (a "Material Adverse Effect").

          3.2 Certificate of Incorporation and Bylaws. The Company has delivered to the Purchasers true, correct, and complete copies of the Company's certificate of incorporation, as amended through the date hereof, and the Company's bylaws, as amended through the date hereof. GMH has delivered to the Purchasers true, correct, and complete copies of GMH's certificate of incorporation, as amended through the date hereof, and GMH's bylaws, as amended through the date hereof.

          3.3 Corporate Power. Each of the Company and GMH has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (as defined in Section 3.6 below) to which it is a party, to sell and issue the Securities hereunder, in the case of the Company, and to sell and issue the Junior Notes, in the case of GMH, to consummate the transactions contemplated by the Stock Purchase Agreement (including the financings and refinancings contemplated thereby), to consummate the Merger as contemplated by the Merger Instruments, to make the borrowing evidenced by the Junior Notes, and to carry out and perform its respective obligations under the terms of this Agreement, the Stock Purchase Agreement, the Restated Certificate and each of the Ancillary Agreements to which it is a party.

          3.4 Subsidiaries. None of the GMH Companies has any direct or indirect Subsidiaries other than, in the case of the Company, GMH. Neither of the GMH Companies, directly or indirectly, owns or controls or has any capital or other equity interest or participation (or any interest convertible into or exchangeable or exercisable for, any capital or other equity interest or participation), nor is either of the GMH Companies, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any person, except as provided in Section 3.4 of the Disclosure Schedule.

          3.5 Capitalization. (a) The authorized capital stock of the Company will, upon the filing of the Restated Certificate, consist of 17,462,500 shares,
(i) 4,375,000 of which are designated Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), (ii) 787,500 of which are designated Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"), (iii) 2,150,000 shares of which are designated Class C Common Stock, par value $0.001 per share (the "Class C Common Stock; and collectively with the Class A Common Stock and the Class B Common Stock, the "Common Stock"), and (iv) 10,150,000 of which are designated Preferred Stock, par value $0.001 per share (the "Preferred Stock"), 8,000,000 shares of which are designated "Series A Redeemable Preferred Stock" (the "Series A Shares"), and 2,150,000 shares of which are designated "Series B Convertible Preferred Stock." All issued and outstanding shares of the Company's capital stock (including those issued in connection with the Acquisition) have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and are owned of record, and to the Company's knowledge beneficially, by the shareholders in the amounts set forth in Section 3.5 of the Disclosure Schedule. Section 3.5 of the Disclosure Schedule lists all of the issued and outstanding capital stock of the Company after giving effect to the transactions contemplated hereby, including the owners of record of all equity securities of the Company and the number of shares of each class of stock owned thereby. The relative rights, privileges, and preferences of the Series A Shares, Series B Shares and Common Stock will be as stated in the Restated Certificate. Except as set forth in Section 3.5 of the Disclosure Schedule or in the Restated Certificate, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of the Company. Except as set forth in Section 3.5 of the Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, except as contemplated hereby and by the Ancillary Agreements, there is no agreement or understanding that affects or relates to the voting or giving of written consents with respect to any security, or the voting by a director, of the Company. All outstanding securities have been sold for cash, other than the warrants issued to the principals of Larkspur Capital Corporation as described in Section 3.5 of the Disclosure Schedule. To the Company's knowledge, except as set forth in the Stockholders Agreement and the Investors' Rights Agreement, no shareholder has granted options or other rights to purchase any shares of Common Stock or other equity security of the Company from such shareholder. The Company holds no shares of its capital stock in its treasury.

               (b) As of the Closing Date, the authorized capital stock of GMH will consist of 100,000 shares of common stock, par value $100.00 per share. On the Closing Date after giving effect to the Acquisition and the transactions contemplated by this Agreement, 5,250 shares of such common stock will be issued and outstanding. As of the Closing Date, GMH will not have outstanding securities convertible into or exchangeable for any shares of its capital stock, nor will it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock.

               (c) As of the Closing Date and after giving effect to the Acquisition and the other transactions contemplated hereby, except as set forth in Section 3.5(c) of the Disclosure Schedule, none of the GMH Companies will be subject to any obligation (contingent or otherwise) to repurchase or otherwise to acquire or retire any shares of its capital stock. None of the GMH Companies is required to file, nor has it filed, pursuant to Section 12 or Section 15(d) of the Exchange Act, a registration statement relating to any class of its debtor equity securities.

          3.6 Authorization. (a) All corporate action on the part of the Company, its officers, directors, and its stockholders necessary for the authorization, execution, delivery, and performance of this Agreement, the Restated Certificate, the Investors' Rights Agreement, to be dated as of the Closing Date, by and among the Company, the Senior Subordinated Lender, the Purchasers, and Bulldog Holdings LLC ("Bulldog") and substantially in the form of Exhibit D hereto (the "Investors' Rights Agreement), the Stockholders Agreement, to be dated as of the Closing Date, among the Company, the Senior Subordinated Lender, certain members of management of the Company who are parties thereto, Bulldog, the Purchasers and certain other parties thereto, substantially in the form of Exhibit E hereto (the "Stockholders Agreement") and all other agreements executed by the GMH Companies in connection with the transactions contemplated hereby (the Investors' Rights Agreement, the Restated Certificate, the Stockholders Agreement and such other agreements contemplated hereby to which either of the GMH Companies is a party being sometimes hereinafter referred to individually as an "Ancillary Agreement" and collectively as the "Ancillary Agreements") by the Company, the authorization, sale, issuance and delivery of the Securities at the Closing, the authorization of the transactions contemplated by the Merger, the authorization of the financings contemplated by the Senior Loan Agreement and the Senior Subordinated Loan Instruments, and the performance of all of the Company's obligations hereunder and thereunder have been taken or will be taken prior to the Closing. This Agreement and each of the Ancillary Agreements, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

               (b) All corporate action on the part of GMH, its officers, directors, and its stockholders necessary for the authorization, execution, delivery, and performance of this Agreement, the Junior Notes, the Stock Purchase Agreement, the Merger Instruments, the Senior Loan Agreement, the Senior Subordinated Loan Instruments, and the Ancillary Agreements to which GMH is a party, by GMH, the authorization, sale, issuance and delivery of the Junior Notes at the Closing, the authorization of the borrowing evidenced by the Junior Notes, the authorization of the transactions contemplated by the Stock Purchase Agreement, the authorization of the transactions contemplated by the Merger, the authorization of the financings contemplated by the Senior Loan Agreement and the Senior Subordinated Loan Instruments, and the performance of all of GMH's obligations hereunder and thereunder have been taken or will be taken prior to the Closing. This Agreement and each of the Ancillary Agreements to which GMH is a party, when executed and delivered by GMH, will constitute a valid and legally binding obligation of GMH, enforceable against GMH in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

               (c) The Series A Shares, Series B Shares, and the Class A Common Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and will have the rights, preferences, privileges, and restrictions as set forth in the Restated Certificate. The Series A Shares, the Series B Shares and the Class A Common Shares, when issued, will be free of any liens, claims, encumbrances or restrictions on transfer, except as set forth in the Stockholders Agreement, the Investors' Rights Agreement and the Restated Certificate.

          3.7 Financial Statements. (a) The audited balance sheets of Pre-Merger GMH as at December 31, 1994, and December 31, 1993, and the related statements of income and retained earnings, and statements of cash flows for the two years ended December 31, 1994, including the notes thereto, reported on by Arthur Andersen LLP, independent certified public accountants ("Arthur Andersen"), which have been delivered to the

Purchaser, fairly present the financial position of Pre-Merger GMH as at such dates and the results of operations and retained earnings and the changes in cash flows of Pre-Merger GMH for the years then ended in accordance with generally accepted accounting principles applied on a consistent basis and show all material liabilities, absolute or contingent, of Pre-Merger GMH as at such date. The foregoing financial statements as at December 31, 1994, and for the twelve-month period then ended are hereinafter referred to collectively, as the "Financials"; the balance sheet included in the Financials is hereinafter referred to as the "Balance Sheet"; and December 31, 1994 is hereinafter referred to as the "Balance Sheet Date".

               (b) The audited balance sheet of Pre-Merger GMH as at October 31, 1995 and the related unaudited statement of income and retained earnings, and unaudited statements of cash flow for the ten-month period then ended, in each case, including the notes thereto, reported on by Arthur Andersen, which have been delivered to the Purchasers, fairly present the financial position of Pre-Merger GMH as at such dates and the results of operations and retained earnings and changes in cash flows of Pre-Merger GMH as of such dates and for the periods then ended in accordance with generally accepted accounting principles applied on a consistent basis and show all material liabilities, absolute or contingent, of Pre-Merger GMH as at such date. Since the Balance Sheet Date, Pre-Merger GMH has conducted its business in the ordinary course consistent with past practice and except as set forth in Section 3.7(b) to the Disclosure Schedule, there has been no change, event, occurrence or development of a state of circumstances or facts, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect and neither of the GMH Companies has knowledge of any such change, event, occurrence or development or a state of circumstances or facts which is threatened, nor has there been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the GMH Companies which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

               (c) The GMH Companies have delivered to the Purchasers complete and correct copies of the pro forma consolidated balance sheet of the GMH Companies as of the Closing Date (the "Pro Forma Balance Sheet"), giving pro forma effect to the Acquisition, the Merger, the issuance of the Securities and the Junior Notes hereunder, the borrowing under the Senior Loan Agreement and the issuance of the Senior Subordinated Notes and Warrants as contemplated by the Senior Subordinated Loan Instruments, as if such transactions were consummated on the date of the Pro Forma Balance Sheet. The Pro Forma Balance Sheet has been prepared in good faith on the basis stated therein (including that the assumptions when made and as of the date hereof are reasonable assumptions).

          3.8 Title to Properties and Assets. Each of the GMH Companies has good and marketable title to all of its owned real property (including fixtures), good, valid and legal title to all its personal properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, conditional sale agreement, security interest, encumbrance, or charge, other than Permitted Liens as defined in the Senior Loan Agreement.

          3.9 Related-Party Transactions. Except as set forth in Section 3.9 to the Disclosure Schedule, no employee, officer or director of the GMH Companies or member of his or her immediate family is indebted to either of the GMH Companies, and, neither of the GMH Companies is indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth in
Section 3.9 to the Disclosure Schedule, no employee, officer or director of either of the GMH Companies or member of his or her immediate family has any direct or indirect ownership interest in any firm or corporation with which either of the GMH Companies is affiliated or with which either of the GMH Companies has a business relationship, or any firm or corporation that competes with either of GMH Companies, except stock ownership by employees, officers, or directors of GMH Companies and members of their immediate families in publicly traded companies that may compete with the GMH Companies. Except as set forth in
Section 3.9 to the Disclosure Schedule, no officer or director or any member of their immediate families is, directly or indirectly, interested in any material contract with either of the GMH Companies.

          3.10 Permits. The GMH Companies have all franchises, permits (including Environmental Permits), licenses, authorizations, approvals, and any similar authority ("Permits") necessary for the conduct of their business as now being conducted by them, the lack of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and reasonably believes they can obtain, without undue burden or expense, any similar authority for the conduct of their business as planned by the GMH Companies to be conducted. Without limiting the foregoing, the GMH Companies have all Permits referred to in Schedule 7(d) of the Stock Purchase Agreement all of which are in full force and effect. The GMH Companies are not in violation in any material respect of, or default in any material respect under, any of such Permits.

          3.11 Liabilities. Except as set forth in Section 3.11 of the Disclosure Schedule, the GMH Companies have no indebtedness for borrowed money that either of the GMH Companies has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which either of the GMH Companies has otherwise become directly or indirectly liable. On the Closing Date, after giving effect to the repayment of the obligations shown on Section 3.11 of the Disclosure Schedule, as obligations that are intended to be satisfied on or prior to the Closing Date, the GMH Companies will not be in default with respect to any indebtedness for borrowed money or any instrument or agreement relating thereto. Except as set forth in the immediately preceding sentence, neither of the GMH Companies has any liabilities or obligations, absolute or contingent, which are, individually or in the aggregate, material to the business of the Company and GMH, except obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

          3.12 Intellectual Property. The GMH Companies do not own or possess, and are not licensed with respect to, any "Intellectual Property" (as defined below) other than as set forth in Section 3.12 of the Disclosure Schedule. To the knowledge of the GMH Companies, the GMH Companies own or possess sufficient legal rights to all Intellectual Property necessary for their business as presently conducted and as proposed to be conducted without any conflict with, or infringement of, the rights of others. Section 3.12 of the Disclosure Schedule contains a complete list of all of the material Intellectual Property rights of the GMH Companies or used in the business of GMH Companies, and except as set forth therein, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing Intellectual Property, nor is either of the GMH Companies bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property of any other person or entity. To the knowledge of the GMH Companies, no shareholder, director, officer or employee of either of the GMH Companies or any other person or entity other than the GMH Companies has any interest in any of the Intellectual Property of the GMH Companies which has not been waived, or in any inventions, profits, royalties or other property arising therefrom. Neither of the GMH Companies has received any communications alleging that the Company or GMH has violated or, by conducting its business as proposed, would violate any Intellectual Property rights of any other person or entity. To the knowledge of the GMH Companies, none of the Company's or GMH's officers is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such officers' best efforts to promote the interests of the or that would conflict with the business of the GMH Companies as proposed to be conducted. Except as set forth on
Schedule 3.12 of the Disclosure Schedule, all of the Intellectual Property of the GMH Companies is owned by GMH Companies, free and clear of all liens and encumbrances. Any and all patents, patent applications, copyrights, copyright applications, trademarks and trademark applications relating to the Intellectual Property of the GMH Companies is owned by the Company or GMH and held in the Company's or GMH's name. As used in this Agreement the term "Intellectual Property" means all intellectual property rights and other intangible property rights including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, fictitious or assumed names, service marks, service mark applications, copyrights, copyright applications, software, know-how, certificates of public convenience and necessity, franchises, licenses, inventions, trade secrets, proprietary processes, formulae and computer programs, software and displays.

          3.13 Material Contracts. All Contracts (a) involving amounts of $250,000 or more during a fiscal year in any one case, or (b) which, individually or in the aggregate, would reasonably be expected to have a material effect on the GMH Companies (or their business, assets, properties, financial condition, operations or operating results), are to the knowledge of the GMH Companies, legal, valid, binding, and in full force and effect, and, are enforceable by the applicable GMH Company in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief or other equitable remedies. True and complete copies of such Contracts have been made available to the Purchasers. Section 3.13 of the Disclosure Schedule lists all such contracts, agreements and instruments. Neither of the GMH Companies has received notice that the Company or GMH has, breached any of the material terms or provisions of such Contracts, and each of the Company and GMH has paid in full or accrued all amounts due thereunder. Except as specifically set forth in
Section 3.13 of the Disclosure Schedule, none of the Contracts listed in Section
3.13 of the Disclosure Schedule provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby or by the Stock Purchase Agreement and no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any person is required in order that the Contracts set forth in Section 3.13 of the Disclosure Schedule continue in full force and effect (without breach in any material respect by the GMH Companies thereof, or giving any contractual party a right to terminate or modify, such Contract) following the consummation of the transactions contemplated hereby or by the Stock Purchase Agreement. All filings, registrations, permits, licenses, variances, waivers, exemptions, franchises, orders, authorizations and approvals required in order that the Contracts set forth in Section 3.13 of the Disclosure Schedule continue in full force and effect (without breach in any material respect by the Company thereof or payment of additional or accelerated consideration thereunder) following the consummation of the transactions contemplated hereby have been made, effected or obtained and are in full force and effect.

          3.14 Compliance with Other Instruments. None of the GMH Companies is, and after giving effect to the Acquisition and the financing thereof none of them will be, in violation or breach of any term of its certificate of incorporation or bylaws (each as amended through the date hereof), or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgement, or decree, and is not in violation of any order, statute, rule, or regulation (collectively, "Laws") applicable to the GMH Companies, except violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The execution, delivery, and performance of, and compliance with the Stock Purchase Agreement, the Merger Instruments, this Agreement and the Ancillary Agreements, the issuance of the Securities and the Junior Notes, the consummation of the transaction contemplated by the Senior Loan Agreement and the Senior Subordinated Loan Instruments, the borrowing of the monies represented by the Junior Notes, the consummation of the transactions contemplated by the Stock Purchase Agreement and the Merger, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate, or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any Lien upon any of the assets, properties or business of either of the GMH Companies under, any of the terms, conditions or provisions of (x) the certificate of incorporation or the by-laws of either of the GMH Companies or (y) any Contract to which either of the GMH Companies or any of their assets, properties or business are subject; or
(ii) violate any judgment, ruling, order, writ, injunction, award, decree, or law of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to either of the GMH Companies or any of their assets, properties or businesses, except, with respect to clauses (y) and (ii) above, violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or (iii) result in the suspension, revocation, impairment, forfeiture, or non-renewal of any franchise, permit, license, authorization, or approval material to either of the GMH Companies. To the knowledge of the GMH Companies, there is no such term or provision or Law, the effects of compliance with which are not reflected in the Financial Statements, which materially and adversely affects the business of either of the GMH Companies or any of their properties or assets.

          3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no actions, suits, proceedings, or governmental investigations pending or, to the knowledge of the GMH Companies, threatened against either of the GMH Companies, or any of their respective properties before any court or governmental agency (nor, to the knowledge of the GMH Companies, is there any reasonable basis therefor). Neither of the GMH Companies is a party to, or to the knowledge of the GMH

Companies, named in any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. Except as set forth in Section
3.15 of the Disclosure Schedule, there is no action, suit or proceeding by either of the GMH Companies currently pending, nor is there any material action, suit or proceeding that either of the GMH Companies currently intends to initiate.

          3.16 Registration Rights. Except as set forth in the Stockholders' Agreement, the Company is not under any obligation to register (as defined in the Stockholders' Agreement) any of its presently outstanding securities or any of its securities which may hereafter be issued.

          3.17 Governmental Consent. No consent, approval, or authorization of, or designation, declaration, notification, or filing with any governmental authority on the part of either of the GMH Companies is required in connection with the valid execution, delivery and performance of this Agreement, the Stock Purchase Agreement, the Merger Instruments, the Senior Loan Agreement, the Senior Subordinated Loan Instruments, or any of the Ancillary Agreements, the offer, sale, or issuance of the Securities and the Junior Notes, the borrowing evidenced by the Junior Notes, or the consummation of any other transaction contemplated hereby or thereby (other than those which have been obtained and remain in full force and effect or those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) , except the (i) filing of the Restated Certificate with the Delaware Secretary of the State, and (ii) qualification (or the taking of such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Securities under applicable blue sky laws, which filings and qualifications, if required, will be accomplished in a timely manner; provided, however, that solely with respect to federal and state "blue sky" securities laws, the representations and warranties provided in this
Section 3.17 with respect to the issuance and sale of the Securities shall be subject to the accuracy of the representations of the Purchasers set forth in
Section 4 hereof.

          3.18 Employees. To the knowledge of the GMH Companies, no officer of either of the GMH Companies is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such officer with the GMH Companies or any other party because of the nature of the business conducted or to be conducted by the GMH Companies or the performance by the officer of his responsibilities to the GMH Companies. Except as set forth in
Section 3.18 of the Disclosure Schedule, neither of the GMH Companies is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. To the knowledge of the GMH Companies, no officer or key employee, or any group of key employees, intends to terminate his or their employment with the GMH Companies, nor does either of the GMH Companies have a present intention to terminate the employment of any of the foregoing. Subject to the terms of the employment agreements with each of Sam Scott, Greg Scott and Drew Scott and to general principles related to wrongful termination of employees, the employment of each officer and employee of the GMH Companies is terminable at the will of the GMH Companies. No Contract exists between the employees of the GMH Companies (or a union representing any of such employees) and the GMH Companies and, to the knowledge of the GMH Companies, no union has attempted to organize or represent the labor force of the GMH Companies in the 24 months immediately prior to the date hereof. During such 24-month period there have been no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to the labor force of either of the GMH Companies. Except as set forth in Section 3.18 of the Disclosure Schedule, no person (including, but not limited to, any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority) has any pending claim, suit, action, proceeding or investigation against either of the GMH Companies arising out of any statute, law, ordinance, code, rule or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans with Disabilities Act of 1990) which, in each case, if upheld, would have a Material Adverse Effect.

          3.19 Tax Returns, Payments, and Elections. Each of the GMH Companies and the Acquired Entities has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. Except as set forth in Section 3.19 of the Disclosure Schedule, each of the GMH Companies and the Acquired Entities has paid all taxes and other assessments due, except those contested by it in good faith. Neither of the GMH Companies has elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as a collapsible corporation pursuant to
Section 341(f) of the Code, nor has either of them made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the business, properties, prospects, or financial condition of each of the GMH Companies taken as a whole, other than the S election previously made by GMH which will terminate upon consummation of the Acquisition. Each of the GMH Companies and the Acquired Entities has withheld or collected from each payment made to each of its employees, the amount of all taxes, Federal Insurance Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

          3.20 Environmental and Safety Laws. Each of the GMH Companies has obtained or is diligently pursuing obtaining all applicable environmental permits ("Environmental Permits") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into the ambient air, surface water, ground water, or land, or otherwise relating to the manufacturing, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, all of which are set forth in Section 3.20 to the Disclosure Schedule, and, except as specifically indicated on such Schedule, the transactions contemplated hereby will not alter or impair in any material respect any such Environmental Permits. Except as set forth in Section 3.20 to the Disclosure Schedule, each of the GMH Companies is in material compliance with all terms and conditions of such Environmental Permits and has complied in all material respects and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligation, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered promulgated or approved thereunder to the extent applicable. Except as disclosed in Section
3.20 to the Disclosure Schedule, there is no action, suit or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of the GMH Companies, any investigation by) any governmental or other instrumentality or agency, pending, or to knowledge of either of the GMH Companies, threatened against the GMH Companies or the Acquired Entities relating to environmental compliance or attempting to establish environmental liability. The GMH Companies have previously delivered to the Purchasers true and correct copies of all of the information set forth in Section 3.20 to the Disclosure Schedule.

               Except as set forth in Section 3.20 of the Disclosure Schedule, to the knowledge of the GMH Companies, there are no conditions, circumstances, activities, practices, incidents, actions or plans relating to any real property leased or owned by either of the GMH Companies, or the business of the GMH Companies or the Acquired Entities or sites used by the GMH Companies or the Acquired Entities for waste disposal or recycling which would be reasonably likely to interfere with or prevent compliance or continued compliance with or which are in non-compliance with any environmental laws or with any regulation, code, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which would reasonably be expected to give rise to any common law or other legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), Resource Conservation and Recovery Act, as amended ("RCRA"), or similar state, foreign or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, generation, transport or handling, or emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous material, substance or waste. Without in any way limiting the foregoing, and except as set forth in Section 3.20 of the Disclosure Schedule, no release, emission or discharge into the environment of any hazardous substance (as that term is defined under CERCLA or any applicable state law) has occurred or is currently occurring in connection with the conduct of the business of the GMH Companies.

          3.21 Brokers or Finders. Except as set forth in Section 3.21 of the Disclosure Schedule, neither of the GMH Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by either of the GMH Companies, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.22  [Intentionally left blank]

          3.23 ERISA. Except as listed in Section 3.23 of the Disclosure Schedule, neither the GMH Companies nor any entity required to be aggregated with the GMH Companies under Sections 414(b), (c), (m), (n) or (o) of the Code sponsors, maintains, has any obligation to contribute to, has any liability under, or is otherwise a party to, any Benefit Plan. For purposes of this Agreement, "Benefit Plan" shall mean any plan, fund, program, policy, arrangement or contract, whether formal or informal, which is in the nature of
(i) an employee pension benefit plan (as defined in Section 3(2) of ERISA) or
(ii) an employee welfare benefit plan (as defined in Section 3(1) of ERISA). With respect to each Benefit Plan listed in Section 3.23 of the Disclosure Schedule, to the extent applicable:

               (a) Each such Benefit Plan has been maintained and operated in all material respects in compliance with its terms and with all applicable provisions of ERISA, the Code and all regulations, rulings and other authority issued thereunder;

               (b) All contributions required by law to have been made under each such Benefit Plan (without regard to any waivers granted under Section 412 of the Code) to any fund or trust established thereunder or in connection therewith have been made by the due date thereof;

               (c) Each such Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination letter may still be relied upon as to such tax qualified status, and no circumstances have occurred that would adversely affect the tax qualified status of any such Benefit Plan;

               (d) The actuarial present value of all accrued benefits under each such Benefit Plan subject to Title IV of ERISA did not, as of the latest valuation date of such Benefit Plan, exceed the then current value of the assets of such Benefit Plan allocable to such accrued benefits, all as based upon the actuarial assumptions and methods currently used for such Benefit Plan;

               (e) None of such Benefit Plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as required by Sections 601 through 608 of ERISA;

               (f) Neither of the GMH Companies nor any trade or business (whether or not incorporated) under common control with the GMH Companies within the meaning of Section 4001 of ERISA has, or at any time has had, any obligation to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA; and

               (g) If any such Benefit Plan is not subject to ERISA and covers any non-United States employee or former employee of the GMH Companies, then according to the actuarial assumptions and valuations most recently used for the purpose of funding each such plan (or, if the same has no such assumptions and valuations or is unfunded, then according to the actuarial assumptions and valuations in use by the Pension Benefit Guaranty Corporation), the total amount or value of the funds available under each such plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein who are employees or former employees of the GMH Companies.

          3.24 Federal Reserve Regulations. Neither of the GMH Companies is engaged in the business of extending credit for the purpose of purchasing or carrying margin securities (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Securities or the Junior Notes will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve Syste m.

          3.25 Disclosure. No representation or warranty of the GMH Companies contained in this Agreement, the Ancillary Agreements, in the Disclosure Schedule, in the exhibits attached hereto or in any written statement or certificate furnished to the Purchasers pursuant hereto or in connection with the transactions contemplated hereby, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

          3.26 Securities Act. Subject to the accuracy of the Purchasers' representations in Section 4 the offer, sale, and issuance of the Securities and the Junior Notes in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

          3.27 Insurance. The GMH Companies have in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed, and such other policies of insurance, and in such amounts as in the best judgment of the GMH Companies is acceptable for the nature and extent of the business of the GMH Companies as currently being conducted, and as currently proposed to be conducted.

          3.28 Issuance Taxes. All taxes, if any, imposed by law in connection with the issuance, sale and delivery of the Securities and the Junior Notes shall have been fully paid by the GMH Companies, and all laws imposing such taxes shall have been fully complied with, prior to the Closing Date.

          3.29 Other Representations. Neither of the GMH Companies has any knowledge that, the representations and warranties of the Sellers and GMH contained in Section 7 of the Stock Purchase Agreement are not true and correct in all material respects. The representations and warranties of the Company and GMH made in the Senior Loan Agreement and the Senior Subordinated Loan Instruments are true and correct.

          3.30 Small Business Concern. The Company, together with its "affiliates" (as that term is defined in Section 121.401 of Title 13 of the Code of Federal Regulations), is a "small business concern" within the meaning of the Small Business Investment Act of 1958 and the regulations thereunder, including
Section 121.802(a) of Title 13 of the Code of Federal Regulations. The information set forth in the documents provided to the Purchaser pursuant to
Section 5.6 below is accurate and complete. Neither the Company nor any Subsidiary thereof engages in, and it shall not hereafter engage in, any activities, nor shall the Company or any such Subsidiary use directly or indirectly the proceeds of the sale of the Securities or the Junior Notes, for any purpose, for which a Small Business Investment Company is prohibited from providing funds by the Small Business Investment Act of 1958 and the regulations thereunder, including Title 13, Code of Federal Regulations, 107.901.

          3.31 Use of Proceeds. The proceeds received by the Company and GMH from the sale of the Securities and the Junior Notes shall be used by the Company and GMH to consummate the transactions contemplated by the Stock Purchase Agreement and to pay related expenses. At least fifty-one percent (51%) of the assets and activities of the GMH Companies on a consolidated basis (after giving effect to the consummation of the transactions contemplated by the Stock Purchase Agreements) will be within the United States of America.

          3.32 Acquisition and Financing. Simultaneously with the consummation of the transactions contemplated by this Agreement, GMH is consummating (i) the Acquisition pursuant to the terms and provisions of the Stock Purchase Agreement, (ii) the Merger pursuant to Merger Instruments and (iii) the financings contemplated Senior Loan Agreement and the Senior Subordinated Loan Instruments. True and complete copies of the Stock Purchase Agreement, the Merger Instruments, the Senior Loan Agreement, the Senior Subordinated Loan Instruments, and the Bulldog Documents have been delivered to the Purchasers. In connection therewith, the GMH Companies hereby represent and warrant to the Purchasers that to the knowledge of the GMH Companies after due inquiry, there is no fact which materially adversely affects the financial condition or results of operations of the GMH Companies or the Acquired Entities which has not been set forth in the Stock Purchase Agreement, this Agreement or any other documents, certificates or statements delivered in connection therewith or herewith and furnished to the Purchaser by or on behalf of the GMH Companies.


                                   SECTION 4

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

          Each Purchaser hereby severally (and not jointly) represents and warrants to the GMH Companies with respect to the purchase of the Securities and the Junior Notes as follows:

          4.1 Experience. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that such Purchaser is capable of evaluating the merits and risks of such Purchaser's investment in the Company and has the capacity to protect such Purchaser's own interests.

          4.2 Investment. Such Purchaser is acquiring the Securities for investment for such Purchaser's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act or the securities laws of any state by reason of exemptions from the registration provisions of the Securities Act and such laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein.

          4.3 Rule 144. Such Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit the limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, (i) the existence of a public market for the shares, (ii) the availability of certain current public information about the Company, (iii) the resale occurring not less than two years after a party (who is not an "affiliate") has purchased and fully paid for the shares to be sold, (iv) the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and (v) the number of shares being sold during any three-month period not exceeding specified limitations.

          4.4 No Public Market. Such Purchaser understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the Securities.

          4.5 Access to Data. Such Purchaser has had an opportunity to discuss the Company's business, management, and financial affairs with the Company's management and the opportunity to review the Company's facilities and business plan. Such Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Purchasers acknowledge that they have had an opportunity to conduct their own independent due diligence investigation of the Company.

          4.6 Authorization. This Agreement and the Ancillary Agreements, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies. Such Purchaser, if not a natural person, has full corporate or partnership, as the case may be, power and authority to enter into and to perform its obligations under this Agreement and the Ancillary Agreements in accordance with their respective terms. Such Purchaser represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

          4.7 Brokers or Finders. Except as set forth in Section 4.7 of the Disclosure Schedule, neither the Purchaser nor the Company has incurred, or will incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this

Agreement or any transaction contemplated hereby.

          4.8 Accredited Investor. Such Purchaser is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Each Purchaser has its principal office in the state set forth in Schedule A hereto.


                                   SECTION 5

                    CONDITIONS TO CLOSING OF THE PURCHASERS

          The obligations of each Purchaser to purchase the Securities and the Junior Notes at the Closing is, at the option of Purchasers purchasing at least 66-2/3% of the Securities, subject to the fulfillment on or prior to the Closing Date of the following conditions:

          5.1 Representations and Warranties. The representations and warranties made by the GMH Companies in Section 3 of this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing Date in all material respects.

          5.2 Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed by the GMH Companies on or prior to the Closing shall have been performed or complied with in all material respects.

          5.3 Compliance Certificate. Each of the GMH Companies shall have delivered to the Purchasers a Compliance Certificate in substantially the form attached hereto as Exhibit F, executed by an executive officer of the applicable GMH Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified thereon.

          5.4 Blue Sky Law. The GMH Companies shall have obtained, or shall obtain within the time periods required by applicable law, all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of the Securities and the Junior Notes at the Closing.

          5.5 Restated Certificates. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware. A Restated Certificate of Incorporation of GMH, amending GMH's certificate of incorporation to require the approval of the holders of the Series A Shares with respect to those matters referred to in the "Protective Provisions" of the Restated Certificate as they apply to GMH, shall have been filed with the Secretary of State of the State of Georgia.

          5.6 Small Business Concern Documents. The Company shall have executed and delivered to the Purchasers, a Size Status Declaration on SBA Form 480 and an Assurance of Compliance on SBA Form 652D, and shall have provided to the Purchasers information necessary for the preparation of a Portfolio Financing Report on SBA Form 1031.

          5.7 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to counsel for the Purchasers, and they shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          5.8 Board of Directors. Section 4(d) of Article FOURTH of the Restated Certificate shall provide that the authorized number of directors of the Company shall initially be seven (7), two (2) of whom shall be elected by the Purchasers. The Company's board of directors shall, upon the Closing, consist of Samuel P. Scott, E. Mark Noonan, Gary M. Brost, Dennis C. Martin, James C. Del Zoppo, and James A. Parsons. The Board shall have established an Audit and a Compensation Committee, with at least one of the directors elected by the Purchasers serving on each such Committee. Similar provisions shall be adopted with respect to GMH.

          5.9 Opinion of Counsel. Each Purchaser shall have received from Nixon, Hargrave, Devans & Doyle LLP, counsel for the Company, an opinion, dated the Closing Date, satisfactory in form and substance to the Purchasers and their special counsel, and which shall be substantially in the form of Exhibit G, attached hereto.

          5.10 No Litigation. No action, suit or other proceeding shall be pending or threatened before any court, tribunal, or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain substantial damages in respect thereof or which would otherwise materially and adversely affect the Company, its business, assets, prospects or financial condition.

          5.11 Stockholders Agreement. The Company, each Purchaser, Bulldog, the Senior Subordinated Lender, the members of management of GMH who are parties thereto and certain other parties thereto shall have entered into the Stockholders Agreement, which shall be in form and substance satisfactory to the Purchasers and their special counsel.

          5.12 Investors' Rights Agreement. The Company, Bulldog, the Senior Subordinated Lender, and each Purchaser shall have entered into the Investors' Rights Agreement which shall be satisfactory in form and substance to the Purchasers and their special counsel.

          5.13 SIHI Fee Agreement. SIHI shall have entered into a Management Agreement with the Company in form and substance satisfactory to the Purchasers providing for deferral of the management fee under certain conditions as specified therein.

          5.14 Minimum Investment. The Purchasers shall purchase not less than 8,000,000 Series A Shares, 750,000 Series B Shares, 1,218,750 Class A Common Shares and $5,000,000 principal amount of Junior Notes at the Closing, for an aggregate purchase price equal to not less than $13,750,000.

          5.15 Reliance Certificates. Sam Scott shall have executed and delivered to the Purchasers a certificate in the form attached as Exhibit H hereto, certifying that he has reviewed the representations and warranties contained in Section 7 of the Purchase Agreement and that, to the best of his knowledge, such representations and warranties are true, correct and complete. Gary Brost shall have executed and delivered to the Purchasers a certificate in the form of Exhibit I, certifying that he has reviewed the representations and warranties contained in Section 3 of this Agreement and that, to the best of his knowledge, such representations and warranties are true, correct and complete.

          5.16 Acquisition. The Company shall have consummated the Acquisition as contemplated by the Purchase Agreement and the merger of Acquisition Co. with and into GMH shall have occurred.

          5.17 Financing. The terms and conditions for the financing of the Company, including the credit facilities being provided by First Source Financial LLP ("First Source") pursuant to the Senior Loan Agreement, and related documents, and the Senior Subordinated Notes being purchased by the Senior Subordinated Lender pursuant to the Senior Subordinated Loan Instruments shall be acceptable to Purchasers. Concurrently with the Closing, the Company shall have borrowed or have available for borrowing (a) from First Source, as a term loan, the principal amount of $20,000,000 pursuant to the Senior Loan Agreement; and an additional $6,000,000 principal amount as a revolving credit facility and (b) from the Senior Subordinated Lender, $15,000,000 pursuant to the Senior Subordinated Loan Instruments (collectively, the "Senior Debt"). A complete and correct copy of each of the Senior Loan Agreement, such security agreements and the Senior Subordinated Loan Instruments shall have been delivered to Purchasers, together with evidence satisfactory to Purchasers of such borrowings under the Senior Loan Agreement and the Senior Subordinated Loan Instruments, and no other agreements or instruments shall exist relating to the terms of such borrowings.

          5.18 Legal and Investigative Fees. At the Closing, the Company will pay (a) the legal fees and out-of-pocket expenses of Finn Dixon & Herling, special counsel to Purchasers, with respect to this Agreement and the transactions contemplated hereby, and (b) Purchaser's reasonable out-of-pocket expenses for due diligence with respect to this Agreement and the transactions contemplated hereby.

          5.19 Capitalization. The capitalization of the Company shall be acceptable to Purchasers, including the Company providing the Purchasers with evidence satisfactory to the Purchasers that (i) Bulldog and other investors have invested at least $1,400,000 in cash equity in the Company and (ii) at least $650,000 of such $1,400,000 has been invested directly by principals and employees of Strategic Investments & Holdings, Inc. ("SIHI") and the children of Ross Kenzie (but in no event shall more than $150,000 of such $650,000 be invested by the children of Ross Kenzie). The capitalization of Bulldog (including all documents relating thereto (the "Bulldog Documents"), true, correct and complete copies of which shall have been delivered to the Purchasers) shall be acceptable to the Purchasers.

          5.20 No Adverse Change. No event or condition of any character shall have occurred that has a reasonable possibility of having a Material Adverse Effect.

          5.21 Related Party Transactions. Arrangements satisfactory to the Purchasers shall have been executed between (i) the Company and M/H Retail Inc. and (ii) the Company and Hi-Tech Properties, Inc., and (iii) the Company and any other Affiliate of the Company which provides services to the Company, whereby any material profit derived from such relationships shall be derived by the Company and the duration and scope of such arrangements are satisfactory to the Purchasers.

          5.22 Amendment to Purchase Agreement. An amendment in form and substance satisfactory to the Purchasers shall have been executed by the parties to the Purchase Agreement.

          5.23 Subordination Agreement. The Subordination Agreement between First Source, Equitable, the Company, GMH and SIHI (the "Subordination Agreement") shall have been executed and delivered by the parties thereto, and shall be in form and substance satisfactory to the Purchasers.

          5.24 Satisfaction of Obligation. All of the obligations of the GMH Companies or the Acquired Entities shown on Section 3.11 of the Disclosure Schedule as obligations that are required or intended to be satisfied on or prior to the Closing Date shall have been satisfied in full and all liens securing any of such obligations shall have been released.


                                   SECTION 6

                     CONDITIONS TO CLOSING OF THE COMPANY

          The Company's obligation to sell and issue any Securities and GMH's obligation to issue and sell any Junior Notes, at the Closing is, at the option of the Company, subject to the fulfillment on or prior to the Closing Date of the following conditions:

          6.1 Representations and Warranties. The representations and warranties made by each Purchaser in Section 4 of this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing Date.

          6.2 Blue Sky Law. The GMH Companies shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of the Securities at the Closing.

          6.3 Minimum Investment. The Purchasers shall purchase not less than 8,000,000 Series A Shares, 750,000 Series B Shares, 1,218,750 Class A Common Shares and $5,000,000 principal amount of Junior Notes at the Closing, for an aggregate purchase price equal to not less than $13,750,000.


                                   SECTION 7

                        COVENANTS OF THE GMH COMPANIES

          7.1 Use of Proceeds. The proceeds of the issuance of the Securities and the Junior Notes to the Purchasers shall be used solely for the purposes of consummating the Acquisition contemplated by the Stock Purchase Agreement and the payment of related fees and expenses. In the event that the Company or GMH diverts any of such financing proceeds for any other use without the Purchasers' prior written consent, the Purchasers shall have the right to rescind the purchase contemplated hereby and receive immediate repayment of the amounts paid hereunder in respect of the Securities and the Junior Notes, plus accrued and unpaid dividends and interest, as the case may be. Within 90 days after the date hereof, each of the Company and GMH will deliver a certificate signed by an appropriate officer, to the Purchasers confirming that the proceeds of the sale of the Securities and the Junior Notes hereunder have not been used in violation of the Small Business Investment Act of 1958, as amended, or the regulations promulgated thereunder. In addition, the Company and GMH shall provide the Purchasers with all such information (including officer's certificates) which the Purchasers may reasonably request in order for

Purchasers to conduct a post-closing review to assure that such proceeds were used for the intended purpose as required by 107.305 of Title 13 of the Code of Federal Regulations.

          7.2 Payment of Principal and Interest. GMH shall duly and punctually pay the principal and interest on the Junior Notes.

          7.3 Prompt Payment of Taxes. (a) The GMH Companies shall pay when due all FICA taxes and withheld federal, state and/or city income taxes for which the GMH Companies are obligated, and notify the Purchasers promptly in the event of its failure to make any such payments when due.

               (b) The GMH Companies shall pay all other taxes, levies, assessments, liens, claims of lien(s) which if unpaid would result in a lien, and other governmental charges to which the GMH Companies or any of their property is or shall be subject, before such charges become delinquent, except that no such charge need be paid so long as its validity or amount is being contested in good faith by appropriate proceedings and the GMH Companies shall have established such reserve with respect thereto as shall be required by generally accepted accounting principles, and the adequacy of such reserve shall be supported by the opinion of an independent certified public accountants of the GMH Companies. Notwithstanding the foregoing, any such tax, assessment, charge or levy shall be paid forthwith (under protest) upon the commencement of proceedings to foreclose any liens securing the same or upon institution of distraint proceedings.

          7.4 Maintenance of Properties and Leases. Each of GMH Companies will keep, or cause to be kept, its properties and those of its Subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and shall from time to time make all needed repairs and replacements thereto; and the GMH Companies will at all times comply with each provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision would reasonably be expected to have a Material Adverse Effect.

          7.5 Insurance. The GMH Companies will (a) maintain such insurance as may be required by law, or by the Senior Loan Agreement or otherwise reasonably required by the Purchasers, all to such extent and against such hazards and liabilities, as is customarily maintained by prudent companies similarly situated, and (b) maintain a sufficient amount of insurance so that neither it nor the Purchasers will be considered a co-insurer or co-insurers.

          7.6 Accounts and Records. The GMH Companies will keep true records and books of account in which full, true and correct entries will be made of all dealing or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis. The GMH Companies will employ certified public accountants selected by the Board of Directors and have annual reviews made by such independent public accountants in the course of which such accountants shall make such examinations, in accordance with the standards established by the American Institute of Certified Public Accountants.


          7.7 Compliance with Requirements of Governmental Authorities. The GMH Companies will not violate any law, ordinance or governmental rule or regulation to which they are subject, nor fail to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would reasonably be expected to have a Material Adverse Effect.

          7.8 Maintenance of Corporate Existence, etc. The GMH Companies shall maintain in full force and effect their respective corporate existences, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by them and deemed by the GMH Companies to be necessary for the conduct of their business.

          7.9 Full Time Employment. The GMH Companies shall enter into such agreements as will require each of Sam Scott, Greg Scott and Drew Scott to devote his entire working time to the business affairs of the GMH Companies for a term of five years.

          7.10 Senior Debt. The GMH Companies will not extend or permit the extension of the time for payment in full of the Senior Debt or any replacement thereof beyond December 1, 2003, unless the terms of such extension or replacement (a) permit payment in full at its maturity, without deferral, of the Junior Notes, and (b) permit, pursuant to the Investors' Rights Agreement, repurchase of the Class A Common Shares, pursuant to the terms of that agreement without restriction; provided there exists at the time of redemption or payment no event of default under the Senior Loan Agreement or any replacement thereof. The Company and GMH will not enter into any amendment or modification of the Senior Loan Agreement or the Senior Subordinated Loan Instruments except as permitted by the terms of the Subordination Agreement.

          7.11 Restrictions on Dividends and Distributions. Until the entire principal amount of the Junior Notes shall have been paid in full, without the consent of the holders of sixty six and 2/3 percent (66-2/3%) of the aggregate principal amount of the Junior Notes then outstanding, neither the Company nor GMH will declare or pay any dividend on, or make any sinking fund payment, redemption or repurchase with respect to, any shares of any class of its capital stock, except (i) dividends in respect of the Series A Shares (but only if there does not exist any accrued and unpaid interest (whether or not earned) on the Junior Notes); (ii) the Company's purchase obligations with respect to the Purchasers set forth in the Investor's Rights Agreement; (iii) dividends from GMH to the Company from time to time for the payment of its portion of the aggregate federal and state income tax liabilities (including estimated tax liabilities) of the affiliated group filing consolidated returns of which the Company is the common parent and GMH is a member for any taxable year, provided that such payments shall not exceed with respect to any year the federal and state income tax liabilities of GMH for such year determined as if GMH was not a member of such affiliated group filing consolidated returns but rather as if GMH filed its returns on a separate company basis for such year and all prior years; and (iv) dividends by GMH to the Company to fund dividends and other distributions permitted by clauses (i) through (iii).

          7.12 Certain Restrictions. Without the prior written consent of the holders of sixty-six and 2/3 percent (66-2/3%) of the aggregate principal amount of the Junior Notes then outstanding, neither the Company nor GMH (a) will sell, lease or otherwise dispose of or transfer a material portion of its or any Subsidiary's assets (excluding sales of inventory in the ordinary course of business); (b) will sell or otherwise dispose of any equity interest in any Subsidiary; (c) will become a party to (or permit any Subsidiary to become a party to) any merger, consolidation, reorganization, acquisition of another company or commitment to take any such action, provided that a wholly-owned Subsidiary of the Company may be merged with or into another subsidiary of the Company or with or into the Company.

          7.13 Transactions with Affiliates. Except for transactions entered into in connection with the Acquisition which have been disclosed to the Purchasers, without the prior written consent of the holders of sixty-six and 2/3 percent (66-2/3%) of the aggregate principal amount of the Junior Notes, the Company and GMH shall not enter into any transaction or agreement, including but not limited to, a loan, lease, royalty, purchase or sale agreement, directly or indirectly with or which will benefit any officer, director, or holder of any class of the Company's stock or any family member or relative of such officer, director, or shareholder or any corporation or other entity or person which directly or indirectly controls, is controlled by or is under common control with such officer, director, or stockholder or family member or relative of such officer, director, or stockholder unless such transaction is done on terms which are arm's length to the GMH Companies or does not involve amounts in excess of $25,000.

          7.14 Limitation on Indebtedness. Without the prior written consent of the holders of sixty-six and 2/3 percent (66-2/3%) of the aggregate principal amount of the Junior Notes, the GMH Companies shall not incur any indebtedness for borrowed money, other than the Senior Indebtedness (as defined in the Subordination Agreement) which is not junior in terms of payment to the Junior Notes.

          7.15 Additional Covenants. The Company hereby covenants and agrees, so long as any Purchaser owns any Securities or Junior Notes, as follows:

               7.15.1 Financial Information. The Company shall furnish the following reports to each Purchaser:

                    (i) as soon as practicable after the end of each fiscal quarter (except the fourth quarter), and in any event within 45 days thereafter, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, in each case prepared, to the extent consolidation is required under generally accepted accounting principles applied on a consistent basis, on a consolidated and a consolidating basis for the Company, GMH and any subsidiaries hereafter existing; within 30 days after the end of each month, an unaudited monthly income statement, statement of cash flows and balance sheet, in each case prepared, to the extent consolidation is required under generally accepted accounting principles applied on a consistent basis, on a consolidated and a consolidating basis for the Company, GMH and any subsidiaries hereafter existing, subject to normal, non-recurring year-end adjustments; and an annual budget (including projected monthly consolidated and consolidating income statements, balance sheets and statements of cash flow) at least 15 days prior to the beginning of each fiscal year. The monthly financial statements shall include comparisons to the then applicable annual budget and summaries of financial plans of the Company, GMH and any Subsidiaries.

                    (ii) as soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter, an income statement and statement of cash flows for such fiscal year, a balance sheet of the Company, GMH and their subsidiaries prepared on a consolidated basis as of the end of such fiscal year, and a statement of changes in financial condition for such fiscal year, all certified by independent public accountants of recognized national standing selected by the Company.

                    (iii) as soon as available, but in any event: (i) within 30 days after the beginning of each fiscal year of the GMH Companies, a copy of the plan and forecast (including a projected closing balance sheets, income statements and funds flow statements) of the GMH Companies for such fiscal year; and (ii) within 30 days after the end of the second fiscal quarter of the GMH Companies in each fiscal year, an update of each plan and forecast delivered with respect to the fiscal year in which such fiscal quarter occurs, to the extent there are any material changes in such plan resulting from actual and then anticipated results and forecasts.

                    (iv) Promptly upon the filing or making thereof, copies of each filing and report made by the GMH Companies with or to any securities exchange or to the Securities and Exchange Commission and of each written communication from the GMH Companies to its shareholders generally.

                    (v) as and when provided to the Senior Subordinated Lender, any reports furnished to the Senior Subordinated Lender.

                    All financial statements provided for above shall be
               prepared in accordance with general accepted accounting principles, applied on a consistent basis (except that such unaudited financial statements may be prepared without footnotes and will be subject to normal, non-recurring year-end audit adjustments).

               7.15.2  Additional Information and Rights.

                       (a) The GMH Companies will permit any Purchaser, so long
               as such Purchaser owns at least 800,000 Series A Shares, or 75,000 Series B Shares, or 120,000 shares of Class C Common Shares or any combination thereof, to visit and inspect any of the properties of the GMH Companies, including its books of account and other records (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with the officers and its independent public accountants of GMH Companies, all at such reasonable times as such person may reasonably request.

                       (b) Each Purchaser shall have the right to consult with
               the officers of the GMH Companies as to the management of the GMH Companies.

                       (c)  The provisions of Section 7.15.1 hereof and this
               Section 7.15.2 shall not be in limitation of any rights which any Purchaser may have with respect to the books and records of the GMH Companies and any Subsidiary, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

                       (d) The GMH Companies shall allow an agent or representative of each Purchaser which does not have a representative serving as a member of the Company's Board of Directors or their respective designees to attend in a non-voting capacity any and all meetings of the Board of Directors of the GMH Companies and shall receive copies of any written consents distributed in lieu of any meeting, and shall receive any and all information provided to the members of the Board of Directors in connection with any of the foregoing.

               7.15.3 Termination of Financial Information Rights. The obligation of the GMH Companies to deliver information under Section 7.15.1(i) and (ii) hereof and the rights of those Purchasers entitled to the benefits of Section 7.15.2 hereof shall terminate and shall be of no further force or effect upon the closing of the Company's initial public offering of Common Stock. Thereafter, the Company shall deliver to each Purchaser, and its assignees or transferees, such financial information as the Company from time to time provides to holders of its registered Common Stock as well as any information provided for in Section 7.15.2, to the extent applicable.

               7.15.4 Key Person Life Insurance. The GMH Companies shall, within 90 days after the date hereof, use their respective best efforts to obtain from financially sound and reputable insurers term life insurance on the life of Sam Scott, and in such amounts, as the Board of Directors shall determine. Any such term life insurance policy (i) shall name the GMH Companies as loss payees, and (ii) shall not be cancelable by the GMH Companies without prior written approval of holders of not less than fifty one percent (51%) of the then outstanding Series A Shares.

               7.15.5 Employee and Other Stock Arrangements. Except with respect to issuances set forth in Section 3.5 of the Disclosure Schedule, the GMH Companies shall not, without the approval of the Board of Directors and the holders of not less than sixty six and 2/3 percent (66-2/3%) of the then outstanding Series A Shares, issue any of its capital stock, or grant an option or rights to subscribe for, purchase or acquire any of its capital stock, to any employee, consultant, officer or director of the GMH Companies or a Subsidiary.

               7.15.6 Stock Fully Paid; Reservation of Shares. The Company covenants and agrees that all Class C Common Stock that may be issued upon the conversion of the Series B Shares will, upon issuance in accordance with the terms of the Restated Certificate, be fully paid and nonassessable, and that the issuance thereof shall not give rise to any preemptive rights on the part of any person, other than the rights created under the Stockholders Agreement. The Company further covenants and agrees that the Company will at all times have authorized and reserved a sufficient number of shares of its Class C Common Stock for issuance upon conversion of the Series B Shares and will increase the authorized number of shares of Class C Common Stock, if at any time the number of shares of Class C Common Stock authorized and unissued shall be insufficient to permit the conversion of Series B Shares.

               7.15.7 Replacement of Certificates Representing Preferred Shares. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Series A Shares, Series B Shares, Class A Common Stock, or Class C Common Stock, as the case may be, and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company if required by the Board of Directors, or, in the case of any such mutilation, upon surrender and cancellation of the certificates representing

          Series A Shares, Series B Shares, Class A Common Stock, or Class C Common Stock, as the case may be, the Company will issue new certificates representing Series A Shares, Series B Shares, Class A Common Stock, or Class C Common Stock, as the case may be, in lieu of such lost, stolen, destroyed or mutilated certificates representing Series A Shares, Series B Shares, Class A Common Stock, as the case may be.


                                  SECTION 8

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION


          8.1 Survival of Representations and Warranties. The representations and warranties of the GMH Companies shall survive the Closing for a period of two years (provided that the representations and warranties of the GMH Companies contained in Sections 3.2, 3.3, 3.5, 3.6 and 3.25 shall survive for the period of the applicable statute of limitations) and the representations and warranties of the Purchasers made herein shall survive the Closing for the period of the applicable statute of limitations and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchasers and their respective representatives and agents. The covenants of the parties herein shall survive the Closing. All statements contained herein or in any certificate, schedule or other writing delivered in connection with the transactions contemplated hereby shall be deemed representations and warranties of the respective parties making them.

          8.2 Indemnification by the Company. The GMH Companies hereby jointly and severally agree to indemnify and hold each of the Purchasers harmless from or against, for and in respect of any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, or expenses suffered, sustained, incurred or required to be paid by any Purchaser arising out of or in connection with or as a result of the breach by either GMH Company of any representation, warranty, covenant or agreement made by it contained in this Agreement, notice of which breach is given to the GMH Companies prior to the expiration of the applicable survival period set forth in
Section 8.1 above. In addition, the GMH Companies hereby jointly and severally agree to indemnify and hold each Purchaser harmless from or against, for and in respect of all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, interest and penalties) incurred by any Purchaser in connection with any action, suit, proceeding, demand, claim, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

          8.3 Indemnification by the Purchasers. Each of the Purchasers (other than the State of Michigan) hereby severally agrees to indemnify and hold the GMH Companies harmless from or against, for and in respect of any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, or expenses suffered, sustained, incurred or required to be paid by the GMH Companies arising out of or in connection with or as a result of the breach by such Purchaser of any representation, warranty, covenant or agreement made by it contained in this Agreement. In addition, each of the Purchasers (other than the State of Michigan) hereby severally agrees to indemnify and hold the GMH Companies harmless from or against, for an in respect of all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, interest and penalties) incurred by the GMH Companies in connection with any action, suit, proceeding, demand, claim, assessment or judgment incident to any of the matters indemnified against in this Section 8.3.

                                   SECTION 9

                              GENERAL PROVISIONS

          9.1 Governing Law. This Agreement shall be governed by, and construed according to the laws of the State of Delaware.

          9.2 Successors and Assigns; Third Party Beneficiaries. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors (including successor trustees, in the case of a trustee), permitted assigns, heirs, executors, and administrators of the parties hereto and the provisions of Section 8 shall inure to the benefit of each party entitled to indemnification hereunder, including each indemnified party.

          9.3 Entire Agreement; Amendment and Waiver. This Agreement and the Ancillary Agreements constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended, and the observance of any term hereof may be waived (either generally or in a particular instance) only with the written consent of Purchasers representing sixty six and 2/3 percent (66-2/3%) of the Class A Common Shares held by the Purchasers at the time of the occurrence of such waiver or amendment and the written consent of the Company. Any amendment or waiver effected in accordance with this Section 10.3 shall be binding upon each of the parties hereto.

          9.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be (i) mailed by registered or certified mail, postage prepaid, (ii) delivered by reliable overnight courier service, or (iii) otherwise delivered by hand or by messenger, addressed (A) if to a Purchaser, to such Purchaser's address set forth on the Schedule of Purchasers, or at such other address as such Purchaser shall have furnished to the Company in writing, with a copy to Finn Dixon & Herling, One Landmark Square, Stamford, Connecticut 06901, Attention: Michael J. Herling, Esq., telecopier no. (203) 348-5777, or (B) if to a GMH Company to P.O. Box 1449, 2255 Industrial Blvd.,Waycross, Georgia 31502-1449, telecopier no. (912)285-1397 or at such other address as the Company shall have furnished to the Purchasers, and to SIHI, Cyclorama Building, 369 Franklin Street, Buffalo, New York 14202,
Attention: Gary M. Brost, with a copy to Nixon, Hargrave, Devans & Doyle LLP, 1600 Main Place Tower, Buffalo, New York, 14202-3716, Attention: Charles P. Jacobs, Esq., telecopier no. (716) 853-8109.

          9.5 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must begin writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

          9.6 References. Unless the context otherwise requires, any reference to a "Section" refers to a section of this Agreement. Any reference to "this Section" refers to the whole number section in which such reference is contained.

          9.7 Severability. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The court in its discretion may substitute for the excluded provision an enforceable provision which in economic substance reasonably approximates the excluded provision.

          9.8 Fees and Expenses. The Company shall pay the reasonable fees and disbursements of the law firm of Finn Dixon & Herling, counsel for the Purchasers incurred in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements. In addition, the Company shall pay all expenses incurred by it in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the enforcement by the Purchasers of any of their respective rights and benefits arising hereunder or under any Ancillary Agreement against the Company, including, without limitation, reasonable fees and disbursements of one counsel for the Purchasers.

          9.9 Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

          9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.

          9.11 Remedies. The parties to this Agreement acknowledge and agree that a breach of any of the covenants of the Company or the Purchasers set forth in this Agreement may not be compensable by payment of money damages and, therefore, that the covenants of the foregoing parties set forth in this Agreement may be enforced in equity by a decree requiring specific performance.

          9.12 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise required:

               (i) "Affiliate" shall mean a person that, directly or indirectly, controls or is controlled by, or is under common control with, any Person.
               (ii) "Contracts" means and includes all written contracts, agreements, instruments, indentures, notes, bonds, leases, mortgages, deeds of trust, franchises, licenses, permits, commitments or arrangements or understandings.

               (iii) "Control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or by Contract or otherwise.

               (iv) "Merger Agreement' shall mean the Merger Agreement dated as of the Closing Date among Acquisition Co. and GMH.

               (v) "Merger Certificate" means, collectively, the (a) Certificate of Ownership and Merger with respect to the Merger, dated as of the effective date of the Merger and duly filed with the Secretary of State of Delaware on such date and (b) Articles of Merger with respect to the Merger, dated as of the effective date of the Merger and duly filed with the Secretary of State of Georgia on such date.

               (vi) "Merger Instruments" means, collectively, the Merger Agreement, the Merger Certificate and all other documents and instruments executed in connection with the Merger.

               (vii) "Person" means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity

               (viii) "Senior Lenders" means First Source Financial LLP, as Lender under the Senior Loan Agreement and any other "Lender" that may after the Closing Date become an assignee of First Source Financial LLP under the Senior Loan Agreement.

               (ix) "Senior Loan Agreement" means the Secured Credit Agreement, dated as of December 21, 1995, between GMH and First Source Financial LLP, as amended from time to time.

               (x) "Senior Subordinated Lender" means The Equitable Life Assurance Society of the United States, a New York insurance company.

               (xi) "Senior Subordinated Loan" means the loan in the original principal amount of $15,000,000 made by Senior Subordinated Lender to GMH pursuant to the Senior Subordinated Loan Instruments.

               (xii) "Senior Subordinated Loan Instruments" means the Senior Subordinated Note Agreement, Senior Subordinated Note and all other documents and instrument executed in connection with the Senior
Subordinated Loan.

               (xiii) "Senior Subordinated Note" means that certain Senior Note Due December 21, 2002 in the aggregate principal amount of $17,243,295 issued by Acquisition Co. to Senior Subordinated Lender pursuant to the Senior Subordinated Note Agreement.

               (xiv) "Senior Subordinated Note Agreement" means that certain Note and Warrant Purchase Agreement dated as of the Closing Date between GMH, the Company and Senior Subordinated Lender.

               (xv) "Subsidiary" shall mean any Person as to which the Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person.

           Executed effective as of the date first set forth above.

THE GMH COMPANIES:                 GMH HOLDINGS, INC.


                              By:   /s/ Gary M. Brost
                                 --------------------------------------
                                  Name:   Gary M. Brost
                                  Title:  President


                              GENERAL MANUFACTURED HOUSING, INC.


                              By:   /s/ Gary M. Brost
                                 --------------------------------------
                                  Name:   Gary M. Brost
                                  Title:  President


THE PURCHASERS:

                              RFE INVESTMENT PARTNERS V, L.P.

                              By:  RFE ASSOCIATES V, L.P.
                                   Its General Partner


                              By:   /s/ illegible
                                 --------------------------------------
                                    A General Partner


                              STERLING COMMERCIAL CAPITAL, INC.


                              By:   /s/ Harvey Rosenblatt
                                 --------------------------------------
                                    Harvey Rosenblatt
                                    Executive Vice President

                              State Treasurer of the State of Michigan,
                              Custodian of the Michigan Public School
                              Employees' Retirement System, State
                              Employees' Retirement System, Michigan State
                              Police Retirement System, and Michigan Judges Retirement System


                              By:   /s/ Paul E. Rice
                                 --------------------------------------
                                  Name:  Paul E. Rice
                                  Title: Administrator, Alternative Investments
                                         Division

                                 SCHEDULE A
                            SCHEDULE OF PURCHASERS

                                         No. of        No. of         No. of
                                        Series A      Series B        Class A        Total         Principal          Total
                                        Preferred     Preferred       Common       Securities      Amount of       Junior Note
                                         Shares        Shares         Shares        Purchase      Junior Notes      Purchase
Purchaser's Name and Address            Purchased     Purchased      Purchased       Price         Purchased          Price
RFE Investment Partners V, L.P.
36 Grove Street
New Canaan, CT 06840                    4,690,351       439,720        714,546     $5,130,071     $2,931,469.00     $2,931,469.00

State of Treasurer of the
State of Michigan, Custodian
430 West Allegan, 3rd Floor
Lansing, MI 48992                       3,076,922       288,462        468,750     $3,365,384     $1,923,076.50     $1,923,076.50

Sterling Commercial Capital, Inc.
175 Great Neck Road
Great Neck, NY 11021                      232,727        21,818         35,454     $  254,545     $  145,454.50     $  145,454.50
                                        ---------     ---------      ---------     ----------     -------------     -------------
     TOTAL                              8,000,000       750,000      1,218,750     $8,750,000     $5,000,000.00     $5,000,000.00

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                              GMH HOLDINGS, INC.


          Pursuant to the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware (the "G.C.L.") the undersigned, Gary M. Brost and James C. DelZoppo, the President and Assistant Secretary, respectively, of GMH HOLDINGS, INC., a corporation organized and existing in the State of Delaware (the "Corporation"), do hereby certify as follows:

          FIRST:  The name of the Corporation is GMH HOLDINGS, INC.

          SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State on November 20, 1995.

          THIRD: This Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation. This Restated Certificate of Incorporation amends the authorized capital stock of the Corporation and the relative rights and preferences thereof. The Corporation has not received any payment for any of its stock, and this Restated Certificate of Incorporation has been duly adopted by the Directors of the Corporation in accordance with the provisions of Sections 241 and 245 of the G.C.L.

          FOURTH: The capital of the Corporation will not be reduced under or by reason of the amendments to the Certificate of Incorporation effected hereby.

          FIFTH: The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

     FIRST:    The corporate name of the corporation (hereinafter called
the "Corporation") is GMH HOLDINGS, INC.

     SECOND:   The address of the registered office of the Corporation in the
State of Delaware is located at 32 Loockerman Square, Suite 400, County of Kent, City of Dover, State of Delaware 19901, and the name of the registered agent of this Corporation in the State of Delaware at such address is The Prentice-Hall Corporation/System, Inc.

     THIRD:    The purposes for which the Corporation is organized shall include the transaction of any or all lawful business for which corporations may be organized under the provisions of the General Corporation Law of the State of Delaware.

    FOURTH:   A.   The Corporation is authorized to issue four (4) classes of capital stock, to be designated, respectively, Preferred Stock ("Preferred Stock"), Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, "Common Stock"). The total number of shares of capital stock which the Corporation is authorized to issue is Seventeen Million, Four Hundred Sixty-Two Thousand, Five Hundred (17,462,500). The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Ten Million, One Hundred Fifty Thousand (10,150,000). The total number of shares of Class A Common Stock which the Corporation shall have the authority to issue is Four Million, Three Hundred Seventy-five Thousand (4,375,000). The total number of shares of Class B Common Stock which the Corporation shall have the authority to issue is Seven Hundred Eighty-Seven Thousand, Five Hundred (787,500). The total number of shares of Class C Common Stock which the Corporation shall have authority to issue is Two Million, One Hundred Fifty Thousand (2,150,000). The Preferred Stock shall have a par value of $.001 per share, the Class A Common Stock shall have a par value of $.001 per share, the Class B Common Stock shall have a par value of $.001 per share and the Class C Common Stock shall have a par value of $.001 per share.

               B. The Preferred Stock shall be divided into series. The first series shall consist of 8,000,000 shares and is designated "Series A Redeemable Preferred Stock" (the "Series A Preferred Stock"). The second series shall consist of 2,150,000 shares and is designated "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of all or any of the remaining shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A or Series B Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination as to the following:

               (a) The number of shares constituting that series and the distinctive designation of that series;

               (b) The dividend rate on the shares of that series, if any, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (h) Any other relative rights, preferences and limitations of that series.

               C. The following is a statement of the powers, designations, preferences, privileges, rights, qualifications, limitations and restrictions in respect to the Class A Common Stock, Class B Common Stock, Class C Common Stock, the Series A Preferred Stock and the Series B Preferred Stock of the
Corporation:

          1. Identical Rights of Class A, Class B and Class C Common Stock. Except as otherwise provided in this Article FOURTH, all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

          2.   Dividends; Other Distributions.

               (a) The holders of shares of the Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Series B Preferred Stock, Common Stock or other equity securities of the Corporation, at the annual rate of twelve cents ($0.12) per share (as adjusted for any combinations, consolidations or stock distributions or dividends with respect to such shares) payable, only if and to the extent there exist cumulative earnings sufficient to pay such dividend, quarterly in arrears on each March 31, June 30, September 30 and December 31 of each year commencing March 31, 1996. Such dividends shall accrue on each share from the date of filing this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Original Issue Date") and shall accrue from day to day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current quarterly dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the Series B Preferred Stock, the Common Stock or any other equity securities of the Corporation.

               (b) The holders of shares of Series B Preferred Stock shall not be entitled to receive dividends on such shares.

               (c) No dividends or distributions may be declared and paid upon shares of Common Stock in any fiscal year of the Corporation so long as any Series A Preferred Stock or Series B Preferred Stock remains outstanding. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of the Common Stock shall be entitled to share equally, share for share, in such dividends, except that if dividends are declared which are payable in shares of Common Stock, dividends shall be declared which are payable at the same rate on all classes of stock, but such dividends shall be payable only in shares of Class A Common Stock to holders of Class A Common Stock, shall be payable only in shares of Class B Common Stock to holders of Class B Common Stock and shall be payable only in shares of Class C Common Stock to holders of Class C Common Stock.

               (d) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined.

          3. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

               (a) The holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series B Preferred Stock or the Common Stock, by reason of their ownership of such stock, (i) the amount of $1.00 per share (the "Series A Original Cost") for each share of Series

          A Preferred Stock then held by them, adjusted for any combinations, consolidations, stock splits, or stock distributions or dividends with respect to such shares, plus (ii) an amount equal to the accrued but unpaid dividends whether or not earned or declared, on such share of Series A Preferred Stock (such sum being referred to herein as the "Series A Liquidation Value"). The assets and funds thus distributed among the holders of the Series A Preferred Stock shall be distributed among the holders of the Series A Preferred Stock in proportion to the full Series A Liquidation Value each such holder is otherwise entitled to receive in accordance with the preceding sentence.

               (b) If, upon the completion of the distributions contemplated by Section C.3(a) of this Article FOURTH, assets and funds remain available for distribution by the Corporation, the holders of the Series B Preferred Stock and Class C Common Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Class A and Class B Common Stock, by reason of their ownership of such stock, (i) the amount of $1.00 per share (the "Series B and Class C Liquidation Value") for each share of Series B Preferred Stock and Class C Common Stock then held by them, adjusted for any combinations, consolidations, stock splits, or stock distributions or dividends with respect to such shares. The assets and funds thus distributed among the holders of the Series B Preferred Stock and Class C Common Stock shall be distributed among the holders of the Series B Preferred Stock and Class C Common Stock in proportion to the full Series B and Class C Liquidation Value each such holder is otherwise entitled to receive in accordance with the preceding sentence.

               (c) If, upon the completion of the distributions contemplated by Sections C.3(a) and (b) of this Article FOURTH, assets and funds remain available for distribution by the Corporation, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Series B Preferred Stock and the Common Stock in proportion to the number of shares of the Series B Preferred Stock and of the Common Stock then held by them such that each share of Series B Preferred Stock and each share of Common Stock shall be entitled to a ratable distribution of such assets and funds.

               (d) For purposes of this Section C.3, unless otherwise approved by the holders of at least 66-2/3% of the then outstanding Series A Preferred Stock voting as a class, (i) any acquisition of the Corporation by means of merger of the Corporation with or into any other corporation or other entity or person or other form of corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such merger or reorganization (other than a mere reincorporation transaction) or a transaction in which the Corporation is the surviving entity but the shares of the Corporation's capital stock outstanding immediately prior to the transaction are exchanged or converted by virtue of the transaction into other property, whether in the form of securities, cash or otherwise, or (ii) a sale of all or substantially all of the assets of the Corporation shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock, the Series B Preferred Stock and the Class C Common Stock to receive at closing, in cash, securities or other property (valued as provided in Section C.3(e)) in amounts as specified in Sections C.3(a) and (b) of this Article FOURTH.

               (e) Whenever the distribution provided for in this Section C.3 shall be payable in securities or property other than cash, the "fair value" of the assets or property to be distributed in such event shall be determined in good faith by the Board of Directors of the Corporation.

          4.   Voting Rights.

               (a) General Voting Rights. Except as otherwise provided herein and in Section C.7 of this Article FOURTH, and except as otherwise required by law, (i) the holder of each share of Class A Common Stock and Class C Common Stock issued and outstanding shall have one vote per share, and (ii) the holder of each share of Series B Preferred Stock shall be entitled to the number of votes as is equal to the number of shares of Class C Common Stock into which such holder's shares of Series B Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Class C Common Stock (except as otherwise expressly required by law), such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Except as expressly provided herein, the Class B Common Stock and the Series A Preferred Stock shall be non-voting. Holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of the Corporation. Fractional votes by the holders of Series B Preferred Stock, as the case may be, shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest lower whole number.

               (b) Special Voting Rights. No amendment to, or modification or waiver of, any provision of this Certificate of Incorporation or the By-Laws of the Corporation that (i) alters or changes the powers, preferences or rights of the shares of Class B Common Stock or (ii) modifies the provisions of Section C.5(b)(iii) of this Article FOURTH as to shares of Class A Common Stock shall be effective without the vote as a separate class of the holders of at least 66-2/3% of the shares of the Class B Common Stock.

               (c) Meeting Procedures. At every meeting of the holders of the Class A and Class C Common Stock, such holders shall vote together as a class. At every meeting of the holders of the Class A, Class B and Class C Common Stock at which the holders of Class B Common Stock are entitled to vote on any matter, such holders shall, except as otherwise provided in subdivision (b), vote together as a single class.

               (d) Board Voting Matters. The Board of Directors shall consist of seven (7) members. The holders of Series A Preferred Stock, as a class, shall be entitled to elect two (2) members of the Board of Directors. The holders of the Series B Preferred Stock and Class C Common Stock, voting together as a class, shall be entitled to elect four (4) members of the Board of Directors. The holders of the Class A Common Stock as a class, shall be entitled to elect the remaining member of the Board of Directors.

               (e) Board Vacancy Procedures. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series A Preferred Stock, Series B Preferred Stock and/or Class C Common Stock and Class A Common Stock, as the case may be, pursuant to Section C.4(d) of this Article FOURTH, the Corporation shall, promptly, but in any event within five (5) days after the creation of such vacancy, call a special meeting of stockholders for the purpose of filling any vacancy created in the Board, in accordance with the By-Laws of the Corporation. The Corporation shall immediately thereafter give the stockholders of the Corporation notice of such special meeting. At such special meeting, the stockholders entitled to elect the director(s) as to which the vacancy relates shall be entitled to elect a director to fill each such vacancy for the unexpired term of such Board seat, and such director or directors shall serve until the next annual meeting of stockholders or until his successor or successors shall have been duly elected and shall qualify. Any director who shall have been elected by the holders of the Series A Preferred Stock, Series B Preferred Stock and/or Class C Common Stock or Class A Common Stock, as the case may be, or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock and/or Class C Common Stock or Class A Common Stock, as the case may be, that elected such director.

               (f) So long as any shares of the Series A Preferred Stock remain outstanding, in the event of (i) a failure of the Corporation to redeem shares of Series A Preferred Stock as required pursuant to Section C.6 of this Article FOURTH; (ii) a failure of the Corporation to pay dividends on the Series A Preferred Stock as provided in Section C.2 of this Article FOURTH and such failure continues such that the Corporation shall have accrued and unpaid dividends in respect of the Series A Preferred Stock in excess of $2,500,000; or
          (iii) the Corporation or any subsidiary of the Corporation shall default in the payment of any of the Corporation's (or such subsidiary's) indebtedness for borrowed money (including capitalized leases) in an amount in excess of $10,000, and such default shall continue unwaived or uncured for a period of 180 days or more (the "Events of Default"), then the holders of the Series A Preferred Stock, as a class, shall (immediately upon the giving of written notice to the Corporation by the holders of a majority of the then outstanding shares of Series A Preferred Stock) be entitled to elect the smallest number of directors that shall constitute a majority of the authorized number of directors of the Corporation, and the holders of the Class A Common Stock, Class C Common Stock and Series B Preferred Stock, as a class, voting together as a single class, shall be entitled to elect the remaining members of the Board of Directors in accordance with the procedures set forth in Section C.4(g). Upon the election by the holders of the Series A Preferred Stock, as a class, of the directors they are entitled to elect as provided in the immediately preceding sentence, the terms of office of all persons who were theretofore directors of the Corporation shall forthwith terminate, whether or not the holders of the Class A Common Stock, Class C Common Stock and Series B Preferred Stock, voting together as a single class, shall then have elected the remaining directors of the Corporation. If, after the election of a new Board of Directors pursuant to this Section C.4(f), the Events of Default are cured (which for purposes of clause (ii) of this subparagraph (f) shall mean that accrued and unpaid dividends on the Series A Preferred Stock in excess of $500,000 shall have been paid to the holders thereof and for purposes of clause (iii) of this subparagraph (f) shall mean that no default in the payment of any of the Corporation's (or such subsidiary's) indebtedness for borrowed money shall exist), then the holders of the Series A Preferred Stock shall be divested of the special voting rights specified in this section, and the voting procedures set forth in Section C.4(d) of this Article FOURTH shall immediately, without any further action, apply. However, the special voting rights of this section shall again accrue to the holders of the shares of the Series A Preferred Stock, as a class, in case of any later occurrence of an Event of Default. Upon the termination of any such special voting rights as hereinabove provided, the Board of Directors shall promptly call a special meeting of the stockholders at which all directors will be elected in accordance with the provisions of Section C.4(d) of this Article FOURTH, and the terms of office of all persons who are then directors of the Corporation shall terminate immediately upon the election of their successors.

               (g) Whenever under the provisions of Section C.4(f) hereof, the right shall have accrued to the holders of the Series A Preferred Stock, as a class, to elect a majority of the Corporation's directors, the Board of Directors shall, within ten (10) days after delivery to the Corporation at its principal office of a request to such effect by the holders of a majority of the then outstanding shares of the Series A Preferred Stock, call a special meeting of the stockholders for the election of directors, to be held upon not less than ten (10) nor more than twenty (20) days' notice to such holders. If such notice of meeting is not given within the ten (10) days required above, the holders of Series A Preferred Stock requesting such meeting may also call such meeting and for such purposes shall have access to the stock books and records of the Corporation. At any meeting so called or at any other meeting held for the election of directors while the holders of shares of Series A Preferred Stock shall have the voting power provided in Section C.4(f), the holders of a majority of the shares of Series A Preferred Stock present in person or by proxy or voting by written consent, shall be sufficient to constitute a quorum for the election of directors as herein provided. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of Series A Preferred Stock pursuant to Section C.4(f), the remaining directors so elected by that class may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one) elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant, provided that if there are no remaining directors so elected by that class, the vacancies may be filled by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Any directors who shall have been elected by the holders of Series A Preferred Stock or by any directors so elected as provided in the next preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the Series A Preferred Stock who elected such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of Series A Preferred Stock represented at such meeting or pursuant to such written consent.

          5.   Conversion.

               (a) The holders of the Series B Preferred Stock and Class C Common Stock shall have conversion rights as follows:

               (i) Right to Convert. (A) Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Class C Common Stock as is determined by dividing the initial Series B Conversion Price by the Series B Conversion Price then in effect. The "initial Series B Conversion Price" for the Series B Preferred Stock shall be $1.00. The initial Series B Conversion Price shall be subject to adjustment as hereinafter provided. No amount shall be payable by a shareholder in respect of the conversion of any share of Series B Preferred Stock.

               (ii)  Automatic Conversion.

                     (A) Each share of Series B Preferred Stock shall be converted into one or more share(s) of Class A Common Stock at the then-effective Series B Conversion Price for such share of Series B Preferred Stock, at the option of the Corporation, immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of shares of the Corporation's Common Stock for the account of the Corporation and/or selling stockholders to the public at a price per share of not less than $5.00 per share (appropriately, adjusted for any recapitalization, stock split, reverse stock split, stock dividend or the like) and resulting in aggregate net proceeds to the Corporation (after deducting underwriters' discounts and expenses relating to the issuance, including fees of the Corporation's counsel) of not less than $10,000,000 (a "Qualified Offering") if and only if the holders of the Series B Preferred Stock are first paid their liquidation preference provided for in Section C.3(b) hereof.

                     (B) Each share of Class C Common Stock shall be converted into one share of Class A Common Stock, at the option of the Corporation, immediately upon the closing of a Qualified Offering if and only if the holders of the Class C Common Stock are first paid their liquidation preference provided for in Section C.3(b) hereof.

               (iii) Mechanics of Conversion. No fractional shares of Class A Common Stock or Class C Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Class A Common Stock or Class C Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Class A Common Stock or Class C Common Stock, the Corporation shall, in lieu of issuing any fractional shares to which the holder would be otherwise entitled, pay cash equal to the fair market value of such fractional share on the date of conversion, which fair market value shall be determined in good faith by the Board of Directors. Before any holder of Series B Preferred Stock shall convert into full shares of Class A Common Stock or Class C Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at the office of the Corporation or at such transfer agent's office to such holder of Series B Preferred Stock, (i) a certificate or certificates for the number of shares of Class A Common Stock or Class C Common Stock to which such holder shall be entitled as aforesaid, and (ii) cash or a check payable to the holder of such Series B Preferred Stock in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class A Common Stock or Class C Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Preferred Stock to be converted, or, in the case of a conversion at the option of the Corporation pursuant to Section C.5(a)(ii), immediately prior to the closing of the Qualified Offering, and the person or persons entitled to receive the Class A Common Stock or Class C Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock or Class C Common Stock on the date of such conversion. If the conversion is in connection with a Qualified Offering the conversion shall be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class A Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock, until immediately upon the closing of such sale of securities.

               (iv) Adjustments to Conversion Price for Certain Issues.

                    (A) Adjustments for Subdivisions, Combinations or Consolidation of Class A or Class C Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Class A Common Stock or Class C Common Stock payable in Class A Common Stock or Class C Common Stock or in any right to acquire Class A Common Stock or Class C Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Class A Common Stock or Class C Common Stock into a greater number of shares of Class A Common Stock or Class C Common Stock (by stock split, reclassification or otherwise than by a payment of a dividend in Class A Common Stock or Class C Common Stock or in any right to acquire Class A Common Stock or Class C Common Stock), or in the event the outstanding Class A Common Stock or Class C Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Class A Common Stock or Class C Common Stock, then the Series B Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Class A Common Stock or Class C Common Stock payable in any right to acquire Class A Common Stock or Class C Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Class A Common Stock or Class C Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Class A Common Stock or Class C Common Stock.

                    (B) Adjustments for Reclassification, Exchange and Substitution. If the Class A Common Stock or Class C Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series B Conversion Price then in effect for each share of the Series B Preferred Stock, shall, concurrently with the effectiveness of such reorganization, reclassification or other event, be proportionately adjusted such that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Class A Common Stock or Class C Common Stock which the holders would otherwise have been entitled to receive, that number of shares of such other class or classes of stock or other securities equivalent to the number of shares of Class A Common Stock or Class C Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

               (v) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section
          C.5 of this Article FOURTH and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

               (vi) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section C.5 of this Article FOURTH, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series B Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (x) such adjustments and readjustments, (y) the Series B Conversion Price at the time in effect, and (z) the number of shares of Class A Common Stock or Class C Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series B Preferred Stock.

               (vii) Notices of Record Date. In the event that the Corporation shall propose at any time:

                      (A) to declare any dividend or distribution upon its Class A Common Stock or Class C Common Stock, whether or not a regular cash dividend or a dividend payable in shares of Class A Common Stock or Class C Common Stock, and whether or not out of earnings or earned surplus;

                      (B) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                      (C) to effect any reclassification or recapitalization of its Class A Common Stock or Class C Common Stock outstanding involving a change in the Class A Common Stock or Class C Common Stock; or

                      (D) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up or to enter into any other transaction contemplated by Section C.3
               (d) (i) or (ii) ;

               then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock and Series B Preferred Stock:

                          (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Class A Common Stock or Class C Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (C) and (D) above; and

                          (2)  in the case of the matters referred to in (C) and
                    (D) above, in the event a record date is taken with respect to any such matter, at least 20 days' prior written notice of such record date or, if no such record date is taken, at least 20 days' prior written notice of the date when such matters shall take place (and specifying the date on which the holders of Class A Common Stock or Class C Common Stock shall be entitled to exchange their shares of Class A Common Stock or Class C Common Stock for securities or other property deliverable upon the occurrence of such event).

               Each such written notice shall be delivered personally or sent by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock and/or Series B Preferred Stock, as the case may be, at the address for each such holder as shown on the books of the Corporation.

               (viii) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Class A Common Stock on conversion of Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               (ix) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class C Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Class A Common Stock and Class C Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock or Class C Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock or Class C Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, utilizing its best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

               (b) The holders of Class A and Class B Common Stock shall have conversion rights as follows:

               (i) Mandatory Conversion of Class B Common Stock Upon Certain Transfers. Immediately upon the transfer of any shares of Class B Common Stock to any Person other than an Insurance Company Affiliate of the holder of such shares, such shares shall, automatically and without any action on the part of the holder thereof, be converted into the same number of shares of Class A Common Stock as the number of shares of Class B Common Stock so being transferred. Upon the surrender for registration of transfer of any certificates which prior to the transfer thereof represented shares of Class B Common Stock,
          (A) the Corporation shall issue one or more new certificates, in such denominations as may be requested, for the same aggregate number of shares of Class A Common Stock represented by the certificates so surrendered, and registered as the holder thereof may request, and (B) the rights of the holder of such shares of Class B Common Stock shall cease with respect to the number of shares so transferred and the person or persons in whose name or names the certificates for shares of Class A Common Stock are to be issued upon such transfer shall be deemed to have become the holders of record of the shares of Class A Common Stock represented thereby.

               (ii) Mandatory Conversion of Class B Common Stock upon Registration and Sale of Securities. Immediately upon the sale of shares of Common Stock pursuant to an effective registration statement filed under Section 5 of the Securities Act, each share of Class B Common Stock sold pursuant to such registration statement shall, automatically and without any action on the part of the holder thereof, be converted into a share of Class A Common Stock. Upon the surrender for registration of transfer of any certificate or certificates which prior to the registered sale thereof represented shares of Class B Common Stock, (A) the Corporation shall issue one or more new certificates, in such denominations as may be requested, for the same aggregate number of shares of Class A Common Stock represented by the certificates so surrendered, and registered as the purchaser of such shares of Class B Common Stock may request and (B) the rights of the holder of such shares of Class B Common Stock shall cease with respect to the number of shares so sold and the person or persons in whose name or names the certificates for share of Class A Common Stock are to be issued upon such sale shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.

               (iii) Mandatory Conversion of Class A Common Stock Upon Certain Transfers. Immediately upon the transfer of any shares of Class A Common Stock to any person who is a holder of Class B Common Stock, such shares of Class A Common Stock shall, automatically and without any action on the part of the holder thereof, be converted into the same number of shares of Class B Common Stock as the number of shares of Class A Common Stock so being transferred. Upon the surrender for registration of transfer of any certificates which prior to the transfer thereof represented shares of Class A Common Stock,
          (A) the Corporation shall issue one or more new certificates, in such denominations as may be requested, for the same aggregate number of shares of Class A Common Stock represented by the certificates so surrendered, and registered as the purchaser of such shares may request and (B) the rights of the holder of such shares of Class A Common Stock shall cease with respect to the number of shares so sold and the person or persons in whose name or names the certificates for shares of Class B Common Stock are to be issued upon such sale shall be deemed to have become the holder or holders of record of the shares of Class B Common Stock represented thereby.

               (iv) Reservation of Shares, Validity, etc. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, or its treasury shares, solely for the purpose of issue upon the conversion of the Class B Common Stock as provided in this Section C.5(b), such number of shares of Class A Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, or its treasury shares, solely for the purpose of issue upon the conversion of the Class A Common Stock as provided in this Section C.5(b), such number of shares Class B Common Stock as are then issuable upon the conversion of all outstanding shares of Class A Common Stock. The Corporation covenants that all shares of Class A Common Stock and Class B Common Stock which are issuable upon conversion shall, when issued, be duly and validly issued, fully paid and nonassessable and free of all liens and charges. The Corporation shall take all such action as may be necessary to assure that all such shares of Class A Common Stock or Class B Common Stock may be so issued without violation of any law or any regulation, rule or other requirement of any governmental authority applicable to the Corporation or any requirement of any securities exchange upon which shares of Class A Common Stock or Class B Common Stock may be listed. The Corporation shall not take any action which would affect the number of shares of Class A Common Stock or Class B Common Stock outstanding or issuable for any purposes unless immediately following such action the Corporation would have authorized but unissued shares of Class A Common Stock and Class B Common Stock, or treasury shares, not then reserved or required to be reserved for any purpose other than the purpose of issue upon conversion of Class B Common Stock or Class A Common Stock, as the case may be, sufficient to meet the reservation requirements of the first two sentences of this subdivision (v).

               (v) Registration and Listing. If any shares of Class A Common Stock or Class B Common Stock required to be reserved for purposes of conversion hereunder require, before such shares may be issued upon conversion, registration with or approval of any governmental authority under any federal or state law (other than any registration under the Securities Act or any state securities law required by reason of any transfer involved in such conversion), or listing on any domestic securities exchange, the Corporation shall, at its expense and as promptly as possible, use its best efforts to cause such shares to be duly registered or approved or listed, as the case may be.

               (vi) Charges. The issue of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock and certificates for shares of Class B Common Stock upon conversion of shares of Class A Common Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issue of shares of Class A Common Stock and or Class B Common Stock, as the case may be; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the Class B Common Stock converted or the holder of the Class A Common Stock converted, as the case may be.

               (vii) Definitions. As used in this Section C.5(b), the following terms shall have the following meanings:

                      Affiliate of a Person means another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person and shall include any portfolio or investment fund of which such Person is the sole investment advisor. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                      Insurance Company Affiliate of a Person means an Affiliate of such Person that is an insurance company subject to regulation as such under the insurance laws of the jurisdiction of its organization or in which it conducts business.

                      Person means an individual, a partnership, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization or a government or any department, agency or subdivision thereof.

          6.   Redemption.

               (a) The Corporation shall redeem, from any source of funds legally available therefor, all of the outstanding Series A Preferred Stock, on December 31, 2003 (the "Series A Redemption Date"). The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to the Series A Original Cost (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accumulated but unpaid dividends on such shares (the "Series A Redemption Price").

               (b) At least 15 but no more than 30 days prior to the Series A Redemption Date written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Series A Redemption Date, the Series A Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section C.6(c), on or after the Series A Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) From and after the Series A Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Series A Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Series A Redemption Date, but which it has not redeemed.

               (d) On or prior to the Series A Redemption Date, the Corporation shall deposit the Series A Redemption Price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Series A Redemption Price for such shares to their respective holders on or after the Series A Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to Section C.6(b) above. As of the Series A Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Series A Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Series A Redemption Price of the shares, without interest, upon surrender of their certificates therefor.

          7. Protective Provisions. In addition to any other rights provided by law, so long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than (a) 66.67% of such outstanding shares of Series A Preferred Stock with respect to clauses (ii), (iv), (vi),
(vii), (viii) and (ix) below and (b) 50.1%. of such outstanding shares of Series A Preferred Stock with respect to clauses (i), (iii), (v), (x), (xi) and (xii) below:

                    (i) pay or declare any dividend on the Corporation's Common Stock, Series B Preferred Stock or any other equity securities (including options or warrants) of the Corporation (other than the Series A Preferred Stock) or redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of the Corporation's Common Stock, Series B Preferred Stock or any other equity securities of the Corporation, or apply any of the Corporation's assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any of the Corporation's Common Stock, Series B Preferred Stock, or other equity securities of the Corporation, except for (x) redemptions of Series A Preferred Stock as provided in Section C.6 hereof, and (y) repurchases of Common Stock pursuant to that certain Investors' Rights Agreement dated as of the Original Issue Date among the Corporation, and the other parties thereto (the "Investors' Rights Agreement");

                    (ii) authorize, approve or consummate any transaction or
               series of transactions contemplated by Section C.3(d) of this Article FOURTH with respect to the Corporation or any subsidiary of the Corporation;

                    (iii) make any loan, advance or capital contribution to, or investment in, or permit or cause any subsidiary of the Corporation to make any loan, advance or capital contribution to, or investment in any of the officers, directors, employees, providers, consultants, agents or other representatives of the Corporation, other than (A) travel or salary advances in the ordinary course of business in a manner consistent with past practice, and (B) loans evidenced by promissory notes in connection with the purchase of Common Stock under employment or restrictive stock purchase agreements entered into by the Corporation or the Investors' Rights Agreement;

                    (iv) incur or assume or permit to exist or permit or cause any subsidiary of the Corporation to incur or assume or permit to exist any indebtedness for borrowed money (including capitalized leases) other than amounts owing under (A) that certain Secured Credit Agreement dated as of December 21, 1995 by and between General Manufactured Housing, Inc. ("Subsidiary") and First Source Financial LLP, (B) that certain Note and Warrant Purchase Agreement dated as of December 21, 1995 by and between the Corporation, Subsidiary and The Equitable Life Assurance Society of the United States and (C) that certain Securities Purchase Agreement dated as of December 21, 1995 between and among the Corporation, Subsidiary, RFE Investment Partners V L.P., Sterling Commercial Capital, Inc. and the State Treasurer of the State of Michigan, as Custodian in excess of $2,600,000 in the aggregate, or issue any debt securities or assume, guarantee, endorse (other than in the ordinary course of business consistent with past practice) or otherwise as an accommodation become responsible for, liabilities of any other person;

                    (v) purchase, hold or own, or permit or cause any subsidiary of the Corporation to purchase, hold or own any capital stock, evidence of indebtedness or other security of any subsidiary of the Corporation or other corporation, partnership, or other entity, unless such corporation, partnership or other entity is a wholly-owned subsidiary of the Corporation.

                    (vi) permit or cause the Corporation or any subsidiary of
              the Corporation to engage in any new line of business outside the construction, manufacture, assembling, purchasing and selling all types of manufactured buildings, structures and homes;

                    (vii) authorize or issue shares of any equity securities of the Corporation, including any preferred stock, options or warrants to purchase any such equity security;

                    (viii) amend or repeal any provision of, add any provision to, or waive any provision (including any of these protective provisions) of the Corporation's Certificate of Incorporation or By-laws, or alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A

              Preferred Stock or cause or permit any subsidiary of the Corporation to do the same;

                    (ix) make any acquisition of, or loan, advance or capital
              contribution to, or investment or permit any subsidiary of the Corporation to make any acquisition of, or loan, advance or capital contribution to, or investment in any business entity, which, individually or together with any related series of such transactions, exceeds $1,000,000;

                    (x) make or permit or cause any subsidiary of the Corporation to make any capital expenditures in any one fiscal year in excess of the sum of (A) $500,000 plus (B) the difference between $500,000 and any unexpended amounts from prior years;

                    (xi) enter into any contract or transaction with an
              affiliate of the Corporation (or cause or permit any subsidiary of the Corporation to do the same) that does not deal at arm's length with the Corporation or which exceeds $25,000 in amount; or

                    (xii) reclassify any shares of Common Stock or any other shares of the Corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock.

     In the event that the Corporation shall propose at any time to take any action specified in this Section C.7, then the Corporation shall send to the holders of the Series A preferred Stock at least 5 days prior written notice of the date on which the vote of the holders of the Series A Preferred Stock shall be taken with respect to such matter.

          8. Increasing Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.

          9.   No Reissuance of Series A Preferred Stock or Series B
Preferred Stock. No shares of Series A Preferred Stock or Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and any such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue; provided, however, that any such redeemed or purchased shares of Preferred Stock shall be eliminated from the shares which the Corporation shall be authorized to issue only upon the filing with the Secretary of State of the State of Delaware of a certificate of amendment of this Restated Certificate of Incorporation in compliance with the General Corporation Law of the State of Delaware.

     FIFTH:    No director of the Corporation shall be personally liable to the
Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the G.C.L. or (iv) for any transaction from which the director derived an improper personal benefit. If the G.C.L.is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the G.C.L. as so amended. The provisions of this Article FIFTH are not intended to, and shall not, limit, supersede or modify any other defense available to a Director under applicable law. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to the time of such repeal or modification.

    SIXTH: In accordance with the provisions of Section 103(d) of the G.C.L., the Restated Certificate of Incorporation set forth above shall become effective upon its filing date.

     IN WITNESS WHEREOF, the President of the Corporation has executed, and the Secretary of the Corporation has attested to, this Restated Certificate
of Incorporation this   20th   day of December, 1995.

                                        GMH HOLDINGS, INC.


                                        By:   /s/ Gary M. Brost
                                           ----------------------------------
                                           Name: Gary M. Brost
                                           Title: President

ATTEST:


By:/s/ James C. DelZoppo
   ----------------------------
   Name:  James C. DelZoppo
   Title: Assistant Secretary

                                   EXHIBIT A

                                                                       EXHIBIT B

       THIS JUNIOR SUBORDINATED NOTE IS SUBORDINATED PURSUANT TO THE
         TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED THE DATE
         HEREOF AMONG THE PAYEE, THE OTHER PURCHASERS WHO ARE PARTIES
          TO THE AGREEMENT (AS DEFINED BELOW), THE MAKER, THE SENIOR
             LENDER, THE SENIOR SUBORDINATED LENDER AND STRATEGIC
             INVESTMENTS & HOLDINGS, INC.(ALL AS DEFINED BELOW).


                      GENERAL MANUFACTURED HOUSING, INC.

                  JUNIOR SUBORDINATED NOTE DUE JUNE 30, 2003


$[           ]
                                                            December __, 1995


     FOR VALUE RECEIVED, GENERAL MANUFACTURED HOUSING, INC. a Georgia corporation with its principal office at 2255 Industrial Boulevard, Waycross, Georgia 31503 (the "Maker"), hereby unconditionally promise(s) to pay to the
order of [                      ] (the "Payee"), or registered assigns at the
office of the Payee located [                          ] or at such other
office as the holder hereof may designate, in lawful money of the United
States, the principal sum of $[             ], together with interest thereon
as provided for below.

     This Note is one of a duly authorized issue of Junior Subordinated Notes of the Maker, limited in aggregate principal amount to Five Million Dollars ($5,000,000.00) (the "Notes"), copies of which are available for inspection at the Maker's principal office. The Notes have been sold pursuant to a Securities Purchase Agreement dated as of the date hereof, among the Maker and the Payees of the Notes (the "Agreement"), a copy of which is available for inspection at the Maker's principal office. This Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Agreement. Reference to the Agreement and the Subordination Agreement (as defined below) shall in no way impair the negotiability hereof or the absolute and unconditional obligation of the Maker to pay both principal of and interest on this Note as provided herein.

1. EQUAL RANK. The Notes rank equally and ratably without priority over one another. No payment, including any prepayment, shall be made hereunder unless payment, including any prepayment, is made with respect to the other Notes in an amount which bears the same ratio to the then unpaid balance on such other Notes as the payment made hereon bears to the then unpaid balance under this Note.

2. INTEREST. Interest shall accrue on the outstanding principal balance hereof at a rate per annum equal to thirteen percent (13%) per annum, payable (in the event and only to the extent that Maker has accumulated earnings sufficient to pay such accrued interest) quarterly, on the last day of

December, March, June and September in each year and on the Maturity Date (as defined below), commencing on March 31, 1996. Interest for the period commencing with the date of this Note through March 31, 1996 shall be payable on March 31, 1996.

       If all or a portion of the principal amount of or interest on this Note shall not be paid when due (whether or not such interest has been earned as provided above and whether at stated maturity, by acceleration or otherwise) such overdue amount shall bear interest at a rate per annum which is 2% above the rate that would otherwise be applicable thereto.

       Anything contained in this Note to the contrary notwithstanding, the Payee does not intend to charge and the Maker shall not be required to pay interest or other charges in excess of the maximum rate (if any) permitted by applicable law (if any). Any payments in excess of such maximum shall be refunded to the Maker or credited against principal.

3. PAYMENT OF PRINCIPAL AND INTEREST. The Maker shall pay the entire unpaid principal hereof and any accrued and unpaid interest thereon in one lump payment due on June 30, 2003. The term "Maturity Date" shall mean June 30, 2003.

4. SUBORDIANTION. Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note shall be subordinated to the prior payment and satisfaction of all indebtedness of the Maker to (i) First Source Financial LLP (the "Senior Lender") arising out of the Secured Credit Agreement dated December 21, 1995 (the "Loan Agreement") between the Senior Lender and the Maker including any such additional indebtedness permitted by the Subordination Agreement, and (ii) The Equitable Life Assurance Society of the United States (the "Senior Subordinated Lender") arising out of that certain Note and Warrant Purchase Agreement dated as of December 21, 1995 (the "Note Agreement"), between the Maker and the Senior Subordinated Lender (such indebtedness of the Maker to which this Note is subordinated being hereinafter referred to as "Senior Indebtedness"), which subordination shall be subject to the terms and conditions of that certain Subordination Agreement dated as of the date hereof between the Maker, the Senior Lender, the Senior Subordinated Lender, Strategic Investments & Holdings, Inc. and the Payees of the Notes. Senior Indebtedness shall include any replacement or refinancing thereof. This Note and the other Notes shall be senior in right of payment to all other borrowed money indebtedness of the Maker, except the Senior Indebtedness.

5. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Maker, this Note shall be entitled to a claim in liquidation after the payment in full of all Senior Indebtedness of the Maker, but before participation by the holders of any debt subordinate hereto or of any capital stock of the Maker. The amount of the claim in liquidation shall equal the amount to which the Payee of this Note would be entitled in the case of payment, whether or not this Note is eligible for payment at the time of liquidation. If upon such liquidation, dissolution, or winding up, the assets available for distribution among the holders of the Notes shall be insufficient to permit the payment of the full amounts of their claims in liquidation, then the entire assets of the Maker to be distributed to the holders of the Notes shall be distributed pro-rata among the holders of the Notes based upon the amounts of their respective claims in liquidation.

6. PREPAYMENT. Optional prepayment. The Maker may prepay the principal hereof and all interest thereon in whole or in part at any time without penalty or premium after ten (10) days' prior written notice to the holders of the Notes; provided that any partial prepayment is in multiples of $10,000. At the time of prepayment, all interest owing on the amount prepaid to the date of payment must simultaneously be paid.

7. EXPENSES. The Maker shall pay the Payee, on demand, for all reasonable costs and expenses, including, but not limited to, reasonable attorneys' fees, incurred in the collection or enforcement of this Note.

8. DISCLOSURE OF SENIOR INDEBTEDNESS. The Maker shall notify the Payee of this Note of the existence of any Senior Indebtedness, incurred from time to time, or any written modification, extension, renewal or rollover thereof or any default therein within five (5) days of the date it is incurred or occurs. Such notice shall provide the Payee of this Note access to all documents executed in connection therewith and all information with respect thereto.

9. DEFAULT; ACCELERATION. The occurrence of any of the following shall constitute an "Event of Default":

       (a) The breach by the Maker of any of the terms or provisions contained in this Note or any of the Notes, including without limitation the failure to pay when due (whether at the date hereof or at a date fixed for prepayment hereof or by acceleration hereof or otherwise) any principal, interest, charges or other amounts hereunder or failure to perform hereunder or under any of the Notes and such breach shall continue unremedied for five business days; or

       (b)  If the Maker

            (i) shall commence any case or proceeding or other action relating to it under any bankruptcy, insolvency or other similar law or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or

            (ii) shall admit the material allegations of any petition or pleading in connection with any such case or proceeding; or

            (iii) makes an application for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for the Maker or for all or a substantial part of the Maker's property; or

            (iv)  makes a general assignment for the benefit of creditors; or

            (v) is unable or admits in writing its inability to pay its debts as they mature; or

       (c) Commencement of any case or proceeding or the taking of any other action against the Maker in bankruptcy, insolvency, or similar law or seeking reorganization, arrangement, readjustment of its debts, liquidation, dissolution, winding-up, composition or for any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act of law of any jurisdiction, domestic or foreign, now or hereafter existing; or the appointment of a receiver, conservator, trustee or similar officer for the Maker or for all or a substantial part of the Maker's property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Maker; and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or

       (d) An event of default shall occur under (i) the Senior Loan Agreement (as defined in the Securities Purchase Agreement) or related documents, or (ii) any of the Senior Subordinated Note Instruments (as defined in the Securities Purchase Agreement) or related documents, or (iii) any other agreements relating to Senior Indebtedness or (iv) any of the Notes; or

       (e) The Maker shall fail to comply with any of its covenants contained in the Agreement or the Investors Rights Agreement dated as of the date hereof among the Maker, the Payees of the Notes and certain other parties, and such failure continues unremedied for a period of thirty (30) days after the Maker receives written notice from the Payee of such default; or

       (f) Any representation or warranty of the Maker in the Agreement or in any other document or instrument delivered pursuant to the Agreement shall prove to have been false in any material respect upon the date when made; or

       (g) Maker shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any indebtedness for borrowed money (other than the Senior Indebtedness) or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any indebtedness for borrowed money (other than the Senior Indebtedness) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or

       (h) There shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against Maker that with other outstanding final judgments, undischarged, against Maker exceeds in the aggregate $250,000; or

       (i) The Maker shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business; or

       (j) The Agreement or the Investors' Rights Agreement shall cease, for any reason, to be in full force and effect other than in accordance with the terms thereof.

       Upon the occurrence, and at any time during the continuance, of an Event of Default, the Payee, at the Payee's option and without the need for presentment, demand, protest, or other notice of any kind, may declare all unpaid principal hereof and interest hereunder to be immediately due and payable and same shall become immediately due and payable upon such declaration; provided that in the event of any Event of Default specified in clauses (b) and
(c) above, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Payee.

10. CERTAIN WAIVERS. The Maker and any endorser or guarantor hereof (collectively, the "Obligors") and each of them (i) waive(s) presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non-payment, notice of dishonor, notice of protest and all other notices to parties in connection with the delivery, acceptance, performance, default or enforcement of this Note, any endorsement or guaranty of this Note, or any collateral or other security; (ii) consent(s) to any and all delays, extensions, renewals or other modifications of this Note, any related document or the debt(s) or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect, record, preserve, realize upon, or lawfully dispose of, or any other impairment of, any collateral or other security, or any other failure to act by the Payee or any other forbearance or indulgence shown by the Payee, from time to time and in one or more instances (without notice to or assent from any of the Obligors) and agree(s) that none of the foregoing shall release, discharge or otherwise impair any of their liabilities; (iii) agree(s) that the full or partial release or discharge of any Obligor(s) shall not release, discharge or otherwise impair the liabilities of any other Obligor(s); and (iv) otherwise waive(s) any other defenses based on suretyship or impairment of collateral.

11. REGISTRATION AND TRANSFER OF THIS NOTE. The Maker shall keep at its principal executive office a register (herein sometimes referred to as the "Note Register"), in which, but at its expense (other than transfer taxes, if any), the Maker shall provide for the registration and transfer of the Notes. The Payee of this Note, at such Payee's option, may in person or by duly authorized attorney surrender this Note for exchange at the principal office of the Maker, to receive in exchange therefor a new Note or Notes, as may be requested by such Payee, of the same series and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered; provided, however, that any transfer tax relating to such transaction shall be paid by the Payee requesting the exchange. Each such new Note shall be dated as of the date to which interest has been paid on the unpaid principal amount of the Note or Notes so surrendered and shall be in such principal amount and registered in such name or names as such Payee may designate in writing.

12. LOST DOCUMENTS. Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Notes exchanged for it, and (in case of loss, theft or destruction ) of indemnity satisfactory to it, and upon reimbursement to the Maker of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Maker will make and deliver in lieu of such Note a new Note of the same series and of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the
Note in lieu of which such new Note is made and delivered.

13. COMMERCIAL TRANSACTION; JURY WAIVER. THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION. THE MAKER HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH, THIS NOTE AND/OR ANY RELATED DOCUMENT. THE MAKER FURTHER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS NOTE AND THE OTHER FINANCING DOCUMENTS WITH ITS COUNSEL AND THAT IT ON ITS OWN HAS MADE THE DETERMINATION TO EXECUTE THIS NOTE AND ALL OTHER FINANCING DOCUMENTS TO WHICH IT IS A PARTY AFTER CONSIDERATION OF ALL OF THE TERMS OF THIS NOTE AND SUCH OTHER DOCUMENTS (INCLUDING THE INTEREST RATE) AND OF ALL OTHER FACTORS WHICH IT CONSIDERS RELEVANT.

14. BINDING NATURE. This Note shall bind the Maker and the Maker's successors and permitted assigns and shall inure to the benefit of the Payee and the Payee's heirs, representatives, successors and permitted assigns.

This Note may only be transferred to a transferee of shares of capital stock of GMH Holdings, Inc. which have been issued pursuant to the Agreement. The term "Payee" as used herein shall include, in addition to the initial Payee, any successors, endorsees, or other permitted assignees of such Payee and shall also include any other holder of this Note.

15. GOVERNING LAW. This Note shall be governed by and construed and interpreted in accordance with the laws the State of Delaware, without regard to its rules pertaining to conflicts of laws thereunder.

16. MISCELLANEOUS. No delay or omission by the Payee in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or any other right or remedy; and a waiver on one occasion shall not be a bar to or waiver of any right or remedy on any other occasion. All rights and remedies of the Payee hereunder, any other applicable document and under applicable law shall be cumulative and not in the alternative. No provision of this Note may be waived or modified orally but only by a writing (a) signed by the party against whom enforcement of such amendment, waiver or other modification is sought and
(b) consented to in writing by holders of Notes representing sixty six and 2/3 percent (66-2/3%) in principal amount of the Notes.

17. NOTICES. All notices, requests, consents and demands shall be made in writing and shall be mailed first class postage prepaid, or delivered by hand or by messenger to the Maker or to the Payee hereof at their respective addresses set forth at the beginning of this Note or at such other respective addresses as may be furnished in writing to each other.

       IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the day and year first written above.


                              Maker:

                              GENERAL MANUFACTURED HOUSING, INC.



                              By:_________________________________________
                                  Name:
                                  Title:

                                   EXHIBIT C

                              DISCLOSURE SCHEDULE
                        TO SECURITIES PURCHASE AGREEMENT



Section 3.4  Subsidiaries

     a) GMH may provide funds to M/H Retail, Inc. to assist in its performance of service and warranty work.
     b) GMH is obligated to provide funds to the Company to enable it to pay its taxes and to pay dividends on the Series A Redeemable Preferred Stock.

Section 3.5(a)  Capitalization

                  ISSUED AND OUTSTANDING STOCK OF THE COMPANY

STOCKHOLDER                                    NUMBER OF SHARES
                              SERIES A    SERIES B    CLASS A      CLASS B   CLASS C
                              PREFERRED   PREFERRED   COMMON       COMMON    COMMON    WARRANTS
Bulldog Holdings LLC                      1,400,000
RFE Investments
  Partners V, L.P.            4,690,351     439,720     714,546
State Treasurer of
  the State of
  Michigan,
  Custodian                   3,076,922     288,462     468,750
Sterling Commercial
  Capital, Inc.                 232,727      21,818      35,454
The Equitable Life
  Assurance Society of
  the United States                                                                     350,000
Eileen V. Austen                                                                         54,687
Paul C. Cronson                                                                          54,687
Robert C. Goodwin                                                                        54,688
Robert C. Mayer                                                                          54,688
Samuel P. Scott and
   Sherry J. Scott, as
   joint tenants                                         92,749
Kelly Scott Herold,
  as Trustee                                             71,167
Gregory Keith Scott                                      71,167
Drew Eric Scott                                          71,167
Lannis Thomas                                            28,000
Wayne Roberts                                            28,000
Thomas M. Vinson                                         21,000
Bruce Hallock                                            14,000
Michael O'Gorman                                         14,000
Benny Bryan                                              13,125
James H. McClellan                                       13,125
                              ---------   ---------   ---------    -------   --------   -------
TOTAL                         8,000,000   2,150,000   1,656,250        0         0      568,750

          Reference is hereby made to the following documents, each dated the date hereof, with respect to options, warrants, etc.:

          1) Warrants to purchase common stock of the Company in the names of:

             a) The Equitable Life Assurance Society of the United States - 350,000 shares of Class A or Class B Common

             b)  Eileen V. Austin - 54,687 shares of Class A Common

             c)  Paul C. Cronson - 54,687 shares of Class A Common

             d)  Robert C. Goodwin - 54,688 shares of Class A Common

             e)  Robert C. Mayer - 54,688 shares of Class A Common

          2) Stockholders' Agreement

          3) Investors Rights Agreement

          4) Note and Warrant Purchase Agreement

Section 3.5(c)

          The Company is subject to "put" obligations set forth in the Investors Rights Agreement.

Section 3.7(b)

          GMH and Oakwood Mobile Homes, a manufacturer and retailer headquartered in North Carolina, had an agreement pursuant to which GMH was to supply 24 foot, double-wide homes to Oakwood's captive retail network. GMH expected to use Plant No. 4 located in Waycross, Georgia exclusively for the construction of these homes. Oakwood gave notice to GMH, on or about August 25, 1995, that it would not be ordering any further homes from GMH for the foreseeable future due to over manufacturing by Oakwood of its own products, and the desire for their retail network to sell Oakwood's products before those manufactured by GMH. All homes that had been ordered to that time were completed by GMH and purchased by Oakwood. GMH has shifted double-wide production to Plant No. 4 in order to reduce its considerable backlog of orders. In its notification, Oakwood characterized this situation as temporary; however, no assurances can be given that such suspension may not be permanent. Sales to Oakwood accounted for approximately 10% of GMH's total revenues during the first six months of 1995.

Section 3.9  Related - Party Transactions

          Management Agreement dated the date hereof between GMH and Strategic Investments & Holdings, Inc.

          M/H Retail, Inc. is a corporation, all of the outstanding stock of which is owned by the Kelly Scott Herold Revocable Trust -1995 which is a shareholder of the Company. M/H Retail and GMH are parties to an existing service agreement which will be replaced at closing with a Service Agreement dated the date hereof pursuant to which M/H retail will provide certain warranty and repair work on manufactured homes produced and sold by GMH.

          Hi-Tech Properties, Inc. is a corporation wholly owned by Drew Eric Scott who is a shareholder of the Company. That corporation subleases the Plant 4 property to GMH and separately subleases to GMH a vacant lot adjacent to Plant 4.
          Samuel Scott owns an approximate 20% equity interest in Sweetwater Homes, Inc., a competitor of GMH. At closing, Mr. Scott will execute a letter setting forth his undertakings and commitments to the Company with respect to his equity interest in Sweetwater Homes, Inc, including, but not limited to, a) his resignation as a director of Sweetwater, b) the termination of any existing relationship that would be considered participation in the management or business affairs of Sweetwater, and c) the limitation of equity ownership in Sweetwater to no more than 20%.

          On the closing date, Samuel Scott will enter into an employment agreement which will provide that, if GMH elects not to exercise its option to purchase the properties underlying its leases of Plants 4 and 5, GMH shall permit Mr. Scott to exercise such options.

Section 3.11  Liabilities

          Indebtedness to The Patterson Bank in the original principal amount of $613,727.63.

          Indebtedness to First Source Financial LLP under documents delivered on the date hereof.

          Indebtedness to The Equitable Life Assurance Society of the United States under documents delivered on the date hereof.

          Junior Subordinated Notes dated the date hereof to
              1)  RFE Investment Partners V, L.P.
              2) The Treasurer of the State of Michigan as Custodian for the Michigan Public School Employees Retirement System, the Michigan State Employees' Retirement System, the Michigan State Police Retirement System and the Michigan Judges Retirement System
              3)  Sterling Commercial Capital, Inc.


Section 3.12  Intellectual Property

          Service Mark and design No. S-13433 filed with and issued by State of Georgia 3/11/94, expiring 3/11/04: "Jaguar Homes 1994...the Year of the Cat!!!"

          Prior to the formation of GMH, Samuel Scott acquired title to various patents that relate to the business of mobile home manufacturing. Such patents are not material to the business conducted by GMH and, if to the extent that GMH now or in the future were deemed to infringe upon the proprietary rights evidenced by such patents, Mr. Scott agrees to waive and release any such infringement.

Section 3.13  Material Contracts

          The following vendors exceeded the $250,000 threshold in 1993 and/or 1995 (year-to-date) AND are parties to agreements, contracts, understandings, or arrangements with GMH as described below (records for 1994 are not yet available):

          1) Edisto Housing offering a customer rebate program to purchases of finished homes.

          2) Fabwel, Inc. leases equipment to GMH at a nominal rent, pursuant to an oral agreement, in consideration for the purpose of raw materials from Fabwel.

          3) M/H Retail, Inc. provides services to GMH pursuant to that certain Agreement dated March 23, 1988, by and between M/H Retail, Inc., and GMH, as amended by that certain Amendment dated as of _________, 1994.

          4) AMS of Indiana, Inc. leases equipment to GMH at a nominal rent, pursuant to an oral agreement, in consideration for the purchase of raw materials from AMS of Georgia.

          5) General Electric purchases are at agreed-upon prices pursuant to the GE Appliances National Contract Sales Agreement.


          Oakwood Mobile Homes, Inc. agreement and volume incentive program. See
Section 3.7(b) above.


Section 3.15  Litigation

"Outstanding State Cases" as of November 27, 1995, consisting of consumer complaints made through state agencies, considered to be in the ordinary course of business of the Borrower the outcomes of which, both individually and in the aggregate should not have a material adverse effect:


STATE AGENCY               SN         CUSTOMER       DEALER

AL                         3137       Spivey         Crystal Valley
AL                         2050       Morse          Steve Ward
AL                         6402       Killingsworth  Southland
FL                         3969       Ponder         Godwins
FL                         1526       Barnett        Ed's Factory Showcase
FL                         5027       Harris         Quality-Plant City
FL                         3687       Yarbrough      K&E
FL                         3703       Famous Brown   K&E
FL                         4961       Baxter         Summerset
GA                         6343       Gary           Carefree
GA                         5486       Braswell       Carefree
GA                         1082       Roberson       Hilliard
GA                         3763       Dahlberg       Atl. MH Brokers
GA                         6211       Ramos          Housing Brokers
GA                         4163       Hood           Great American
GA                         1390       Wade           Jones & Veal
GA                         7487       Hall           Country Classic
GA                         6452       Wilbanks       Bob's Family Housing
NC Dept of Insurance                  1421           Sports
NC Dept of Insurance                  4087           Davidson
NC                         1421       George Sports  Harry Reed
NC                         4087       Davidson       Kelly Homes
SC                         6754       Nadeau         Oakwood-Conway
SC                         3627       Mims/Ackerman  Howard Homes
SC                         3205       Herndon        Edisto Housing
SC                         3510       James          Southern Lifestyle
TN                         6276       Burke          Capitol Homes
TN                         5495       Davis          Oakwood

The following EEOC Notices of Discrimination have been issued by the Savannah Local Office of the Equal Employment Opportunity Commission:

1)  Susan Reynolds:  Sex discrimination charge filed 9/24/93.

2)  Nelda Rollins:  Sex discrimination, sexual harassment charges filed 6/10/94.

3)  Patrice Woodie:  Sex, sexual harassment discrimination charges filed

9/16/94.

4)  Betty Fritz:  Sex discrimination charge filed 6/20/95.

The foregoing cases are not expected to have a Material Adverse Effect.

Other pending and threatened causes of action:

1) Barfield vs. Southern Lifestyle Homes, Inc. and General Manufactured Housing, Inc.:
    Claim for breach of contract and warranty, fraud, unfair trade practices, and negligence filed June 1995 in South Carolina.

2) GMH, Inc. vs. Jerry Blaxton: Relating to an alleged liability of approximately 10,000 for towing services; Blaxton has defaulted in this matter.

3) GMH, Inc. vs. Cladwood Division of Smurfitt Newsprint Corporation ("Cladwood"): Product liability claim to recover amounts paid out by GMH, Inc. to settle warranty claims by homeowners resulting from defective composite siding manufactured by Cladwood.

4) Thelma Grant: Threatened South Carolina warranty/product liability action by customer; settlement negotiations currently in progress.

5) Barry Murray vs. GMH, Inc.: Employee of Murray Plumbing Co., Inc., a Georgia corporation and subcontractor of Solar Shield, Inc., a South Carolina corporation and contractor engaged by GMH, Inc., has filed a complaint in connection with a personal injury resulting from a July 1994 accident which occurred at a GMH, Inc. plant.

6)  Greg A. Hall vs. GMH, Inc. and others:   Warranty claim suit filed in South
    Carolina;
    Complaint served on GMH, Inc. 10/9/95.

7) George Sports: Warranty Claim. This claim is being addressed. Last inspection was 11/2/95. Awaiting letter from N. Carolina approving inspection.

8) Jamie R. Alexander and Michelle Norman Alexander vs. GMH, Inc., et al; warranty claims in the amount of $50,000. Trial set for 4/16/96.

9)  Janet Lehman and Gabriel Lehman vs. GMH, Inc., et al; warranty claim.

10) Vicki A. Curtis:  Threatened personal injury/ negligence claim.

11) George and Rose Roberson: Threatened litigation regarding electrical defects in mobile home.

12) John and Patricia Edge: Complaint for damages based on warranty claims on 11/30/95;

13) Catherine Frazier: Warranty claims. Settlement has been negotiated but not yet complete.

14) Actions which are considered to be in the ordinary course of business of the Borrower for which Borrower has received no communication within the last year:

    a)   Louise Weeks:  Warranty claim.

    b)   Joycesteen Mack:  Warranty claim.

    c)   David and Jo Ann Brannen:  Warranty claim.

    d)   George and Rose Roberson:  Electrical fire, mobile home destroyed.

    e)   Ronald and Leslie Truelove:  Warranty claim.

The outcomes of the foregoing pending and threatened causes of action are not expected to have a Material Adverse Effect.

Section 3.18  Employees

    Employment Agreements dated as of the date hereof among GMH and each of Samuel P. Scott, Gregory Keith Scott and Drew Eric Scott

    Executive Bonus Plan of GMH

    Incentive Compensation Plan of GMH


    Employee Benefit Plans:

         A.   Group Health
              Health Care Master Contract between Blue Cross and Blue Shield of Georgia and GMH, Number 23041-001,004, dated May 10, 1993, continues until terminated.

         B.   Group Life
              Group Term Life Insurance Master Policy
              Transamerica Assurance Company
              Master Policy #BTL1199

         C.   Group Travel
              Group Travel Accident Program
              Policy No. ETB-102015
              4/27/95-4/27/96

         D.   Cafeteria Plan
              General Manufactured Housing, Inc. Premium Only Cafeteria Plan - Plan Amendment effective January 1, 1995.

The following EEOC Notices of Discrimination have been issued by the Savannah Local Office of the Equal Opportunity Commission:

1)       Susan Reynolds:  Sex discrimination charge filed 9/24/93.

2)       Nelda Rollins:  Sex discrimination, sexual harassment charges filed
         6/10/94.

3)       Patrice Woodie:  Sex, sexual harassment discrimination charges filed
         9/16/94.

4)       Betty Fritz:  Sex discrimination charge filed 6/20/95.

The foregoing cases are not expected to have a Material Adverse Effect.

Section 3.19  Tax Returns, Payments and Elections

         GMH had an agreement to act as administrator for a Cafeteria Plan. No final Form 5500 has been filed for such plan. AFLAC is in the process of preparing such form but is having difficulty gathering certain information. Pursuant to the Stock Purchase Agreement dated as October 10, 1995, as amended, the Sellers (as defined in the Stock Purchase Agreement) have agreed to indemnify GMH for any penalties incurred for such failure to file.


Section 3.20  Environmental and Safety Laws

The information set forth in the following documents is hereby incorporated in its entirety herein:

1. Phase I Environmental Site Assessment Report for Plants 1, 2 and 3 dated August 25, 1995;

2. Asbestos Survey, Radon Gas Testing and Sanborn Map Review for Plants 1, 2, 3 and 4 dated September 18, 1995;

3. Phase II Environmental Site Assessment Report for Plants 1, 2 and 3 dated September 21, 1995;

4.        Proposal for Additional AST Investigation on Plant No. 1 and Plant No.
          2, dated September 25, 1995;

5.        Phase I Environmental Site Assessment Report for Plant 4 dated October
          2, 1995;

6. Proposal for Phase II Environmental Site Assessment on Plant No. 4, dated October 4, 1995;

7. Phase I Environmental Site Assessment Report for Plant 5, dated October 11, 1995;

8.        Report regarding Asbestos Abatement Cost Estimates dated October 12,
          1995; and

9. Report regarding the Well Surveys for Plants No. 1 and 2 dated October 20, 1995.


Section 3.21  Brokers and Finders
          The following fees are obligations of GMH:

          R. Lewis Ray -- $500,000

          Larkspur Capital Corporation -- $1,565,000

          Strategic Investments & Holdings, Inc. -- $500,000

          Alliance Corporate Finance Group Incorporated -- $300,000


Section 3.23  ERISA

          Executive Bonus Plan of GMH

          Incentive Compensation Plan of GMH

          Employee Benefit Plans:

               A.   Group Health
                    Health Care Master Contract between Blue Cross and Blue Shield of Georgia and GMH, Number 23041-001,004, dated May 10, 1993, continues until terminated.

               B.   Group Life
                    Group Term Life Insurance Master Policy
                    Transamerica Assurance Company
                    Master Policy #BTL1199

               C.   Group Travel
                    Group Travel Accident Program
                    Policy No. ETB-102015
                    4/27/95-4/27/96

               D.   Cafeteria Plan
                    General Manufactured Housing, Inc. Premium Only Cafeteria Plan - Plan Amendment effective January 1, 1995.

GMH had an agreement to act as administrator for a Cafeteria Plan. No final Form 5500 has been filed for such plan. AFLAC is in the process of preparing such form but is having difficulty gathering certain information. Pursuant to the Stock Purchase Agreement dated as October 10, 1995, as amended, the Sellers (as defined in the Stock Purchase Agreement) have agreed to indemnify GMH for any penalties incurred for such failure to file.

Section 4.7 Brokers or Finders.

          See items listed under Section 3.21 above.

                                   EXHIBIT D

                 ==============================================

                               GMH HOLDINGS, INC.

                          INVESTORS' RIGHTS AGREEMENT

                               December 21, 1995

                 ==============================================



                               TABLE OF CONTENTS


SECTION 1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

PUT/CALL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
          1.1  Put Rights. . . . . . . . . . . . . . . . . . . . . . . . . .  1
          1.2  Repurchase Rights . . . . . . . . . . . . . . . . . . . . . .  3

SECTION 2. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

BULLDOG OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          2.1  Option. . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
          3.1  Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  4
          3.2  Successors and Assigns; Assignment of Rights. . . . . . . . .  5
          3.3  Entire Agreement; Amendment; Waiver . . . . . . . . . . . . .  5
          3.4  Notices, etc. . . . . . . . . . . . . . . . . . . . . . . . .  5
          3.5  Delays or Omissions . . . . . . . . . . . . . . . . . . . . .  5
          3.6  Rights; Separability. . . . . . . . . . . . . . . . . . . . .  6
          3.7  Titles and Subtitles. . . . . . . . . . . . . . . . . . . . .  6
          3.8  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  6
          3.9  No Third Party Beneficiaries. . . . . . . . . . . . . . . . .  6
          3.10 Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
          3.11 Definitions . . . . . . . . . . . . . . . . . . . . . . . . .  6


                              GMH HOLDINGS, INC.

                          INVESTORS' RIGHTS AGREEMENT


     This Investors' Rights Agreement (this "Agreement") is made and entered into as of the 21st day of December, 1995, by and among GMH HOLDINGS, INC., a Delaware corporation (the "Company"), the persons identified on Exhibit A attached hereto (the "Purchasers"), BULLDOG HOLDINGS LLC, a New York limited liability company ("Bulldog") and THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES (the "Equitable").

     WHEREAS, the Purchasers are parties to the Securities Purchase Agreement dated as of the date hereof between the Company, General Manufactured Housing, Inc. and the Purchasers (the "Series A Agreement"), certain of the Company's and such Purchasers' obligations under which are conditioned upon the execution and delivery by such Purchasers, Bulldog, Equitable and the Company of this Agreement;

     For purposes of Sections 1.1, 1.2(c) and 3 of this Agreement only, Equitable shall be deemed to be a Purchaser.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

                                   SECTION 1

                                   PUT/CALL

     1.1 Put Rights. (a) At any time, and from time to time, commencing December 30, 2003, a Purchaser may, by notice to the Company and to the other Purchasers (a "Put Notice") elect to require the Company (subject to the conditions set forth below), to purchase (a "Put") all of the Common Stock and Series B Shares owned by such Purchaser at a price equal to the Fair Market Value (as defined below) determined as of the date of the Put Notice, and the Company, subject to the conditions set forth below, shall thereupon become obligated to purchase all of such Common Stock and Series B Shares at the Fair Market Value. In the event that the Fair Market Value is less than the price at which such Purchaser is willing to Put such Common Stock and Series B Shares, then, within 30 days after the date of the determination of Fair Market Value, the Purchaser may withdraw such Put Notice and the obligations of the Purchaser and the Company pursuant to this Section 1.1 with respect to such Put shall be terminated. During the thirty (30) day period following the delivery of any Put Notice, each Purchaser shall have the right to exercise a Put on equal priority with the Purchaser who delivered the Put Notice initiating such process with respect to all Common Stock and Series B Shares owned by such Purchaser.

          (b) The Company's obligations with respect to a Put(s) shall be limited to the extent of its funds legally available for the purchase of capital stock of the Company. In the event that the Company is so limited in its ability to fulfill any Put, the Company will use its reasonable efforts to arrange financing on commercially reasonable terms and conditions in an amount sufficient to enable it to fulfill its obligations in respect of all Common Stock and Series B Shares Put by Purchasers during the 30 day period following delivery of the initiating Put Notice. If, notwithstanding such efforts, after a period of 90 days following the determination of Fair Market Value as of the date of the initiating Put Notice, the Company is unable to acquire for cash all of the Common Stock and Series B Shares which have been Put, then the Company shall issue to each Purchaser who has Put Common Stock and Series B Shares a Promissory Note of the Company in the original principal amount equal to the Fair Market Value of the Common Stock and Series B Shares so Put which the Company is unable to acquire for cash (prorating the cash to be paid and principal amount of Promissory Notes to be delivered based upon the number of shares (calculated on an as converted and/or as exercised basis) Put by each Purchaser as compared to the total number of shares Put by all Purchasers). Any such promissory note shall bear interest at the rate per annum equal to the then prevailing rate for three year U.S. Treasury obligations plus 500 basis points on the outstanding principal amount thereof, shall be mandatorily prepayable out of excess cash flow of the Company and its subsidiaries on a consolidation basis, and shall mature on the third anniversary of the Put Notice applicable thereto. Such Promissory Note shall contain such subordination provisions as the Company's senior lenders shall reasonably request. The Promissory Note shall be secured by a pledge of the securities with respect to which the Put has been exercised. The Promissory Note shall be substantially in the form of Exhibit I attached to this Agreement. The securities pledged to secure the Promissory Note shall be endorsed in blank, together with assignments separate from certificates, which are undated and have been executed by the Company, and shall be delivered to the Purchaser, together with a pledge agreement executed by the Company in substantially the form of Exhibit II attached to this Agreement and the Promissory Note, at the Closing of such Put.

          (c) The closing of any Put transaction shall take place on a date (such date to be as soon as practicable after the Valuation has been delivered) and at the offices of the Company. The Company, will pay for the Common Stock and Series B Shares to be purchased pursuant to a Put by wire transfer to the Purchaser to the extent provided above, and, if required pursuant to subparagraph (b) above by delivery of a Promissory Note duly executed by the Company. The Company, will be entitled to receive customary representations and warranties from the Purchaser regarding the sale of the Common Stock and Series B Shares including a representation that the Purchaser has good and marketable title to the Common Stock and Series B Shares to be transferred free and clear of all liens, claims and other encumbrances.

          (d) As used herein, the following terms shall have the following respective meanings:

               Entity Fair Market Value shall mean the fair market value of the Company and its Subsidiaries considered as one entity (as established pursuant to a Valuation), in the event of a sale of the Company and its Subsidiaries pursuant to an active marketing process, less any indebtedness of the Company and its Subsidiaries for borrowed money.

               Fair Market Value of a share of Common Stock shall mean the

          Entity Fair Market Value divided by the total number of issued and outstanding shares of Common Stock of the Company on a fully diluted basis (including the conversion of all securities convertible into Common Stock and the exercise of all warrants which are exercisable into Common Stock). Fair Market Value of a Series B Share shall mean the Fair Market Value of a share of Common Stock multiplied by the number of shares of Common Stock into which such Series B Share is then convertible.

               "Valuation" shall mean with respect to Entity Fair Market Value, the agreement of the Company and the applicable Purchaser(s), or if the Company and such Purchaser(s) are unable to agree within 30 days after delivery of the Put Notice, the opinion of an investment banking firm of national standing designated by mutual agreement of the Company and the Purchaser. The costs of conducting the Valuation shall be borne equally by the applicable Purchaser and the Company.

     1.2 Repurchase Rights. (a) At any time commencing December 30, 2004, the Company may, by notice to the Purchasers (a "Call Notice"), elect to purchase (a "Call") all of the Purchasers' Common Stock and Series B Shares at a price equal to the Fair Market Value thereof, determined as of the date of the Call Notice. The Call Notice will set forth the time and place for the closing of the transaction.

          (b) At any time commencing December 30, 2004, the Company may, by a Call Notice to Equitable, elect to Call all of Equitable's Common Stock at a price equal to the Fair Market Value thereof, determined as of the date of the Call Notice. The Call Notice will set forth the time and place for the closing of the transaction.

          (c) The closing of the transactions contemplated by this Section 1.2 shall take place on the date and at the place designated by the Company in the Call Notice which date shall not be more than 90 days after the delivery of such notice. The Company will pay for the Common Stock and Series B Shares to be purchased pursuant to a Call in cash by wire transfer payable to the holder of such Common Stock and Series B Shares. The Company will be entitled to receive customary representations and warranties from each Purchaser regarding the sale of the Common Stock and Series B Shares, including but not limited to the representation that the Purchaser has good and marketable title to the Common Stock and Series B Shares to be transferred free and clear of all liens, claims and other encumbrances.


                                   SECTION 2

                                BULLDOG OPTION

     2.1 Option. On each dividend payment date with respect to the Series A Shares (and whether or not any dividend in respect of the Series A Shares is earned or declared), in the event that there is an aggregate amount of accrued and unpaid dividends in respect of the Series A Shares in excess of $500,000, then Bulldog shall grant to each Purchaser an option to purchase such Purchaser's pro rata share (as defined below) of that number of Series B Shares (adjusted for any combinations, consolidations, stock splits, or stock distributions or dividends with respect to such shares) (the "Option Shares") owned by Bulldog as equals .21875 times the difference between (a) the aggregate amount of accrued and unpaid dividends in respect of all Series A Shares minus
(b) the greater of (x) $500,000 and (y) the lowest aggregate amount of accrued and unpaid dividends outstanding in respect of all Series A Shares since the immediately preceding dividend payment date (or, if Bulldog has converted some or all of the Series B Shares such that it owns an insufficient number of Series B Shares to satisfy such option, then such option shall be for such number of shares of Common Stock as such number of Option Shares would then convert into at the then applicable Series B Conversion Price); provided that the maximum number of Option Shares as to which the Purchasers may be granted options hereunder shall be that number of Option Shares as shall represent ten percent (10%) of the Company's Common Stock on a fully-diluted basis. The option exercise price per share with respect to any such option shall equal $2.2857 per share (as adjusted for combinations, consolidations or stock distributions or dividends with respect to such shares) and the term of each such option shall be eight years from the date of grant of such option. Each option may be exercised in whole or in part provided that options shall be exercised in amounts no less than the lesser of (i) $10,000 in aggregate exercise price and (ii) the total dollar amount in exercise price of all unexercised options held by such optionee. If prior to exercise of any option granted pursuant to this Section, the Company pays dividends in respect of the Series A Shares such that the aggregate amount of accrued and unpaid dividends in respect of all Series A Shares is less than $500,000, then one-half of the unexercised options which are then held by such optionee (but excluding any options which have previously been outstanding at any time when the aggregate amount of accrued and unpaid dividends on all Series A Shares is less than $500,000) shall expire and be of no further force or effect. A Purchaser's pro rata share shall be that percentage which expresses the ratio between the number of shares of Common Stock owned by such Purchaser and the aggregate number of shares of Common Stock owned by all such Purchasers.


                                   SECTION 3

                                 MISCELLANEOUS

     3.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

     3.2 Successors and Assigns; Assignment of Rights. The rights and benefits of a Purchaser hereunder (including such Purchaser's rights and benefits under Section 1.1 hereof) may be assigned to a transferee or assignee in connection with transfer or assignment of any Series A Shares owned by such Purchaser (A) to any person or entity which is a majority-owned subsidiary of a Purchaser or controls, is controlled by or under common control with the Purchaser, (B) to any other person or entity provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) such transferee or assignee acquires at least 160,000 Series A Shares and (c) such assignee or transferee executes a written instrument agreeing to be bound by the terms and provisions of this Agreement, (C) to a constituent partner of a Purchaser, a trust (including liquidating trusts for the benefit of such a partner or partners) or the estate of such a constituent partner, and (D) to a successor trustee of a Purchaser in its capacity as trustee. Any such transfer or assignment permitted hereby shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     3.3 Entire Agreement; Amendment; Waiver. This Agreement, the Series A Agreement and the other agreements contemplated thereby constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the holders of at least sixty six and 2/3 percent (66-2/3%) of the Series A Shares and any such amendment, waiver, discharge or termination shall be binding upon all the parties hereto, but in no event shall the obligation of any party hereto be materially increased, except upon the written consent of such party.

     3.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by -facsimile or delivered personally by hand or nationally recognized courier addressed (a) if to a Purchaser, as indicated on the list of Purchasers attached hereto as Exhibit A, or at such other address as such Purchaser or permitted assignee shall have furnished to the Company in writing, (b) if to Bulldog to Strategic Investments & Holdings, Inc., Cyclorama Building, 369 Franklin Street, Buffalo, New York 14202;
Attention: Gary M. Brost or at such other address as shall have furnished to the Company in writing, or (c) if to the Company, at such address or facsimile number as the Company shall have furnished to each Purchaser in writing. All such notices and other written communications shall be effective on the date of mailing, facsimile transfer or delivery.

     3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Purchaser (in any capacity hereunder), upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Purchaser (in any capacity hereunder) of any breach or default under this Agreement or any waiver on the part of any Purchaser of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Purchaser, shall be cumulative and not alternative.

     3.6 Rights; Separability. Unless otherwise expressly provided herein, a Purchaser's rights hereunder are several rights, not rights jointly held with any of the other Purchaser. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     3.7 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

     3.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     3.9 No Third Party Beneficiaries. The covenants and agreements set forth herein are for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and such covenants and agreements shall not be construed as conferring, and are not intended to confer, any rights or benefits upon any other persons.

     3.10 Remedies. The parties to this Agreement acknowledge and agree that a breach of any of the covenants of the Company, the Purchasers or Bulldog set forth in this Agreement may not be compensable by payment of money damages and, therefore, that the covenants of the foregoing parties set forth in this Agreement may be enforced in equity by a decree requiring specific performance. Without limiting the foregoing, if any disputes arise concerning Section 1 hereof, the parties to this Agreement agree that an injunction may be issued pending resolution of such controversy. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement. Any transfer or acquisition of Restricted Securities in violation of this Agreement shall be null and void ab initio.

     3.11 Definitions. As used in this Agreement, the following definitions shall apply:

          "Common Stock" shall mean, collectively, the Company's Class A Common Stock, par value $0.001 per share, the Company's Class C Common Stock, par value $0.001 per share, including shares of Class C Common Stock issued or issuable upon conversion of Series B Shares, and the Company's Class B Common Stock, par value $0.001 per share, including shares of Class A or Class B Common Stock issued or issuable upon exercise of the warrants issued to Equitable on the date hereof.

          "Series A Shares" shall mean the Company's Series A Redeemable Preferred Stock, par value $0.001 per share.

          "Series B Shares" shall mean the Company's Series B Convertible Preferred Stock, par value $0.001 per share.

                 [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Investors' Rights Agreement effective as of the day and year first above written.

THE COMPANY:                           GMH HOLDINGS, INC.


                                       By:____________________________________
                                           Name:
                                           Title:


BULLDOG:                               BULLDOG HOLDINGS LLC
                                       By:  SIHI-GMH LLC
                                            Its Managing Member


                                       By:____________________________________



THE PURCHASERS:                        RFE INVESTMENT PARTNERS V, L.P.


                                       By:  RFE ASSOCIATES V, L.P.,
                                            Its General Partner


                                       By:____________________________________
                                           A General Partner


                                       STERLING COMMERCIAL CAPITAL, INC.


                                       By:____________________________________
                                                  Harvey Rosenblatt,
                                               Executive Vice President

                                       State Treasurer of the State of Michigan,
                                       Custodian of the Michigan Public School
                                       Employees' Retirement System, State
                                       Employees' Retirement System, Michigan
                                       State Police Retirement System, and
                                       Michigan Judges Retirement System

                                       By:____________________________________
                                       Name: Paul E. Rice
                                       Title:  Administrator, Alternative
                                               Investments Division


EQUITABLE:                             THE EQUITABLE LIFE ASSURANCE SOCIETY OF
                                       THE UNITED STATES


                                       By:____________________________________
                                                 Investment Officer

                                                                       Exhibit A
                            SCHEDULE OF PURCHASERS


Purchaser's Name and Address

RFE Investment Partners V, L.P.
36 Grove Street
New Canaan, CT 06840

State Treasurer of the
State of Michigan, Custodian
430 West Allegan, 3rd Floor
Lansing, MI 48992

Sterling Commercial Capital, Inc.
175 Great Neck Road
Great Neck, NY 11021

                          INVESTORS' RIGHTS AGREEMENT
                                   EXHIBIT I

                                PROMISSORY NOTE


          FOR VALUE RECEIVED, GMH Holdings, Inc., a Delaware corporation (hereinafter called the "Company"), with offices at ____________________________ hereby promises to pay to the order of ________________________________ [name of person exercising Put], a ____________________________________________
("Payee"), at its office at _________________________________________ [address of Payee], or at such other office as it designates in writing to the Company, the principal sum of ______________________ Dollars ($___________), such payment to be in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. The principal amount of this Note shall be paid in three equal annual installments (or in three installments as nearly equal as possible), one year, two years, and three years from the initial issuance date of this Note. This Note shall bear interest on the unpaid principal amount hereof from time to time outstanding, payable every three months from the initial issuance date of this Note, commencing on the third month from the initial issuance date of this Note in like money on the principal sum unpaid hereof, from the date hereof, and upon payment of principal in full, at a rate per annum equal to [Three year Treasury rate plus 500 basis points] per annum. Payments of principal and/or interest shall be made at the office of Payee. Notwithstanding the provisions of this Note, if the rate of interest payable hereunder is limited by law, the rate payable hereunder shall be the maximum rate permitted by law. If, however, the Company pays any interest in excess of the maximum rate of interest permitted by law, any interest so paid which exceeds such maximum rate shall automatically be considered a payment of principal and shall automatically be applied in reduction of principal due on this Note to the extent of such excess.

          This Note may be prepaid in whole or in part by the Company. In addition, in the event that at the end of any fiscal year ending after the date hereof there shall exist "Excess Cash Flow" (as defined below), then within ten
(10) days after the date upon which the Company's audited consolidated financial statements with respect to such fiscal year become available, the Company shall be required to pay to Payee, an amount equal to all of such Excess Cash Flow. Notwithstanding anything to the contrary contained in this Note, the Company shall (a) with respect to any mandatory or permitted prepayment under this paragraph, prepay this Note and other notes initially issued in the same year as this Note by reason of the exercise of Put rights given to holders of certain securities of the Company pursuant to repurchase rights granted in an Investors' Rights Agreement dated as of December __, 1995 (the "Investors' Rights Agreement") between the Company and the Purchasers named therein pro rata based on the relative aggregate principal amounts thereof outstanding; and (b) prepay in full Notes issued in early years by reason of the exercise of Put rights given to holders of Company securities pursuant to the Investors' Rights Agreement prior to prepayment of Notes issued in later years.

          To secure payment of this Note and of any liability or liabilities of the Company to the holder, due or to become due or that may hereafter be contracted or existing, however acquired by the holder, the Company hereby grants a security interest in and shall deliver to the holder appropriate documentation, including a Pledge Agreement of even date herewith, representing such security interest, securities of the Company which the Company has delivered to the Payee pursuant to the exercise by the Payee of the Put option contained in the Investors' Rights Agreement.

          Reference to any other agreement referred to in this Note shall in no way impair the negotiability of this Note or the absolute and unconditional obligation of the Company to pay both principal and interest hereon as provided herein.

          In case of default in the payment of this Note or breach of the obligations of the Company contained herein, the holder shall have all rights given by the Uniform Commercial Code in the property, assets and securities in which it has a security interest. In addition, in the case of default in the payment of this Note or a breach of the obligations of the Company contained herein, the unpaid balance of the principal and interest due hereunder shall be immediately due and payable without notice. The waiver (which may only be by a written instrument) or the remedying of any default in a reasonable manner shall not operate as a waiver of the default remedied or any prior or subsequent default. If any amount payable hereunder is not paid when due in accordance with the terms hereof, the Company shall pay the holder hereof all its reasonable costs and expenses of collection, including but not limited to, its reasonable attorneys' fees actually incurred.

          Presentment for payment, demand, notice of dishonor, protest and notice of protest are hereby waived.

          This Note shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such state.

          For purposes of this Note, the following definitions shall apply.

          "Consolidated Net Income" for any period, shall mean the consolidated net income (or deficit) of the Company and its subsidiaries for such period, determined in accordance with GAAP, excluding, however, any gains or losses from the sale or other disposition of assets (other than sales of inventory in the ordinary course of business) and any other non-cash extraordinary or non-recurring gains or losses.

          "Excess Cash Flow" for any period, shall mean an amount equal to the sum of (i) Consolidated Net Income for such period, plus (ii) an amount equal to the amount of depreciation expense, depletion expense, non-cash amortization expense (including the amortization of goodwill), accrued non-cash interest expense and all other non-cash charges deducted in arriving at such net income

           IN WITNESS WHEREOF, GMH Holdings, Inc. has caused this Note to be duly executed and delivered in its corporate name by its officers duly authorized on this ____ day of _______________, 199__.

                                        GMH HOLDINGS, INC.


                                        By:__________________________________
                                             Its:


ATTEST


_____________________________
Secretary

                          INVESTORS' RIGHTS AGREEMENT
                                  EXHIBIT II

                               PLEDGE AGREEMENT


          THIS AGREEMENT is made as of ________________, 199__, by and between ____________________________, and _______________________ corporation
("Pledgor") and [ ] ("Pledgee").

          The following is a recital of facts of facts underlying this
Agreement:

          Pledgor has sold Common Stock, par value $.001 par share ("Common Stock") to Pledgee pursuant to a Securities Purchase Agreement dated as of December __, 1995, by and between Pledgor, General Manufactured Housing, Inc. and the Purchasers named therein (the "Purchase Agreement"). Pursuant to an Investors' Rights Agreement dated as of December __, 1995 between Pledgee, Pledgor, and certain other Purchasers named therein, (the "Investors' Rights Agreement"), Pledgor granted to Pledgee the right to put the Common Stock. Pledgee has exercised its put rights pursuant to the Investors' Rights Agreement. In connection with the put, the Pledgor is making payment by delivering a promissory note in the principal amount of_________________________
Dollars ($      ) of even date herewith (the "Note"). In order to secure payment of the Note and all other sums due to Pledgee pursuant to the terms of the Investors' Rights Agreement, Pledgor desires to pledge to Pledgee its securities of the class and in the number being repurchased as provided in Investors' Rights Agreement (the "Stock").

          NOW, THEREFORE, the parties agree as follows:

          1. Pledge. Pledgor pledges and herewith delivers to Pledgee as security for payment of the Note and all other sums due to Pledgee pursuant to the Investors' Rights Agreement, in accordance with their respective terms, all the Stock and given Pledgee a continuing lien upon the Stock as security therefor. If Pledgor comes into default under the terms of the Note, and fails to cure such default within any grace period specifically provided in the Note, Pledgor authorizes Pledgee to sell all or any portion of the Stock at public or private sale by completing the endorsements and/or assignments in blank and to apply the proceeds, after deducting all expenses of collection and sale (including reasonable attorney fees) in payment of any and all obligations of Pledgor evidenced by the Note. Pledgee shall have all the rights and remedies provided under the Uniform Commercial Code. Whenever any notice of sale is required to be given to Pledgor, it shall be considered reasonable if such notice is given at least (7) days prior to the date of such sale. Simultaneously with the execution hereof, Pledgor has delivered the Stock to Pledgee, endorsed in blank, together with assignments separate from certificates, which are undated and have been executed by Pledgor.

          2. Release of Collateral. When the Note and all sums due to Pledgee pursuant to the Investors' Rights Agreement are paid in full, Pledgee shall deliver the certificate(s) representing the Stock and endorsements and/or assignments separate from certificates to Pledgor.

          3. Pledgee's Rights. So long as Pledgor is not in default under the Note or terms of this Agreement, Pledgee shall not have the right to receive any dividends payable with respect to the Stock and Pledgee shall have no right to vote the Stock except as provided in the Purchase Agreement. If, however, any stock dividends or distributions of stock or other securities are made on account of the Stock, then Pledgor shall promptly deliver such stock or securities to Pledgee, endorsed in blank, together with assignments separate from certificates, which are undated and have been executed by Pledgor, whereupon such stock or securities shall be subject to the terms of this Agreement and shall be considered to be Stock as that term is used herein. Upon the occurrence of any default under the Note Pledge may exercise all voting rights incident to the Stock (which term shall include any voting securities issued as a dividend and distribution made thereon.)

          4. Remedies Cumulative. Pledgee may pursue any and all remedies in connection with the collateral pledged hereunder notwithstanding the availability of other remedies, all such remedies shall be cumulative and may be pursued simultaneously or independently.

          5. Notices. Any notices required or desired to be given hereunder, shall be in writing and shall be considered sufficiently given for all purposes if delivered by hand or sent by registered or certified mail, to the parties hereto at the address set forth below or such other address as they may direct in writing by similar notice:

                                   If to Pledgor:

                                        [                 ]

                                   If to Pledgee:

                                        [                 ]


          6. Miscellaneous. This Agreement is binding upon the parties hereto and their successors and assigns. This Agreement may only be amended by a writing signed by all of the parties hereto and may be waived only by a writing signed by the party charged with such waiver. This Agreement may be signed in more than one counterpart, each of which shall be considered to be an original, but all of which shall constitute one and the same Agreement. This Agreement is government by and shall be construed in accordance with the laws of the State of Delaware.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

                                        "PLEDGOR"
                                        [                          ]

                                        By:___________________________________


                                        "PLEDGEE"
                                        [                          ]



                                        ______________________________________

                                   EXHIBIT E

                     ____________________________________

                              GMH HOLDINGS, INC.
                            STOCKHOLDERS' AGREEMENT
                     _____________________________________

                               TABLE OF CONTENTS

Section                                                                   Page
1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

2.   Representations of the Stockholders; Indemnity. . . . . . . . . . . . . 8

3.   Restrictions on Transfers of Securities . . . . . . . . . . . . . . . . 9

     (a)  General Restrictions . . . . . . . . . . . . . . . . . . . . . . . 9
     (b)  Restrictions on Stockholder Groups . . . . . . . . . . . . . . . .11

4.   Permitted Transfers of Shares . . . . . . . . . . . . . . . . . . . . .12

     (a)  A Stockholder Transfers. . . . . . . . . . . . . . . . . . . . . .12
     (b)  B Stockholder Transfers. . . . . . . . . . . . . . . . . . . . . .13

5.   Transfers to the Corporation. . . . . . . . . . . . . . . . . . . . . .15

6.   Offer of Securities . . . . . . . . . . . . . . . . . . . . . . . . . .15

7.   Transfers with Respect to Employee Stockholders . . . . . . . . . . . .17

8.   Closing of Transfers. . . . . . . . . . . . . . . . . . . . . . . . . .19

9.   Come Along. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

     (a)  Come Along . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
     (b)  Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

10.  Election of Directors and Other Voting Requirements . . . . . . . . . .22

     (a)  Voting for Directors . . . . . . . . . . . . . . . . . . . . . . .22
     (b)  Nominations. . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     (c)  Vacancies. . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     (d)  Removal of Directors . . . . . . . . . . . . . . . . . . . . . . .23
     (e)  Written Consent. . . . . . . . . . . . . . . . . . . . . . . . . .23
     (f)  Directors Expenses . . . . . . . . . . . . . . . . . . . . . . . .23
     (g)  Special Election Matters . . . . . . . . . . . . . . . . . . . . .23
     (h)  Committees of the Board. . . . . . . . . . . . . . . . . . . . . .24
     (i)  GMH Board. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     (j)  Equitable's Rights . . . . . . . . . . . . . . . . . . . . . . . .24

11.  Special Voting Requirements . . . . . . . . . . . . . . . . . . . . . .25

     (a)  Required Stockholder Approval While Series A Preferred Shares are
          Outstanding. . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     (b)  Required Stockholder Approval After Series A Preferred Shares
          are Redeemed . . . . . . . . . . . . . . . . . . . . . . . . . . .27

12.  Share and Warrant Certificates. . . . . . . . . . . . . . . . . . . . .29

     (a)  Restrictive Endorsement. . . . . . . . . . . . . . . . . . . . . .29
     (b)  Replacement Certificates . . . . . . . . . . . . . . . . . . . . .30

13.  No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30

14.  Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .30

15.  Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . . .32

16.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

     (a)  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     (b)  Termination; Amendment . . . . . . . . . . . . . . . . . . . . . .33
     (c)  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     (d)  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .34
     (e)  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .34
     (f)  Benefit and Binding Effect . . . . . . . . . . . . . . . . . . . .34
     (g)  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .35
     (h)  Specific Performance . . . . . . . . . . . . . . . . . . . . . . .35
     (i)  Voting Percentages . . . . . . . . . . . . . . . . . . . . . . . .35

Exhibit A Schedule of Stockholders

Exhibit B Registration Rights

                            STOCKHOLDERS' AGREEMENT

     THIS STOCKHOLDERS' AGREEMENT dated as of December 21, 1995, by and among GMH Holdings, Inc., a Delaware corporation (the "Company"), and each other party executing this Agreement or a counterpart hereof (hereinafter referred to collectively as "Stockholders" and individually as a "Stockholder").

                             W I T N E S S E T H:

     WHEREAS, the Company is authorized to issue an aggregate of 4,375,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Shares"), of which 1,656,250 Class A Common Shares are currently issued and outstanding, 787,500 shares of Class B Common Stock, par value $.001 per share (the "Class B Common Shares"), none of which Class B Common Shares are currently issued and outstanding, 2,150,000 shares of Class C Common Stock, par value $.001 per share (the "Class C Common Shares" and together with the Class A Common Shares and the Class B Common Shares, the "Common Shares"), none of which Class C Common Shares are currently issued and outstanding, 8,000,000 shares of Series A Redeemable Preferred Stock, par value $.001 per share (the "Series A Preferred Shares"), all of which Series A Preferred Shares are currently issued and outstanding, and 2,150,000 shares of Series B Convertible Preferred Stock, par value, $.001 per share (the "Series B Preferred Shares"), all of which Series B Preferred Shares are currently issued and outstanding (the Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares and Series B Preferred Shares are collectively referred to as the "Shares"); and

     WHEREAS, each Stockholder is the record and beneficial owner of the number of Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares and Series B Preferred Shares appearing opposite his or its name on Exhibit A attached hereto, free and clear of all options, liens, encumbrances or charges of any kind, except this Agreement; and

     WHEREAS, the Company has issued to The Equitable Life Assurance Society of the United States and to certain principals of Larkspur Capital Corporation warrants dated the date hereof to purchase an aggregate of 568,750 Class A Common Shares or Class B Common Shares at a price of $.01 per share (the "Warrants"); and

     WHEREAS, the parties deem it in the best interests of the Company to provide for continuity in the control and operation of the Company and to restrict the transfer of the Shares (including the Common Shares issuable upon conversion of the Series B Preferred Shares or upon exercise of the Warrants), as herein provided;

     NOW, THEREFORE, in consideration of the agreements and mutual covenants contained herein, the parties hereto agree as follows:

          1.   Definitions.

          As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

          "A Stockholder" shall mean (i) any Stockholder that is designated one of the Group A Stockholders in Exhibit A to this Agreement and (ii) any Person who acquires Securities after the date hereof and is designated as an A Stockholder in accordance with the provisions of this Agreement.

          "Act" shall mean the Securities Act of 1933, as amended.

          "Affiliate", as applied to any Person, means any other person, directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, and in all events, GMH shall be deemed to be an Affiliate of the Company.

          "B Stockholder" shall mean (i) any Stockholder that is designated one of the Group B Stockholders in Exhibit A to this Agreement and (ii) any Person who acquires Securities after the date hereof and is designated as a B Stockholder in accordance with the provisions of this Agreement.

          "Bulldog" shall mean Bulldog Holdings LLC, a New York limited liability company.

          "Business Day" shall mean any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized to close.

          "Cause" shall mean, with respect to any Employee Stockholder, any of the following: (a) any deliberate or intentional act or omission by the Employee Stockholder with the intent of causing damage to the Company's or GMH's relationships with its lenders, suppliers or customers; (b) any fraud, misappropriation or embezzlement by the Employee Stockholder involving properties, assets or funds of the Company or of GMH; (c) a conviction of the Employee Stockholder, or plea of nolo contendere by the Employee Stockholder, to any crime or offense involving monies or other property of the Company or GMH or any other felony or criminal act involving moral turpitude; (d) any usurpation by the Employee Stockholder of a corporate opportunity of the Company or GMH or the Employee Stockholder's willful and continual neglect of or willful and continual failure to perform any of his material duties, responsibilities or obligations as an employee of the Company or GMH, but only after notice of such usurpation, neglect or failure is delivered to the Employee Stockholder and the Employee Stockholder fails or refuses to remedy such usurpation, neglect or failure to the reasonable satisfaction of the Board of Directors of the Company or GMH, as applicable, within thirty (30) days after the receipt of such notice; provided, that any act or omission taken by the Employee Stockholder in good faith and in the reasonable belief that such action or omission was in the best interests of the Company or GMH shall not constitute "Cause"; or (e) the violation by the Employee Stockholder of Section 7 of his Employment Agreement or of any other non-competition agreement or covenant binding upon the Employee Stockholder.

          "Certificate of Incorporation" shall mean the Company's Certificate of Incorporation, as amended or restated from time to time.

          "Co-Sale Transfer" shall mean any sale by any Stockholder of such number of the Voting Shares held by such Stockholder in a bona fide, arms-length transaction to any Person who is not then either a party to this Agreement or a Related Transferee of such Stockholder, as the case may be, which results in such Person owning in excess of 10% of the then issued and outstanding Voting Shares.

          "Employee Stockholder" shall mean any of Samuel P. Scott, Kelly Scott Herold, as Trustee, Drew Eric Scott, Gregory Keith Scott, Lannis Thomas, Wayne Roberts, Thomas M. Vinson, Bruce Hallock, Michael O'Gorman, Benny Bryan or James
H. McClellan.

          "Equitable" shall mean The Equitable Life Assurance Society of the United States, a New York insurance company.

          "Fundamental Change" shall have the meaning set forth in Section 11(b) hereof.

          "GMH" shall mean, prior to the Merger, GMH Acquisition Corp., a Delaware corporation, and after the Merger, General Manufactured Housing, Inc., a Georgia corporation.

          "Group A Offerees" shall mean Bulldog, RFE, Michigan and Sterling.

          "Investors Rights Agreement" shall mean that certain Investors Rights Agreement dated as of the date hereof between and among the RFE Group, Bulldog, Equitable and the Company.

          "Merger" shall mean the merger of GMH Acquisition Corp. with and into General Manufactured Housing, Inc., with General Manufactured Housing, Inc. as the surviving corporation.

          "Michigan" shall mean the State Treasurer of the State of Michigan, Custodian of the Michigan Public School Employees' Retirement System, State Employees Retirement System, Michigan State Police Retirement System and the Michigan Judges' Retirement System.

          "Non-Selling Stockholder Group" shall mean the following Employee
Stockholders: Lannis Thomas, Wayne Roberts, James H. Vinson, Bruce Hallock, Michael O'Gorman, Benny Bryan and Thomas M. McClellan.

          "Person" shall mean a natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, and trust, business trust or other organization, whether or not a legal entity, or a government or agency or any political subdivision thereof.

          "Put Date" shall mean the date which is the eighth (8th) anniversary of the date hereof.

          "Put Rights" shall mean the rights granted by the Company to the RFE Group and Equitable pursuant to Section 1.1 of the Investors Rights Agreement.

          "Related Transferees" shall mean, (i) with respect to each Stockholder who is a natural person, such Stockholder's spouse, any lineal descendant (whether by birth or adoption), and trusts for the benefit of his spouse or lineal descendants (whether by birth or adoption), and, upon the death, disability or incompetence of such Stockholder, his estate or personal representative and (ii) with respect to any Stockholder who is not a natural person, the Affiliates of such Stockholder, any partner of any Stockholder which is a partnership and any successor trustee of any Stockholder which is a trustee.

          "RFE" shall mean RFE Investment Partners V, L.P., a Delaware limited partnership.

          "RFE Group" shall mean RFE, Michigan and Sterling.

          "Securities" shall mean and include (i) all Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares, Series B Preferred Shares and Warrants owned, of record or beneficially, by any Stockholder, (ii) all Class A Common Shares, Class B Common Shares, Class C Common Shares, Series A Preferred Shares, Series B Preferred Shares and Warrants hereafter acquired, directly or indirectly, by any Stockholder, including the Common Shares issuable upon conversion of the Series B Preferred Shares or upon exercise of any Warrant, and (iii) all other Securities of the Company acquired by any Stockholder by way of dividend or upon an increase, reduction, substitution or reclassification of stock of the Company or upon any reorganization of the Company.

          "Securities Acts" shall mean any applicable statute, rule, regulation or administrative or regulatory requirement applicable to the transfer of securities of the Company, including the Act, and the rules and regulations promulgated thereunder, and all applicable state securities or "blue sky" laws.

          "Selling Stockholder Group" shall mean the following Employee
Stockholders: Samuel P. Scott, Kelly Scott Herold, as Trustee, Gregory Keith Scott and Drew Eric Scott.

          "Sterling" shall mean Sterling Commercial Capital, Inc., a New York corporation.

          "Stockholder Group" shall mean, with respect to any Stockholder, such Stockholder, each of his or its Related Transferees and each of their respective successor Related Transferees.

          "transfer" shall mean any sale, assignment, transfer, pledge, hypothecation, mortgage, charge, lien, encumbrance, gift, bequest, transmission or other disposition of Securities, provided that the encumbrances contemplated by, and transfers of Securities pursuant to the terms and provisions of Section 4 hereof shall not be deemed to be "transfers".

          "Voting Shares" shall mean the Series B Preferred Shares, the Class A Common Shares, the Class B Common Shares issuable upon exercise of the Warrant issued to Equitable (notwithstanding that the Class B Common Shares are non-voting) and the Class C Common Shares, including (a) any Class C Common Shares issued upon conversion of the Series B Shares or (b) Class A Common Shares or Class B Common Shares issued upon exercise of the Warrants.

          "Warrants" shall have the meaning set forth in the recitals hereto.

          2.   Representations of the Stockholders; Indemnity.

          (a) Each Stockholder other than Michigan and Equitable, severally represents and warrants as follows:

               (i) this Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief or other equitable remedies;

               (ii) the execution, delivery and performance of this Agreement by such Stockholder does not (A) violate or result in a breach of or constitute a default under any of the organizational or constituent documents of any Stockholder which is not a natural Person, or any contract, agreement, indenture, mortgage, pledge, note, bond, license, permit or other instrument or obligation to which such Stockholder is a party or by which it or any of its assets are bound or affected or (B) require any permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity, except for those which have already been obtained; and

               (iii) such Stockholder, if not a natural person, has all requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

          (b) Each Stockholder, other than Michigan and Equitable, agrees to indemnify and hold harmless the other Stockholders and the Company and its directors, employees, affiliates and agents from and against any and all damages, losses, costs and expenses (including reasonable attorneys' fees) which any of them may incur by reason of the failure of such Stockholder to fulfill any of the terms or conditions of this Agreement, or by reason of any breach of the representations and warranties made by such Stockholder in this Agreement.

          3.   Restrictions on Transfers of Securities.

          (a) General Restrictions. During the term of this Agreement, none of the Securities may be the subject of a transfer unless:

               (i) such transfer shall be made in accordance with the provisions of this Agreement and Exhibit B hereto, relating to the Stockholders' rights to register their Common Shares or Warrants under the Securities Acts;

               (ii) the proposed transferee shall deliver to the Company a written acknowledgment that the Securities to be transferred are subject to this Agreement and that the proposed transferee and his or its successors in interest agree to be and are bound hereby and thereby to the same extent and in the same manner as the transferor of such Securities; provided, that from and after the Put Date, the restrictions contained in this Agreement shall cease to apply to any Shares which are covered by the Put Rights; and

               (iii) such transfer shall be made in compliance with the Securities Acts, and prior to any such transfer, the Stockholder proposing to transfer Securities shall give the Company (A) notice describing the manner and circumstances of the proposed transfer and (B) if reasonably requested by the Company, a written opinion of legal counsel reasonably satisfactory to the Company and its counsel, in form and substance reasonably satisfactory to the Company and its counsel, to the effect that the proposed transfer of

     Securities will be in compliance with the Securities Acts; provided, however, that for transactions made pursuant to Rule 144 under the Act, an opinion of counsel shall only be required if reasonably requested by the Company and which shall be to the effect that the proposed transfer of Securities may be effected without registration under the Act; and provided, further, that no such opinion of counsel shall be necessary for a transfer by a Stockholder which is (1) a partnership to its partners or retired partners in accordance with partnership interests, (2) an individual to a Related Transferee or trust for the benefit of such individual or Related Transferee or (3) a trustee for the benefit of others to a successor trustee.

     Upon the transfer of Securities in accordance with this Agreement, the transferee of such Securities shall be deemed a "Stockholder" hereunder. Any attempted transfer of Securities other than in accordance with this Agreement and the Registration Rights Agreement shall be null and void, and the Company shall not recognize any such attempted transfer nor reflect in its records any change in ownership of Securities pursuant thereto, nor issue any certificate or other evidence of ownership of Securities in connection therewith.

          (b) Restrictions on Stockholder Groups. Any Securities transferred upon satisfaction of the conditions contained in this Agreement shall be held subject to the terms of this Agreement and the holder thereof shall be deemed a Stockholder for purposes of this Agreement, as follows:

               (i) Any Securities transferred to, or any Securities held by, any one of the A Stockholders shall be held by such A Stockholder subject to the provisions hereof governing Securities held by A Stockholders.

               (ii) Any Securities transferred to, or any Securities held by any one of the B Stockholders shall be held by such B Stockholder subject to the provisions hereof governing Securities held by B Stockholders.

               (iii) Any Securities transferred to any Person that is not a Stockholder prior to such transfer shall, unless otherwise provided herein, be held by such Person subject to the provisions hereof governing Securities held by the Stockholder that transferred Shares to such Person.

          4.   Permitted Transfers of Shares.  Notwithstanding the provisions of
Section 3(a) hereof, during the term of this Agreement, any Stockholder may transfer any or all of his or its respective Securities, subject to the restrictions contained in Section 3 hereof and upon compliance with the following terms and conditions:

          (a) A Stockholder Transfers. Subject to the provisions of Section 11(a)(xiii), any A Stockholder may transfer any or all of his, her or its Securities as follows:

                    (i) to any Related Transferee of the A Stockholder making such transfer, provided that any Securities transferred to such Related Transferee shall be held by such Related Transferee subject to the provisions hereof governing A Stockholders;

                   (ii) to the Company in accordance with the procedures described in Section 5 hereof;

                  (iii) Bulldog may transfer its Securities to the RFE Group in accordance with the option granted to the RFE Group pursuant to Section 2 of the Investors Rights Agreement;

                   (iv) Equitable may transfer its Securities to a Person (A) for whom Alliance Corporate Finance Group Incorporated is the sole investment advisor and (B) in connection with such Person becoming the holder of any of the Senior Subordinated Notes of GMH originally issued to Equitable; or

                    (v) to any Person, including any Stockholder (other than the Persons described in (i), (ii), (iii) and (iv) above), provided that
     (A) such Securities are first offered for sale to the Group A Offerees (excluding any member of the Group A Offerees who is the transferor), pro rata in accordance with the procedures described in Section 6 hereof, (B) if the Group A Offerees do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered to all other A Stockholders, pro rata in accordance with the procedures described in Section 6 hereof, (C) if the Group A Offerees and such other A Stockholders do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to all B Stockholders, pro rata in accordance with the procedures described in Section 6 hereof and (D) if any such transfer involves a Co-Sale Transfer, it shall be made in accordance with the procedures described in Section 9 hereof; and provided, further, that from and after the Put Date, the provisions of this Section 4(a)(iv) shall cease to apply to any transfer of Voting Shares held by any A Stockholder which are subject to the Put Rights.

          (b) B Stockholder Transfers. Subject to the provisions of Section 11(a)(xiii), any B Stockholder may transfer any or all of his, her or its Securities as follows:

               (i)    INTENTIONALLY DELETED

               (ii) to any other B Stockholder; provided, that, (A) such Securities are first offered for sale to the members of the Selling Stockholder Group, pro rata in accordance with the procedures described in
     Section 6 hereof and (B) if the members of the Selling Stockholder Group do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to the members of the Non-Selling Stockholder Group, pro rata in accordance with the procedures described in Section 6 hereof;

               (iii) to the members of the Selling Stockholder Group in accordance with the provisions of Section 7(a);

               (iv) to any Related Transferee of the B Stockholder making such transfer, provided that any Securities transferred to such Related Transferee shall be held by such Related Transferee subject to the provisions governing B Stockholders;

               (v) to the Company in accordance with the procedures described in Section 5 hereof; or

               (vi) to any Person, including a Stockholder (other than the Persons described in (i), (ii), (iii), (iv) and (v) above), provided that
     (A) such Securities are first offered for sale to the Group A Offerees, pro rata in accordance with the procedures described in Section 6 hereof (except that if a member of the Non-Selling Stockholder Group is the transferor, such Securities shall first be offered for sale to the members of the Selling Stockholder Group, pro rata in accordance with the procedures described in Section 6 hereof, and if the members of the Selling Stockholder Group do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are then offered for sale to the Group A Offerees), (B) if the Group A Offerees do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to all other B Stockholders, pro rata in accordance with the procedures described in Section 6 hereof, (C) if the Group A Offerees and such other B Stockholders do not agree to purchase all of such Securities offered for sale, the remainder of such Securities are next offered for sale to all A Stockholders (other than the Group A Offerees), pro rata in accordance with the procedures described in Section 6 hereof and (D) if such transfer involves a Co-Sale Transfer, it shall be made in accordance with the procedures described in Section 9 hereof.

          5. Transfers to the Corporation. Any Stockholder may transfer any or all of his or its Securities to the Company, on such terms and conditions as the Stockholder and the Corporation may agree; provided, however, that except for (a) any redemption of the Series A Preferred Shares in accordance with the Certificate of Incorporation or (b) any repurchase of Voting Shares pursuant to the Put Rights, the Company shall not repurchase or redeem any Securities without the written consent of the Stockholders required pursuant to the provisions of Sections 11(a) or (b) hereof, as applicable. Any Securities purchased or redeemed by the Company shall be retired and not be reissued. If the Company is legally or contractually restricted from purchasing all of such Securities, the Company shall, at such time, purchase the portion of the Securities which it is legally or contractually permitted to purchase, and shall purchase the balance of the Securities as soon thereafter as it is legally or contractually able to do so.

          6. Offer of Securities. Whenever any Stockholder is required to offer Securities for sale to other Stockholders pursuant to Section 4 hereof, the following procedures shall apply:

          (a) The Stockholder proposing to make such a transfer (the "Transferor") shall deliver a written notice of the proposed transfer (the "Transfer Notice") to the Company and to each of the other Stockholders entitled to receive an offer to purchase under the provisions of this Agreement. The Transfer Notice shall contain a description of the proposed transaction and the terms thereof, including the number of Securities to be transferred, the name of each Person to whom or in favor of whom the proposed transfer shall be made (the "Transferee"), and a description of the consideration to be received by the Transferor upon transfer of the Securities which must be cash.

          (b) At the same time as the delivery of the Transfer Notice, the Transferor shall deliver a written offer to sell to each of the other Stockholders entitled to receive such an offer under other provisions of this Agreement, a pro rata (in accordance with the percentage of Voting Shares then held by the other Stockholders) portion of the Securities offered for sale by the Transferor, as required under other provisions of this Agreement. Such offer to sell shall contain the same terms and conditions and shall be for the same consideration as described in the Transfer Notice.

          (c) For a period of twenty-five (25) days after the offer described in (b) above is sent to Stockholders, each such Stockholder may, by written notice to the Transferor and to the Company, accept in whole or in part the offer to sell Securities. Such acceptance shall specify the amount of Securities to be purchased by such Stockholder and a proposed date for closing such purchase, which date shall not exceed sixty (60) days from the date the offer described in (b) above is sent to Stockholders. If any Stockholder does not accept the offer to purchase all of the Securities offered by the Transferor, the Transferor shall make one or more additional offers of the remainder of such Securities to Stockholders who have agreed to purchase all of the Securities previously offered to them by the Transferor. Such additional offer or offers shall be made for a period of ten (10) days to each of such Stockholders in the same ratio that the amount of Voting Shares which such Stockholder has agreed to purchase bears to the total amount of Voting Shares which all Stockholders to whom such additional offer or offers are made have agreed to purchase.

          (d) In the event that the other Stockholders do not agree to purchase all of the Securities offered for sale by the Transferor, the Transferor shall have the right at his or its election:

               (i) to proceed with the sale of such Securities as other Stockholders have agreed to purchase;

               (ii) to cancel all of the offers to other Stockholders and not sell; or

               (iii) to cancel all of the offers to other Stockholders and make a bona fide sale or other transfer of the Securities to the Transferee named in the Transfer Notice, but only in strict accordance with the terms and for the consideration stated in the Transfer Notice and within ninety
     (90) days of the last offer to Stockholders hereunder.

          7.   Transfers with Respect to Employee Stockholders.

          (a) If any member of the Non-Selling Stockholder Group voluntarily ceases to serve as an employee or officer of the Company or GMH without the consent of the Company or GMH, as applicable, or his employment is terminated for any reason other than death or disability, in each case, on or prior to the third anniversary of the date of this Agreement, all Securities held by such Stockholder and his Related Transferees, if any, shall, immediately upon such termination of employment, be transferred to the members of the Selling Stockholder Group (pro rata in accordance with the percentage of Voting Shares then held by the members of the Selling Stockholder Group) for a purchase price equal to the total number of Shares so transferred multiplied by the par value of such Shares.

          (b) If (i) the employment of any member of the Non-Selling Stockholder Group with the Company or GMH terminates by reason of death or disability or (ii) after the third anniversary of the date of this Agreement but prior to the earlier of (A) the fifth anniversary of the date of this Agreement or (B) the date upon which a Co-Sale Transfer occurs, any member of the Non-Selling Stockholder Group voluntarily ceases to serve as an employee or officer of the Company or GMH without the consent of the Company or GMH, as applicable, or his employment with the Company or GMH is terminated for any reason other than death or disability, then such Person shall immediately surrender to the Corporation all Shares held by him and his Related Transferees, if any, in exchange for an equal number of Class B Common Shares.

          (c) If prior to the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the date upon which a Co-Sale Transfer occurs, any member of the Selling Stockholder Group voluntarily ceases to serve as an executive officer of the Company or GMH or his employment with the Company or GMH is terminated for Cause, then such Person shall immediately surrender to the Corporation all Shares held by him and his Related Transferees, if any, (and who, in the case of Samuel P. Scott, shall mean his Related Transferees, if any, who have acquired Securities by transfer from him after the date hereof), in exchange for an equal number of Class B Common Shares.

          (d) Immediately upon the occurrence of any event set forth in paragraphs (b) or (c) above which requires the exchange of Class A Common Shares for certificates of Class B Common Shares, the rights of the holder of such Class A Common Shares shall automatically cease, and such Person shall be deemed to have become a holder of Class B Common Shares.

          8. Closing of Transfers. The closing for all purchases and sales of Securities provided for in this Agreement hereof shall be held at the offices of the Company. If any Stockholder (or a Related Transferee) who has become obligated to purchase or sell Securities hereunder is deceased on the closing date for such purchase or sale and such deceased person's personal representative shall not have been appointed and qualified by such date, then the closing shall be postponed until the 10th day after the appointment and qualification of such personal representative. If the closing date of such purchase or sale falls on a Saturday, Sunday or legal holiday, then the closing shall be held on the next succeeding business day. The purchase price for the Securities shall be paid at the closing by certified check or by cashier's or official bank check. At the closing, the seller(s) shall deliver to the purchaser(s) the certificate or certificates representing the Securities to be sold, duly endorsed in blank and bearing the necessary documentary stamps. Any Stockholder (or his personal representative or any Related Transferee of such Stockholder) which transfers Securities shall (a) do all things and execute and deliver all such papers as may be necessary or reasonably requested by the Company in order to consummate such transfer, (b) pay to the Company such amounts as may be required for any applicable stock transfer taxes and (c) pay to the Company any expenses incurred by the Company in connection with such transfer (including reasonable attorneys fees). In the event that a Stockholder (or, his personal representative or any Related Transferee of such Stockholder) having become obligated to sell Securities hereunder shall fail to deliver such Securities in accordance with the terms of this Agreement, the purchasers may, at their option, in addition to all other remedies they may have, send to the sellers by personal delivery or registered mail, return receipt requested, the purchase price of such Securities as is hereinabove specified. Thereupon, the Company shall (i) cancel on its books the certificate or certificates representing the Securities to be sold, (ii) issue, in lieu thereof, a new certificate or certificates in the name of the purchasers representing such Securities, (iii) deliver such new certificate or certificates to the Purchasers and (iv) give notice thereof to the sellers, and thereupon all of the sellers' rights in and to such Securities shall terminate.

          9.   Come Along.

          (a) Come Along. If any Stockholder proposes to transfer Voting Shares in a Co-Sale Transfer (the "Selling Stockholder"), it shall give notice of such proposed sale (the "Sale Notice") to the Company and the other Stockholders (the "Other Stockholders"), which notice shall set forth at least the name and address of the proposed transferee (the "Buyer") and the price and terms of such proposed sale. Any of the Other Stockholders shall then be entitled to give, within 20 days after the giving of such Sale Notice, a counter-notice to the Company, the Selling Stockholder, and to the Buyer at the address specified in the Sale Notice, that it elects to have the Buyer choose to purchase the number of Voting Shares owned by such Other Stockholder (and the Voting Shares of his, her or its Related Transferees, if any) equal to (i) the number of Voting Shares held by such Other Stockholder and his, her or its Related Transferees, if any, multiplied by (ii) a fraction, the numerator of which is the number of Voting Shares proposed to be acquired by the Buyer from the Selling Stockholder and the denominator of which is the total number of Voting

Shares held by the Selling Stockholder (before giving effect to the proposed sale to the Buyer), at the same price and upon the same terms and conditions as contained in the Sale Notice. In the event any Other Stockholder makes the aforesaid election, the Buyer shall purchase and such Other Stockholder (and his, her or its Related Transferees, if any) shall sell such number of Voting Shares owned (or deemed owned) by them at the same price and upon the same terms and conditions as contained in the Sale Notice; provided, that if the Buyer is not willing to purchase the total number of Voting Shares held by the Selling Stockholder and the Other Stockholders who have elected to participate in such sale, the Buyer shall purchase that number of Voting Shares that it wishes to purchase (but not less than the number set forth in the Sale Notice), and the Selling Stockholder and the Other Stockholders shall each sell that number of Voting Shares to the Buyer equal to the product of (x) the aggregate number of Voting Shares to be purchased by the Buyer and (y) a fraction, the numerator of which is the number of Voting Shares then owned by such Stockholder, and the denominator of which is the aggregate number of Voting Shares owned by the Selling Stockholder and the Other Stockholders who have elected to participate in such sale.

          (b) Warrants. For purposes of Section 9(a), any Stockholder which holds Warrants and which, if such Warrants had been exercised, would be permitted to sell the resulting Voting Shares under Section 9(a), shall have the right to sell Warrants for the number of Voting Shares which, together with the number of Voting Shares, if any, such Stockholder elects to sell, equals the number of Voting Shares such Stockholder is permitted to sell under Section 9(a), without any requirement that such Warrants be exercised and converted to Voting Shares before a sale under Section 9(a). The purchase price per Warrant shall be the purchase price per Voting Share less the exercise price of the Warrant.

          10.  Election of Directors and other Voting Requirements.

               (a)  Voting for Directors.  During the term of this Agreement,
(i) there shall be seven directors of the Company and (ii) at each meeting of the Stockholders of the Company for the election of directors, the Stockholders shall vote all Voting Shares held by them for the election of the seven persons nominated pursuant to Section 10(b).

               (b) Nominations. During the term of this Agreement, directors shall be nominated by the Stockholders as follows: the nominees for directors shall be (i) the four persons nominated by Bulldog, (ii) the two persons receiving a plurality of votes cast by all members of the RFE Group, including one nominee designated by RFE and (iii) Samuel P. Scott.

               (c) Vacancies. During the term of this Agreement, should a vacancy in the Board of Directors be caused by death, resignation, removal or any other reason, each of the Stockholders agrees to vote all Voting Shares owned by such Stockholder for (i) the one person receiving a plurality of votes cast by all B Stockholders at a meeting of B Stockholders held to nominate directors, in the case of a vacancy caused by the death, resignation, removal or other reason with respect to Samuel P. Scott or (ii) the nominee selected by Bulldog or the RFE Group, as the case may be, as provided in Section 10(b) hereof.

               (d) Removal of Directors. If at any time any Stockholder proposes to remove any director who was nominated by such Stockholder as provided in Section 10(b) hereof, each Stockholder agrees to vote all of the Voting Shares owned by such Stockholder for such removal if removal has been approved by the persons who would be entitled to fill a vacancy pursuant to
Section 10(c) hereof.

               (e) Written Consent. Notwithstanding any reference herein to votes cast at a meeting of the Stockholders, directors may be chosen for nomination by the Stockholders acting by written consent without a meeting and directors may be elected by the Stockholders acting by written consent without a meeting to the extent permitted by law, by the certificate of incorporation and the by-laws of the Company; provided, however, that nothing in this Section 10(e) shall authorize the nomination, election or removal of directors other than in accordance with the provisions of this Section 10.

               (f) Directors Expenses. Each director of the Company (and any observer pursuant to Section 10(j)) shall be reimbursed for his actual out of pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof. In addition, if any of the directors nominated by the RFE Group pursuant to Section 10(b)(ii) is a person with outside operating experience and not otherwise affiliated with any member of the RFE Group, the Company will pay such director reasonable directors fees.

               (g) Special Election Matters. Notwithstanding anything contained in this Section 10 to the contrary, if an Event of Default, as defined in the Certificate of Incorporation has occurred and not been cured, the Stockholders shall (to the limited extent, if at all, necessary to accomplish the following) vote all Voting Shares held by them at the time to accomplish the nomination and election of that number of nominees of the holders of the Series A Preferred Shares as constitute the smallest number of directors which shall constitute a majority of the Company's Board of Directors (including, but not limited to, voting to remove members of the Board of Directors serving prior to such election).

               (h) Committees of the Board. The Board of Directors of each of the Company and GMH shall establish an Audit Committee and a Compensation Committee in accordance with the By-laws of the Company and GMH and so long as the RFE Group owns at least 10% of the issued and outstanding Voting Shares, such committees shall include a representative of the RFE Group.

               (i) GMH Board. Each of the Stockholders and the Company hereby agrees to take such action as may be required so that the Board of Directors of GMH is at all time identical to the Board of Directors of the Company.

               (j) Equitable's Rights. So long as Equitable continues to own at least 70% of the initial purchase percentage of the Warrants issued to it, Equitable will have (i) the ability to have a representative attend meetings of the Board of Directors of each of the Company and GMH as an observer, (ii) the right to receive all materials sent to such Boards of Directors by the Company or GMH, as applicable, (iii) the right to inspect the Company's and GMH's books and records and, upon reasonable notice, visit the Company and GMH and (iv) consult with management of the Company and GMH. Holders of the Warrants issued to Equitable shall receive monthly unaudited financial statements and annually, a copy of management's budget for the succeeding year, each at the same time as such financial statements and budget are delivered to the Company's and GMH's lenders.

          11.  Special Voting Requirements.

               (a) Required Stockholder Approval While Series A Preferred Shares are Outstanding. At any time during the term of this Agreement that Series A Preferred Shares are outstanding, the approval by the affirmative vote or written consent of the Stockholders holding not less than (x) 66-2/3 of all of the issued and outstanding Series A Preferred Shares with respect to paragraphs (ii), (iv), (vi), (vii), (viii) or (ix) below and (y) 50.1% of the issued and outstanding Series A Preferred Shares with respect to paragraphs (i),
(iii), (v), (x), (xi), (xii) and (xiii) below shall be required to authorize any of the following:

               (i) the payment or declaration of any dividend on the Common Shares, Series B Preferred Shares or any other equity securities (including options or warrants) of the Company (other than the Series A Preferred Shares) or the redemption, purchase or other acquisition for value (or the payment into or setting aside for a sinking fund for such purpose) any of the Common Shares, Series B Preferred Shares or any other equity securities of the Company, or the application of any of the Company's assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any of the Common Shares, Series B Preferred Shares or other equity securities of the Company, except for (A) redemptions of Series A Preferred Shares as provided in accordance with the provisions of the Certificate of Incorporation, and (B) repurchases of Common Shares pursuant to the Investors' Rights Agreement;

               (ii) (A) any acquisition of the Company by means of a merger of the Company with or into any other corporation or other entity or person or other form of corporate reorganization in which the Company shall not be the continuing or surviving entity of such merger or reorganization (other than a mere reincorporation transaction) or a transaction in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the transaction are exchanged or converted by virtue of the transaction into other property, whether in the form of securities, cash or otherwise or (B) a sale of all or substantially all of the assets of the Company, or in either case, any such action with respect to any subsidiary of the Company;

               (iii) the making of any loan, advance or capital contribution to, or investment in, or permitting or causing any subsidiary of the Company to make any loan, advance or capital contribution to, or investment in any of the officers, directors, employees, providers, consultants, agents or other representatives of the Company, other than (A) travel or salary advances in the ordinary course of business in a manner consistent with past practice, and (B) loans evidenced by promissory notes in connection with the purchase of Common Shares under employment or restrictive stock purchase agreements or the Investors' Rights Agreement;

               (iv) any incurrence or assumption or permitting to exist of or permitting or causing any subsidiary of the Company to incur or assume or permit to exist any indebtedness for borrowed money (including capitalized leases) other than the indebtedness owing to (A) First Source Financial LLP pursuant to the terms of the Secured Credit Agreement dated as of the date hereof by and between First Source Financial LLP and GMH, (B) Equitable pursuant to the terms of the Note and Warrant Purchase Agreement dated as of the date hereof by and between Equitable, the Company and GMH, and (C) the RFE Group pursuant to the terms of the Securities Purchase Agreement dated as of the date hereof between and among the RFE Group, the Company and GMH in excess of $2,600,000 in the aggregate, or the issuance of any debt securities or the assumption, guarantee, endorsement (other than in the ordinary course of business consistent with past practice) or otherwise as an accommodation becoming responsible for, liabilities of any other Person;

               (v) any purchase, holding or owning, or permitting or causing any subsidiary of the Company to purchase, hold or own any capital stock, evidence of indebtedness or other security of any subsidiary of the Company or other corporation, partnership or other entity, unless such corporation, partnership or other entity is a wholly owned subsidiary of the Company;

               (vi) permitting or causing the Company, or any subsidiary of the Company, to engage in any new line of business outside the construction, manufacture, assembling, purchasing and selling all types of manufactured buildings, structures and homes;

               (vii) any authorization or issuance of any equity securities of the Company, including any preferred stock, options or warrants to purchase any such equity security;

               (viii) any amendment or repeal of any provision of, the addition of any provision to, or the waiver of any provision of the Company's Certificate of Incorporation or By-Laws, or any alteration or change in the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Shares, or causing or permitting any subsidiary of the Company to do the same;

               (ix) the making of any acquisition of, or loan, advance or capital contribution to, or investment in or permitting any subsidiary of the Company to make any acquisition of, or loan, advance or capital contribution to, or investment in any business entity, which, individually or together with any related series of such transactions, exceeds $1,000,000;

               (x) the making of or permitting or causing any subsidiary of the Company to make any capital expenditures in any one fiscal year in excess of the sum of (A) $500,000 plus (B) the difference between $500,000 and any unexpended amounts from prior years;

               (xi) the entering into of any contract or transaction with an Affiliate of the Company that does not deal at arm's length with the Company or which exceeds $25,000 in amount, or causing or permitting any subsidiary of the Company to do the same;

               (xii) the reclassification of any shares of Common Stock or any other shares of the Company into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock; or

               (xiii) the transfer of (A) any Shares of the Company held by any of Samuel P. Scott, Gregory Keith Scott, Drew Eric Scott or Bulldog, (B) any membership interests in Bulldog held by SIHI-GMH LLC or (C) any membership interest in SIHI-GMH LLC held by either Gary M. Brost or Dennis
     C. Martin, in each case in excess of 10% of the Shares or membership interests originally held by them, in any transaction or series of transactions, except for (I) transfers to Related Transferees (or Persons who would be Related Transferees of SIHI-GMH LLC, Gary M. Brost or Dennis
     C. Martin if they were parties to this Agreement) and (II) transfers by Bulldog to the RFE Group pursuant to the Investors Rights Agreement in any transaction or series of transactions.

          (b) Required Stockholder Approval After Series A Preferred Shares are Redeemed. At any time during the term of this Agreement that there are no Series A Preferred Shares outstanding, the approval by the affirmative vote or written consent of the Stockholders holding not less than 70% of all of the issued and outstanding Voting Shares shall be required to authorize any of the following:

          (i)  the repurchase or redemption of any of the Shares;

          (ii) any amendment of the Certificate of Incorporation or By-Laws of the Company or any consent by the Company to any amendment of the Certificate of Incorporation or By-Laws of GMH;

          (iii) any authorization of or any issuance of any authorized but unissued capital stock of the Company, except the issuance of Securities upon the exercise of the Warrants or upon conversion of any Series B Preferred Shares;

          (iv)  any sale of the Company's entire interest in GMH;

          (v) the sale, lease or exchange of all or substantially all of the Company's assets or any consent by the Company to any sale, lease or exchange by GMH of all or substantially all of the assets of GMH;

          (vi) any merger or consolidation of the Company or GMH with or into any other corporation;

          (vii)  the dissolution of the Company or GMH;

          (viii)  the adoption of a plan of liquidation of the Company or GMH;

          (ix) any action by the Company to commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it or GMH, or seeking to adjudicate it or GMH a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or GMH or its or GMH's debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or GMH or for all or any substantial part of its or GMH's assets, or making a general assignment for the benefit of its or GMH's creditors;

          (x)  any recapitalization of the Company or GMH; or

          (xi) except as provided in the Registration Rights Agreement, any public offering of securities of the Company or any consent by the Company to GMH authorizing any public offering of securities of GMH.

          (c) Any of the actions described in Section 11(b) above are herein referred to as a "Fundamental Change".

          (d) For purposes of Section 11(a), as to any matter set forth therein which requires the approval or consent of the Stockholders holding not less than 66-2/3% of all of the issued and outstanding Series A Preferred Shares, such matter shall be deemed approved or consented to unless the Company shall have received written notice from the requisite percentage of holders of Series A Preferred Shares that they do not approve or consent to such matter within ten
(10) Business Days after the holders of the Series A Preferred Shares have received a written request from the Company asking for such approval or consent.

          12.  Share and Warrant Certificates.

               (a) Restrictive Endorsement. Each certificate representing Securities now or hereafter held by a Stockholder shall be stamped with legends in substantially the following form:

               "THE SHARES [WARRANTS] REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS' AGREEMENT DATED AS OF DECEMBER __, 1995, COPIES OF WHICH ARE AVAILABLE AT THE OFFICE OF THE COMPANY AND MAY BE INSPECTED BY ANY PROSPECTIVE TRANSFEREE OF THE SHARES [WARRANTS] REPRESENTED HEREBY ON REQUEST. SUCH STOCKHOLDERS' AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION, MORTGAGE, CHARGE, LIEN, ENCUMBRANCE, GIFT, BEQUEST, TRANSMISSION OR OTHER DISPOSITION OF THE SHARES [WARRANTS] REPRESENTED BY THIS CERTIFICATE."

               THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS
               (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION OR (II) THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION.

     Each Stockholder agrees that he or it will deliver all certificates for Securities owned by him or it to the Company for the purpose of affixing such legend thereto.

          (b) Replacement Certificates. Upon presentation of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities and indemnity agreement reasonably satisfactory to the Company, and upon reimbursement to the Company of all its reasonable expenses incident thereto, and upon surrender of such certificate or instrument, if mutilated, to the Company, each Stockholder agrees to use his or its best efforts to cause the Company deliver a new certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated certificate.

          13. No Default. Notwithstanding anything to the contrary contained in this agreement, none of the Stockholders shall take any action hereunder which would cause the Company or any of its subsidiaries or Affiliates to breach any material agreement to which the Company, such subsidiary or Affiliate is a party.

          14.  Preemptive Rights.

               (a) In the event that the Company should determine to (i) authorize and issue any shares of its capital stock or other equity securities (other than securities issued (A) pursuant to the conversion of the Series B Shares, (B) pursuant to the exercise of the Warrants, (C) pursuant to the acquisition of another corporation by the Company or issued in connection with any merger, consolidation, combination, purchase of all or substantially all of the assets or other reorganization which has been approved by the Board of Directors of the Company and the Stockholders in accordance with the provisions of this Agreement, (D) pursuant to any rights or agreements, including without limitation convertible securities, provided that the rights established by this
Section 14 apply with respect to the initial sale or grant by the Company of such rights or agreements (other than the rights or agreements described in clause (F) below), (E) in connection with any stock split, stock dividend or recapitalization of the Company, (F) to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement for the primary purpose of soliciting or retaining such employees, consultants, officers or directors services and which are outstanding on the date hereof or are hereafter approved by the Board of Directors and the Stockholders in accordance with the terms of this Agreement, and (G) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of securities for the account of the Company and/or selling shareholders to the public) or (ii) to reissue any treasury shares previously acquired by the Company, then the Company shall notify each Stockholder holding Voting Shares and each Warrant holder of such proposed offering and the price thereof, and for a period of 30 days after such notice, each such Stockholder and Warrant holder may purchase a pro rata (in accordance with the percentage of Voting Shares then held by such Stockholder and Warrant holder) amount of the shares being offered by delivery of the purchase price therefor to the Company. If any Stockholder or Warrant holder does not accept the offer to purchase all of his or its pro rata share of the shares being offered, the Company shall make one or more additional offers of the remainder of such shares to Stockholders or Warrant holders who have agreed to purchase all of the shares previously offered. Such additional offer or offers shall be made for a period of 10 days to each of such Stockholders and Warrant holders in the same ratio that the amount of shares which such Stockholder or Warrant holder has agreed to purchase bears to the total amount of shares which all Stockholders and Warrant holders to which such additional offer or offers are made have agreed to purchase. Any shares not so purchased may be sold by the Company to a third party who agrees to be bound by the terms of this Agreement and who shall become a Stockholder hereunder.

               (b) For purposes of any calculation of the number of shares of Voting Shares held or outstanding under this Section 14, the conversion of all securities convertible into or exchangeable for Voting Shares and the exercise of all outstanding rights, options and warrants to acquire Voting Shares shall be assumed.

          15. Registration Rights. The Stockholders shall have the registration rights set forth on Exhibit B hereto.

          16.  Miscellaneous.

               (a) Notices. Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given in writing by messenger, electronic transmission, telegraph, telex or postage prepaid, registered or recorded delivery, air mail letter sent to the address set forth under each Stockholder's name at the foot of this Agreement, or to such other address as the party affected may hereafter designate in writing to the Company and all other Stockholders; together with a copy to the Company at the address set forth at the foot of this Agreement. Any such notice shall be effective when received by the party to whom addressed; provided that if given or made by postage prepaid, registered or recorded delivery, airmail letter or by telegraph or telex, it shall be deemed to have been received at the earlier of (i) when actually received or (ii) five (5) business days after the same was posted or sent (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid or sent), and provided that if given or made by telegraph or telex, it shall be deemed to have been received at the time of dispatch.

               (b) Termination; Amendment. This Agreement (i) may be terminated or amended at any time by the written consent of the Company and the holders of seventy percent (70%) of the Voting Shares and notice of such to the Company and all Stockholders, provided that no amendment that adversely affects the interest of any Stockholder shall be effective against such Stockholder absent such Stockholder's prior written consent, and (ii) shall be terminated (A) upon the consummation of (1) a registered public offering of the Common Shares or (2) a Fundamental Change of the type described in Section 11(b)(iv), (vi), (vii),
(viii) or (ix) of this Agreement or (B) ten years from the date hereof, unless, at anytime within two years prior to any date upon which termination would occur under this clause (B), all of the parties extend its duration for an additional period, not to exceed ten years.

               (c) Waiver. No failure or delay on the part of the Stockholders or any of them in exercising any right, power or privilege hereunder, and no course of dealing between the Stockholders or any of them shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Stockholders or any of them would otherwise have. No notice to or demand in any case shall entitle the recipient thereof to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Stockholders or any of them to take any other or further action in any circumstances without notice or demand.

               (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

               (e) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

               (f) Benefit and Binding Effect. Except as expressly contemplated herein, this Agreement may not be assigned or transferred. This Agreement shall be binding upon and shall inure to the benefit of the Company and each of the Stockholders and their respective executors, administrators and personal representatives and heirs and their permitted successors and assigns hereunder and shall be binding upon their successors and assigns. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

               (g) Further Assurances. Each party hereto agrees to use its best efforts to take, and to use its best efforts to cause the Company to take, any action which may be reasonably requested by any other party hereto in order to effectuate or implement the provisions of this Agreement; provided that no party shall be required to take any requested action or cause the Company to take any requested action not specifically required under this Agreement if such requested action might adversely affect the interest of such party or the Company.

               (h) Specific Performance. Due to the fact that the Securities cannot be readily purchased or sold in the open market, and that legal remedies may be inadequate to enforce this Agreement, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent mandatory injunction, or any appropriate decree of specific performance, without any bond or security being required and without being required to show any actual damage or that monetary damages would not provide an adequate remedy.

               (i) Voting Percentages. Whenever any provision in this Agreement provides for a specified percentage of Voting Shares to authorize or approve any action, such percentage shall be calculated as if all Warrants had been exercised and all shares convertible into Voting Shares had been converted. In addition, each member of the RFE Group hereby grants to Bulldog the right to vote 29.1667% of the Series B Preferred Shares and/or Class C Common Shares held by it as if it were the record and beneficial owner thereof; provided, however, that the rights granted to Bulldog under this sub-paragraph (i) shall not affect the calculation of the number of Voting Shares owned by any member of the RFE Group for purposes of any other provision of this Agreement; and provided, further, that if Bulldog distributes the Series B Preferred Shares or Class C Common Shares owned by it, the voting rights granted in this sub-paragraph (i) shall cease to apply .

           IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

                                   GMH HOLDINGS INC.


                                   By: /s/ Gary M. Brost
                                       __________________________________
                                        Name:  Gary M. Brost
                                        Title: President
                                   369 Franklin Street
                                   Buffalo, New York  14202

                                   A STOCKHOLDERS:

                                   BULLDOG HOLDINGS LLC



                                   By: /s/ Gary M. Brost
                                       _________________________________
                                   Name:  Gary M. Brost
                                   Title: President
                                   369 Franklin Street
                                   Buffalo, New York  14202


                                   RFE INVESTMENT PARTNERS, V, L.P.
                                   By:  RFE Associates V, L.P., general partner



                                   By: _________________________________
                                   Name:
                                   Title:  General Partner
                                   36 Grove Street
                                   New Canaan, Connecticut  06840


                                   STERLING COMMERCIAL CAPITAL, INC.


                                   By: _________________________________
                                        Name:  Harvey Rosenblatt
                                        Title: Executive Vice-President
                                        175 Great Neck Road
                                        Great Neck, New York  11021


                                   STATE TREASURER OF THE STATE OF MICHIGAN,
                                   CUSTODIAN OF THE MICHIGAN PUBLIC SCHOOL
                                   EMPLOYEES' RETIREMENT SYSTEM, STATE EMPLOYEES RETIREMENT SYSTEM, MICHIGAN STATE POLICE RETIREMENT SYSTEM, AND MICHIGAN JUDGES' RETIREMENT SYSTEM


                                   By: _________________________________
                                          Paul E. Rice
                                          Administrator
                                          Alternate Investments Division
                                          430 West Allegan
                                          Lansing, Michigan  48922


                                   THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE
                                   UNITED STATES



                                   By: _________________________________
                                   Name:
                                   Title:
                                           787 7th Avenue
                                           New York, New York  10019



                                   _____________________________________
                                   Robert C. Mayer, Jr.
                                   114 River Road
                                   Scarborough, New York  10510



                                   _____________________________________
                                   Robert L. Goodwin
                                   27 Meadow Lane
                                   Greenwich, Connecticut  06831



                                   _____________________________________
                                   Paul C. Cronson
                                   111 E. 80th Street

                                   New York, New York  10021



                                   _____________________________________
                                   Eileen V. Austen
                                   3630 Meadville Drive
                                   Sherman Oaks, California  91403


                                   B STOCKHOLDERS:



                                   _____________________________________
                                   Samuel P. Scott
                                   4300 South Fletcher Avenue
                                   Fernandina Beach, FL  32034



                                   _____________________________________
                                   Kelly Scott Herold, as Trustee
                                   1230 Greenridge Road
                                   Jacksonville, FL  32207


                                   _____________________________________
                                   Gregory Keith Scott
                                   3136-A South Fletcher Avenue
                                   Fernandina Beach, FL  32034



                                   _____________________________________
                                   Drew Eric Scott
                                   3000-B South Fletcher Avenue
                                   Fernandina Beach, FL  32034



                                   _____________________________________
                                   Wayne Roberts
                                   2255 Industrial Blvd.
                                   Waycross, GA  32503



                                   _____________________________________
                                   Lannis Thomas
                                   2255 Industrial Blvd.
                                   Waycross, GA  32503


                                   _____________________________________
                                   Thomas M. Vinson
                                   2255 Industrial Blvd.
                                   Waycross, GA  32503



                                   _____________________________________
                                   Bruce Hallock
                                   2255 Industrial Blvd.
                                   Waycross, GA  32503



                                   _____________________________________
                                   Michael O'Gorman
                                   2255 Industrial Blvd.
                                   Waycross, GA  32503



                                   _____________________________________
                                   Benny Bryan
                                   2255 Industrial Blvd.


                                   Waycross, GA  32503



                                   _____________________________________
                                   James H. McClellan
                                   2255 Industrial Blvd.
                                   Waycross, GA  32503

                                                EXHIBIT A
                                        SCHEDULE OF STOCKHOLDERS

STOCKHOLDER                                NUMBER OF SHARES                                      GROUP
                           SERIES A    SERIES B      CLASS A   CLASS B   CLASS C
                           PREFERRED   PREFERRED     COMMON    COMMON    COMMON      WARRANTS
Bulldog Holdings LLC                   1,400,000                                                   A
RFE Investments
  Partners V, L.P.         4,690,351     439,720    714,546                                        A
State Treasurer of
  the State of
  Michigan,
  Custodian                3,076,922     288,462    468,750                                        A
Sterling Commercial
  Capital, Inc.              232,727      21,818     35,454                                        A
The Equitable Life
  Assurance Society of
  the United States                                                                  350,000       A
Eileen V. Austen                                                                      54,687       A
Paul C. Cranson                                                                       54,687       A
Robert C. Goodwin                                                                     54,688       A
Robert C. Mayer                                                                       54,688       A
Samuel P. Scott                                      92,749                                        B
Kelly Scott Herold,
    as Trustee                                       71,167                                        B
Gregory Keith Scott                                  71,167                                        B
Drew Eric Scott                                      71,167                                        B
Lannis Thomas                                        28,000                                        B
Wayne Roberts                                        28,000                                        B
Thomas M. Vinso                                      21,000                                        B
Bruce Hallock                                        14,000                                        B
Michael O'Gorma                                      14,000                                        B
Benny Bryan                                          13,125                                        B
James H. McClelan                                    13,125                                        B
                           _________   _________  _________  _________  _________    _______
TOTAL                      8,000,000   2,150,000  1,656,250          0          0    568,750

                                   EXHIBIT B

                              REGISTRATION RIGHTS

                              REGISTRATION RIGHTS


               1. Definitions. Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Stockholders' Agreement to which this Exhibit B is attached. The following terms shall have the following respective meanings:

                    Commission: the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

                    Equitable Initiating Holders: any holder or holders of more than 50% of the Warrants.

                    Exchange Act: the Securities Exchange Act of 1934, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time of determination.

                    Initiating Holders: each of (a) The Equitable Initiating Holders and (b) the RFE Initiating Holders, together with their successors and permitted assigns.

                    IPO: the issuance by the Company in a Public Offering under the Act of a number of shares of Common Stock such that, after giving effect to such Public Offering, there shall be outstanding pursuant to one or more such Public Offerings shares of Common Stock equal to at least 20% of the capital stock of the Company on a fully-diluted basis.

                    Other Securities: any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the holders of the Warrants at any time shall be entitled to receive, or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 3 of the Warrant Agreement or otherwise.

                    Public Offering: any offering of Common Stock or Other Securities, or any securities issued or issuable with respect to any Common Stock or Other Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case to the public pursuant to an effective registration statement under the Act.

                    Registrable Securities: (a) any shares of Common Stock issued and outstanding as of the date hereof, (b) the Warrants, (c) any shares of Common Stock or Other Securities issued or issuable upon exercise of the Warrants or upon conversion of the Series B Preferred Shares and (d) any securities issued or issuable with respect to any Common Stock or Other Securities referred to in subdivision (c) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) they shall have been sold as permitted under Rule 144 (or any successor provision) under the Securities Act, or (z) they shall have ceased to be outstanding.

                    Registration Expenses: all expenses incident to the Company's performance of or compliance with the provisions of this Exhibit B, including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, the reasonable fees and disbursements of a single counsel and single firm of accountants retained by the holders of the Registrable Securities being registered, premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities being registered and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts, commissions, transfer taxes and any other compensation paid to underwriters or other agents or brokers to effect the sale, if any, provided that, in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include salaries of Company personnel or general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters of the Company, or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event.

                    Requesting Holder: the meaning in paragraph 7.

                    RFE Initiating Holders: RFE and Michigan.

                    Warrant Agreement: the Common Stock Purchase Warrant expiring December 21, 2002 issued by the Company.

                    Warrants: the meaning specified in the opening paragraph of the Warrant Agreement.

               2.   Registration on Request.

                    (a) Request. At any time and from time to time after the 180th day following the consummation of an IPO, upon the written request of one or more Initiating Holders, requesting that the Company effect the registration under the Securities Act of all or part of such Initiating Holders' Registrable Securities and specifying the intended method of disposition thereof, the Company will promptly give written notice of such requested registration to all holders of outstanding Registrable Securities, and thereupon will use its best efforts to effect its registration under the Securities Act of:

                    (i) the Registrable Securities which the Company has been so requested to register by such Initiating Holder or Holders for disposition in accordance with the intended method of disposition stated in such request; and

                    (ii) all other Registrable Securities the Holders of which have made written requests to the Company for registration thereof within 20 Business Days after the giving of such written notice by the Company (which request shall specify the intended method of disposition thereof), all to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that the Company shall not be required to effect the registration pursuant to this Section 2 of any Warrants (but shall be required to effect the registration of Registrable Securities described in clauses (b) and (c) of the definition of Registrable Securities), and provided, further, that any holder of Registrable Securities to be included in any such registration, may, by written notice to the Company within 10 Business Days after its receipt of a copy of a notice from the managing underwriter delivered pursuant to paragraph (g) below, withdraw such request and, on receipt of such notice of the withdrawal of such request from holders comprising at least a majority of the holders of Registrable Securities to be included in such registration, the Company may elect not to effect such registration. Subject to paragraph (g) below, the Company may include in such registration other securities for sale for its own account or for the account of any other Person.

                    (b) Number of Registrations. The Company shall not be required to effect more than two registrations for the RFE Initiating Holders and two registrations for the Equitable Initiating Holders pursuant to this
Section 2, provided that such registrations, taken together, shall permit the disposition of at least 80% of the Registrable Securities which the Company has been so requested to register, and provided, further, that if two such registrations shall not permit the disposition of at least 80% of such Registrable Securities, the Company shall be required to effect additional registrations pursuant to this Section 2 until they have permitted the disposition of at least 80% of such Registrable Securities.

                    (c)  Registration Statement Form. Registrations under this
Section 2 shall be on such appropriate registration form of the Commission (i) as shall be selected by the Company and as shall be acceptable to at least a majority of the holders of Registrable Securities to be included in such registration and (ii) as shall permit the disposition of the Registrable Securities which the Company has been requested to register under this Section 2 in accordance with the intended method or methods of disposition specified in the request for their registration. The Company may, if permitted by law, effect any registration requested under this Section 2 by the filing of a registration statement on Form S-3 (or any successor or similar short form registration statement) unless the holders holding at least a majority (by number of shares) of the Registrable Securities as to which such registration relates (and, if such registration involves an underwritten Public Offering of such Registrable Securities, the managing underwriter of such Public Offering) shall notify the Company in writing that, in the judgment of such holders (and, if applicable, such managing underwriter), the use of a more detailed form specified in such notice is of material importance to the success of the Public Offering of such Registrable Securities, in which case such registration shall be effected on the form so specified. Upon the request of at least a majority of the holders of Registrable Securities, registration under this Section 2 shall be by means of a shelf registration pursuant to Rule 415 under the Securities Act (but only if the Company is then eligible to use Form S-2 or S-3 (or any successor forms)).

                    (d) Expenses. The Company will pay all Registration Expenses in connection with the first two registrations for each of the RFE Initiating Holders and the Equitable Initiating Holders effected pursuant to this Section 2, and, if such registrations, taken together, shall not permit the disposition of at least 80% of the Registrable Securities which the Company has been requested to register under this Section 2, the Company will pay all Registration Expenses in connection with each additional registration pursuant to this Section 2 until such registrations, taken together, shall have permitted the disposition of at least 80% of such Registrable Securities.

                    (e) Selection of Underwriters. If, in the discretion of the holders of a majority (by number of shares) of the Registrable Securities, any offering pursuant to this Section 2 shall constitute an underwritten offering, the underwriter or underwriters thereof shall be selected, after consultation with such holders, by the Company and shall be acceptable to the holders of at least a majority of the holders of Registrable Securities to be included in such offering, who shall not unreasonably withhold their acceptance of such underwriter or underwriters.

                    (f) Effective Registration Statement. A registration requested pursuant to this Section 2 will not be deemed to have been effected and a demand shall not be deemed to have been made (i) unless it has become effective, (ii) if the registration does not remain effective for a period of at least 120 days (or, with respect to any registration statement filed pursuant to Rule 415 under the Securities Act, for a period of at least 2 years) or, if earlier, until all the Registrable Securities requested to be registered in connection therewith were sold, (iii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court, or (iv) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than by reason of some act or omission by such Initiating Holders.

                    (g) Priority in Requested Registrations. If a requested registration pursuant to this Section 2 involves an underwritten offering, and the managing underwriter shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting registration) that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company which are not Registrable Securities) exceeds the number which can be sold in such offering, the Company will include in any such registration to the extent of the number which the Company is so advised can be sold in such offering (i) first, Registrable Securities requested to be included in such registration by the holder or holders of Registrable Securities who are Initiating Holders, pro rata among such holders on the basis of the number of Registrable Securities requested to be included by such holders, and (ii) second, other securities of the Company proposed to be included in such registration, in accordance with the priorities, if any, then existing among the Company and the holders of such other securities.

               3.   Incidental Registration.

                    (a) Right to Include Registrable Securities. Notwithstanding any limitation contained in Section 2, if the Company at any time proposes to register any of its securities under the Securities Act (other than by a registration on Form S-4 or S-8 or any successor or similar forms), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, each such time, it will give prompt written notice to all holders of Registrable Securities of its intention to do so and of such holders' rights under this Section 3. Upon the written request of any such holder made within 20 days after receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, by inclusion of such Registrable Securities in the registration statement which covers the securities which the Company proposes to register, provided that (i) the Company shall not be required to effect the registration pursuant to this Section 3 of any Warrants (but shall be required to effect the registration of Registrable Securities described in clauses (b) and (c) of the definition of Registrable Securities) and (ii) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holder or holders of Registrable Securities entitled to request that such registration be effected as a registration under Section 2, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this Section 3 shall relieve the Company of its obligation to effect any registration statement upon request under Section 2. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this
Section 3.

                    (b) Priority in Incidental Registrations. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, securities determined as follows:

                    (i) if such registration as initially proposed by the Company was solely a primary registration of its securities, (x) first, the securities proposed by the Company to be sold for its own account, (y) second, any Registrable Securities requested to be included in such registration, pro rata among the holders thereof requesting such registration on the basis of the number of shares of Registrable Securities requested to be included by such holders and
          (z) third, any other securities of the Company proposed to be included in such registration, pro rata among the holders thereof requesting such registration on the basis of the number of shares of such securities requested to be included by such holders; and

                    (ii) if such registration as initially proposed by the Company was in whole or in part requested by holders of securities of the Company, other than holders of Registrable Securities, pursuant to
          Section 2 hereof, such securities held by the holders initiating such registration, any Registrable Securities requested to be included in such registration, and any other securities of the Company proposed to be included in such registration, pro rata among the holders thereof requesting such registration on the basis of the number of shares of such securities requested to be included by such holders.

                    4. Registration Procedures. If and whenever (a) the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2 and 3 or (b) there is a Requesting Holder in connection with any other proposed registration by the Company under the Securities Act, the Company will as expeditiously as possible:

                    (i) prepare and file with the Commission the requisite registration statement (including such audited financial statements as may be required by the Securities Act or the rules and regulations promulgated thereunder) to effect such registration and use its best efforts to cause such registration statement to become effective, provided that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities whose Registrable Securities are to be included in such registration copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and provided, further, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

                    (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of (A) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and
          (B) the expiration of 120 days after such registration statement becomes effective, except with respect to any such registration statement filed pursuant to Rule 415 (or any successor Rule) under the Securities Act, in which case such period shall be 2 years;

                    (iii) furnish to each seller of Registrable Securities covered by such registration statement and each Requesting Holder such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

                    (iv) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller thereof and each Requesting Holder shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

                    (v) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

                    (vi) furnish to each seller of Registrable Securities and each Requesting Holder a signed counterpart, addressed to such seller (and the underwriters, if any), of

                         (A) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and

                         (B) a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of any closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten Public Offerings of securities and, in the case of the accountants' letter, such other financial matters, as such seller (or the underwriters, if any) may reasonably request;

                    (vii) immediately notify each seller of such Registrable Securities, and (if requested by any such seller) confirm such advice in writing, (A) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

                    (viii) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time;

                    (ix) immediately notify each holder of Registrable Securities covered by such registration statement and each Requesting Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such holder promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                    (x) otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and not file any amendment or supplement to such registration statement or prospectus to which any such seller or any Requesting Holder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder, having been furnished with a copy thereof at least five business days prior to the filing thereof;

                    (xi) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

                    (xii) cooperate with the sellers of such Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which securities shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depository Trust Company; and enable such Registrable Securities to be in such denominations and registered in such names as such sellers may request at least two Business Days prior to any sale of Registrable Securities;

                    (xiii) use its best efforts (A) to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange (if such Registrable Securities are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) to secure designation of all such Registrable Securities covered by such registration statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

                    (xiv) provide a CUSIP number for all Registrable Securities, not later than the effective date of the applicable registration statement; and

                    (xv) enter into such agreements and take such other actions as the Requisite Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such holder and the distribution of such securities as the Company may from time to time reasonably request in writing.

               5.   Underwritten Offerings.

                    (a) Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering by holders of Registrable

Securities pursuant to the registration requested under Section 2, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be satisfactory in substance and form to each such holder and the underwriters and to contain such representations and warranties by the Company and such other terms as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 8. The holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. No holder of Registrable Securities shall be required
(i) to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder and such holder's intended method of distribution and any other representation required by law or (ii) to indemnify (or to contribute with respect to an indemnifiable claim) the Company or any underwriters of the Registrable Securities, except as set forth in Section 8.

                    (b) Incidental Underwritten Offerings. If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by Section 3 and such securities are to be distributed by or through one or more underwriters, the Company will, subject to the provisions of
Section 3(b), use its best efforts, if requested by any holder of Registrable Securities, to arrange for such underwriters to include the Registrable Securities to be offered and sold by such holder among the securities to be distributed by such underwriters. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities. No holder of Registrable Securities shall be required (i) to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder and such holder's intended method of distribution and any other representation required by law or (ii) to indemnify (or to contribute with respect to an indemnifiable claim) the Company or any underwriters of the Registrable Securities, except as set forth in
Section 8.

                    (c)  Holdback Agreements.

                    (i) Each holder of Registrable Securities agrees, if so required by the managing underwriter, not to effect any public sale or distribution of securities of the Company of the same class as the securities included in such Registration Statement, during the seven days prior to the date on which any underwritten registration pursuant to Section 2 or 3 has become effective and the 90 days thereafter, except as part of such underwritten registration or to the extent that such holder is prohibited by applicable law from agreeing to withhold Registrable Securities from sale or is acting in its capacity as a fiduciary or an investment adviser. Without limiting the scope of the term "fiduciary," a holder shall be deemed to be acting as a fiduciary or an investment adviser if its actions or the Registrable Securities proposed to be sold are subject to ERISA, the Investment Company Act of 1940 or the Investment Advisers Act of 1940 or if such Registrable Securities are held in a separate account under applicable insurance law or regulation.

                    (ii) The Company agrees (A) not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the seven days prior to the date on which any underwritten registration pursuant to Section 2 or 3 has become effective and the 90 days thereafter, except as part of such underwritten registration and except pursuant to registrations on Form S-4 or S-8 or any successor or similar forms thereto, and (B) to cause each holder of its equity securities or of any securities convertible into or exchangeable or exercisable for any of such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a Public Offering), to agree not to effect any such public sale or distribution of such securities, during such period, except as part of such underwritten registration.

               6. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act, the Company will give the holders of Registrable Securities to be registered under such registration statement, their underwriters, if any, each Requesting Holder and one firm of counsel and accountants on behalf of such Requesting Holders, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Company agrees to include in any such registration statement all information which any holder of Registrable Securities being registered, upon advice of counsel, shall reasonably request.

               7. Rights of Requesting Holders. The Company will not file any registration statement under the Securities Act, whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account (other than by a registration on Form S-4, S-8 or any successor form thereto), unless it shall first have given to each Person which holds any Registrable Securities issued by the Company at least 30 days' prior written notice thereof. Any such holder who shall so request within 30 days after such notice (a "Requesting Holder") shall have the rights of a Requesting Holder provided in Sections 4, 6 and 8. In addition, if any registration statement refers to any Requesting Holder by name or otherwise as the holder of any securities of the Company, then such holder shall have the right to require (a) the insertion therein of language, in form and substance reasonably satisfactory to such holder, to the effect, if true, that the holding by such holder of such securities does not necessarily make such holder a "controlling person" of the Company within the meaning of the Securities Act and is not to be construed as a recommendation by such holder of the investment quality of the Company's debt or equity securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (b) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any rules and regulations promulgated thereunder, the deletion of the reference to such holder.

               8.   Indemnification.

                    (a) The Company will, and hereby does, indemnify, to the extent permitted by applicable law, each holder of Registrable Securities and its Affiliates and their respective officers and directors, if any, and each Person, if any, who controls such holder within the meaning of Section 15 of the Securities Act, against all losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act or common law or otherwise), joint or several, caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (and as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities (or proceedings in respect thereof) or expenses are caused by any untrue statement or alleged untrue statement contained in or by any omission or alleged omission from information furnished in writing to the Company by such holder expressly for use therein. If the offering pursuant to any registration statement provided for under this Agreement is made through underwriters, no action or failure to act on the part of such underwriters (whether or not any such underwriter is an Affiliate of any holder of Registrable Securities) shall affect the obligations of the Company to indemnify any holder of Registrable Securities or any other Person pursuant to the preceding sentence. If the offering pursuant to any registration statement provided for under this Agreement is made through underwriters, the Company agrees to enter into an underwriting agreement in customary form with such underwriters, and the Company agrees to indemnify such underwriters, their officers and directors, if any, and each Person, if any, who controls such underwriters within the meaning of
Section 15 of the Securities Act to the same extent as hereinbefore provided with respect to the indemnification of the holders of Registrable Securities; provided that the Company shall not be required to indemnify any such underwriter, or any officer or director of such underwriter or any Person who controls such underwriter within the meaning of Section 15 of the Securities Act, to the extent that the loss, claim, damage, liability (or proceedings in respect thereof) or expense for which indemnification is claimed results from such underwriter's failure to send or give a copy of the amended or supplemented final prospectus to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such amended or supplemented final prospectus prior to such written confirmation and the underwriter was given notice of the availability of such amended or supplemented final prospectus.

                    (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will indemnify, to the extent permitted by applicable law, the Company, its officers and directors and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, liabilities (or proceedings in respect thereof) and expenses (under the Securities Act, common law or otherwise), caused by any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or preliminary prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in or such omission is from information so furnished in writing by such holder expressly for use therein; provided that such holder's obligations hereunder shall be limited to an amount equal to the net proceeds to such holder of the Registrable Securities sold pursuant to such registration statement.

                    (c) Any Person entitled to indemnification under the provisions of this Section 8 shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 8, except to the extent that the indemnifying party is actually prejudiced by such failure) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, permit such indemnifying party to assume the defense of such claim, with counsel reasonably satisfactory to the indemnified party; and if such defense is so assumed, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party, and such indemnifying party shall not be subject to any liability for any settlement made without its consent (which shall not be unreasonably withheld); and any underwriting agreement entered into with respect to any registration statement provided for under this Agreement shall so provide. In the event an indemnifying party shall not be entitled, or elects not, to assume the defense of a claim, such indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or firm of counsel for all parties indemnified by such indemnifying party in respect of such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect to such claim. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a participating holder of Registrable Securities, its officers, directors or any Person, if any, who controls such holder as aforesaid, and shall survive the transfer of such securities by such holder.

                    (d) If the indemnification provided for in this Section 8 shall for any reason be held by a court to be unavailable to an indemnified party under Section 8(a) or (b) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, then, in lieu of the amount paid or payable under Section 8(a) or (b), the indemnified party and the indemnifying party under Section 8(a) or (b) shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative fault of the Company and the prospective sellers of Registrable Securities covered by the registration statement which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company and such prospective sellers from the offering of the securities covered by such registration statement, provided, that for purposes of clauses (i) or (ii), the relative benefits received by the prospective sellers shall be deemed not to exceed the amount of proceeds received by such prospective sellers, and no holder of Registrable Securities shall be required to contribute any amount in excess of the amount such holder would have been required to pay to an indemnified party if the indemnity under subsection (b) of this Section 8 was available. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Such sellers' obligations to contribute as provided in this Section 8(d) are several in proportion to the relative value of their respective Registrable Securities covered by such registration statement and not joint. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld.

                    (e) Indemnification and contribution similar to that specified in the preceding subdivisions of this Section 8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority other than the Securities Act.

                    (f) An indemnifying party shall make payments of all amounts required to be made pursuant to the foregoing provisions of this Section 8 to or for the account of the indemnified party from time to time promptly upon receipt of bills or invoices relating thereto or when otherwise due or payable, subject to an undertaking by the Indemnified Party to repay all such amounts if a court of competent jurisdiction determines that such Indemnified Party is not entitled to indemnity or the benefits of contribution hereunder.

               9. Adjustments Affecting Registrable Securities. The Company will not effect or permit to occur any combination or subdivision of shares which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in any registration of its securities contemplated by this Exhibit B or the marketability of such Registrable Securities under any such registration.

               10. Registration Rights to Others. The Company shall not, without the prior written consent of the holders of a majority of Registrable Securities, provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Act which are more favorable to such holder than the terms and conditions provided in this Exhibit B to holders of Registrable Securities. The Company shall provide to the holders of Registrable Securities copies of any agreements which purport to grant rights with respect to the registration of any of the Company's securities to any holder or prospective holder thereof promptly upon executing the same.

               11. Other Registration of Common Stock. If any shares of the Common Stock required to be reserved for purposes of issuance upon exercise of the Warrants in connection with their sale in a registration pursuant to Section 2 or 3 require registration with or approval of any governmental authority under any federal or state law (other than the Securities Act) before such shares may be issued upon such exercise, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be.

               12. Nominees for Beneficial Owners. For purposes of this Exhibit B, in the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Exhibit B or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Exhibit B. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

               13. Rule 144 and Rule 144A. The Company shall take all actions reasonably necessary to enable holders of Registrable Securities to sell such securities without registration under the Securities Act within the limitation of the provisions of Rule 144 and Rule 144A under the Securities Act, as such Rules may be amended from time to time, or any similar rules or regulations hereafter adopted by the Commission, including, without limitation, filing on a timely basis all reports required to be filed pursuant to the Exchange Act.

               14. Transfer; Assignment. Upon a transfer of Registrable Securities by the holder thereof, the rights granted hereunder to the holders of Registrable Securities may be transferred to such transferee.

               15. Amendment. Notwithstanding the provisions of the Stockholders Agreement to which this Exhibit B is attached, this Exhibit B may not be amended or modified without the prior written consent of holders of more than 50% of the Registrable Securities. Any approval, action or waiver of any provision contained in this Exhibit B shall require the prior approval or consent of holders of more than 50% of the Registrable Securities, and upon receiving such approval or consent, such approval, action or waiver shall be binding upon all holders of Registrable Securities; provided, that if any amendment is adverse to any holder of Registrable Securities, the same must be approved by such holder.

                                   EXHIBIT F

                             COMPLIANCE CERTIFICATE

          The undersigned officer of GMH HOLDINGS, INC., a Delaware corporation (the "Corporation"), hereby delivers this Certificate as required by Section 5.3 of that certain Securities Purchase Agreement among the Corporation, General Manufactured Housing, Inc., a Georgia corporation, and the Purchasers listed on Schedule A thereto (the "Purchase Agreement"). The undersigned hereby certifies on behalf of the Corporation that all of the conditions precedent to the closing of the transactions at the Closing (as defined in the Purchase Agreement), set forth in Section 5 of the Purchase Agreement, have been satisfied by the Corporation.

          IN WITNESS WHEREOF, the undersigned has hereunto affixed his signature to this Certificate of the President as of this ____ day of December, 1995.


                                        ________________________________
                                        Gary M. Brost

                                   EXHIBIT G

DRAFT
12/17/95
                           [Form of Opinion of NHD&D]




                              December __21, 1995




RFE Investment Partners V, L.P.
36 Grove Street
New Canaan, CT 06840

State Treasurer of the State of Michigan
c/o Alternate Investments Division
430 West Allegan
Lansing, MI 48922

Sterling Commercial Capital, Inc.
175 Great Neck Road
Great Neck, New York 11021




     Re: Securities Purchase Agreement Between and Among GMH Holdings, Inc., General Manufactured Housing, Inc. and the Purchasers Named Therein


Ladies and Gentlemen:

          We have acted as counsel to GMH Acquisition Corp., a Delaware corporation ("Acquisition Co.") and its successor by merger, General Manufactured Housing, Inc., a Georgia corporation (together with Acquisition Co., "GMH"), GMH Holdings, Inc., a Delaware corporation (the "Company") and Bulldog Holdings LLC, a New York limited liability company ("Bulldog"), in connection with execution and delivery of that certain Securities Purchase Agreement of even date herewith (the "Securities Purchase Agreement") between GMH, Holdings and the Purchasers named therein. All capitalized terms used but not elsewhere defined herein shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement.

          The following documents (collectively, the "Applicable Documents") each dated of even date herewith, have been executed and delivered in connection with the purchase of the Securities and the Junior Notes:

          1.        the Securities Purchase Agreement;

          2.        the Junior Notes;

          3.        the Investors Rights Agreement; and

          4.        the Stockholders Agreement.

          In rendering these opinions, we have examined the following (each of which is dated as of the Closing Date unless another date is indicated):

          (a)  the Applicable Documents;

          (b) the Certificate of Incorporation and By-Laws of each of Acquisition Co. and the Company and all amendments thereto and restatements thereof, each dated as set forth therein; and

          (c) the Operating Agreement of Bulldog, together with all amendments thereto, each dated as set forth therein (the "Operating Agreement").

          In addition, we have examined such other records and documents as we have deemed relevant or material in order to enable us to render the opinions herein, including, without limitation, originals or copies, certified or otherwise identified to our satisfaction, of all such records of Acquisition Co., the Company and Bulldog, certificates of public officials, certificates of officers or other representatives of Acquisition Co., the Company and Bulldog, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) certified copies of certain resolutions duly adopted by the Stockholders and Board of Directors of each of Acquisition Co. and the Company,
(ii) the Articles of Organization of Bulldog filed with the Secretary of State of the State of New York on December __November 27, 1995 and (iii) certified copies of certain resolutions duly adopted by SIHI-GMH LLC, the Managing Member of Bulldog.

          We have obtained and relied on evidence or advice satisfactory to us from the Secretary of State of the States of Delaware, Georgia and South Carolina, as the case may be, with respect to: (a) the corporate good standing of Acquisition Co. in Delaware; (b) the corporate good standing of the Company in Delaware; (c) the authority to do business and good standing of the Company in New York; (d) the good standing of Bulldog in New York and (e) the effectiveness of the Merger in Delaware.

          In all such examinations, we have assumed the genuineness of all signatures by each party (other than signatures of Acquisition Co., the Company and Bulldog), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. For the purposes of the opinions hereinafter expressed, we have further assumed (a) the due formation, organization or qualification to do business, valid existence and good standing of each entity which is a party to any of the Applicable Documents (other than Acquisition Co., the Company and Bulldog) under the laws of each jurisdiction in which such entity does business; (b) the legal capacity of all natural persons executing the Applicable Documents; (c) due execution and delivery, pursuant to due authorization, of each Applicable Document referred to in this opinion by each party thereto (other than Acquisition Co., the Company and Bulldog) and (d) that each Applicable Document constitutes the valid and binding obligation of each party thereto (other than Acquisition Co., the Company and Bulldog), enforceable against such party in accordance with its terms.

          Based upon and subject to the foregoing, and to the qualifications and limitations set forth below, we are of the opinion that:

          1. Each of Acquisition Co. and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business and in good standing as a foreign corporation in the State of New York. Each of Acquisition Co. and the Company possesses corporate powers which are adequate for the carrying on of its respective business and the ownership of its respective property. The Company has the requisite right, corporate power and authority to execute and deliver the Applicable Documents to which it is a party, and to enter into and perform its obligations thereunder.

          2. Bulldog is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. We note that under the New York Limited Liability Company Act, within 120 days after the effectiveness of the Articles of Organization, Bulldog is required to publish a notice in two newspapers of general circulation in the county in which its principal place of business is located, for six consecutive weeks. Bulldog possesses the requisite powers which are adequate for the carrying on of its business and the ownership of its property. Bulldog has the requisite right, power and authority to execute and deliver the Applicable Documents to which it is a party, and to enter into and perform its obligations thereunder.

          3. The Applicable Documents to which the Company and Bulldog are a party have been duly executed and delivered by such Person, and such Applicable Documents, as executed and delivered, are the valid and binding obligations of such Person, enforceable against such Person, in accordance with their respective terms. The execution and delivery by the Company and Bulldog of the Applicable Documents to which such Person is a party and the performance of their respective obligations thereunder have been duly authorized and approved by all necessary corporate or limited liability company action, as applicable. Each of Acquisition Co. and the Company has taken all requisite corporate action on its part to authorize the merger of Acquisition Co. with and into GMH (the "Merger") pursuant to the Plan of Merger (the "Plan of Merger") and the performance of Acquisition Co.'s performance thereunder. The Plan of Merger has been duly and validly executed by Acquisition Co. and the Company and constitutes the valid and binding obligation of Acquisition Co. and the Company, enforceable against them in accordance with its terms.

          4. The authorized capital stock of the Company consists of 1,656,250 shares of Class A Common Stock, $.001 par value, 787,500 shares of Class B Common Stock, $.001 par value, 2,150,000 shares of Class C Common Stock, $.001 par value, and 10,150,000 shares of Preferred Stock, $.001 par value, of which 8,000,000 shares are designated Series A Redeemable Preferred Stock and 2,150,000 shares are designated Series B Convertible Preferred Stock. Immediately prior to the Closing, no shares of Class A Common Stock, no shares of Class B Common Stock, no shares of Class C Common Stock, no shares of Series A Preferred Stock, and no shares of Series B Preferred Stock were issued and outstanding. The Class C Common Stock issuable upon conversion of the Series B Shares has been duly and validly reserved, and when issued in accordance with the Company's Restated Certificate of Incorporation (the "Restated Certificate") will be validly issued, fully paid and nonassessable. The Securities issued under the Securities Purchase Agreement are validly issued, fully paid and nonassessable and free of any liens, encumbrances and preemptive or similar rights, except as contained in the Stockholders Agreement. To our knowledge, except for rights described in the Securities Purchase Agreement, the Exhibits thereto, the Investors Rights Agreement, the Stockholders Agreement and the Restated Certificate, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company or any other agreements to issue any such securities or rights. The respective rights, privileges, preferences and limitations of the Class A Common Stock, the Class B Common Stock the Class C Common Stock, the Series A Shares and the Series B Shares are stated in the Company's Restated Certificate of Incorporation. The certificates representing the Securities are in due and proper form and have been validly executed.

               (b) As of the Closing Date, immediately prior to the Merger, the authorized capital stock of Acquisition Co. will consist of 200 shares of common stock, without par value, of which one share is outstanding and owned of record by the Company.

          5. (a) The Company is not in violation of any term of its Restated Certificate or Bylaws, or, to our knowledge, in any material respect of any term or provision of any material contract, agreement, instrument, judgment or decree to which such Person is a party or which is binding on it. The execution and delivery by the Company of the Applicable Documents to which it is a party do not: (A)(i) result in a breach or a violation of the provisions of the Restated Certificate or By-Laws of the Company, (B)(ii) to our knowledge, result in a breach or default under any material contract, agreement, instrument, judgment or decree to which the Company is a party or by which it is bound, except for such breaches or defaults which would not have a Material Adverse Effect, or
(C)(iii) to our knowledge, result in a violation of any applicable law, statute or regulation of any governmental authority or regulatory body.

               (b) Bulldog is not in violation of any term of its Articles of Organization or Operating Agreement, or, to our knowledge, in any material respect of any term or provision of any material contract, agreement, instrument, judgment or decree to which it is a party or which is binding on it. The execution and delivery by Bulldog of the Applicable Documents to which it is a party do not: (A)(i) result in a breach or a violation of the provisions of the Articles of Organization or Operating Agreement of Bulldog, (B)(ii) to our knowledge, result in a breach or default under any material contract, agreement, instrument, judgment or decree to which Bulldog is a party or by which it is bound, except for such breaches or defaults which would not have a Material Adverse Effect, or (C)(iii) to our knowledge, result in a violation of any applicable law, statute or regulation of any governmental authority or regulatory body.

               (c) To our knowledge, the execution and delivery by GMH of the Securities Purchase Agreement and the Junior Notes does not result in a breach or default under any material contract, agreement, instrument, judgment or decree to which GMH is a party or by which it is bound except for such breaches or defaults which would not have a Material Adverse Effect.

          6. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company [or GMH ] is required in connection with the valid execution and delivery of the Securities Purchase Agreement, the Stockholders Agreement, the Plan of Merger, the Junior Notes or the Investors' Rights Agreement or any other Applicable Document to which such Person is a party or the offer, sale or issuance of the Junior Notes or the Securities (and the Class C Common Stock issuable upon conversion of the Series B Shares) or the consummation of any other transaction contemplated thereby (including the Merger), except (a) filing of the Restated Certificate in the Office of the Delaware Secretary of State, (b) qualification (or taking such action as may be necessary to secure an exemption from qualification., if available) under applicable blue sky laws of the offer and sale of the Junior Notes and the Shares (and the Class C Common Stock issuable upon conversion of the Series B Shares) which may be effected after the Closing and (c) filing of the Certificate of Ownership and Merger. The filing referred to in clause (a) above has been accomplished and is effective, and to our knowledge there are no proceedings or threat thereof which question the validity of such filing.

          7. To our knowledge there are no actions, suits, proceedings or formal investigations pending or threatened against Acquisition Co., the Company or GMH, before any federal, state or other governmental authority or regulatory body other than as disclosed in the Applicable Documents.

          8.     Subject to the accuracy of the Purchaser representations in
Section 4 of the Securities Purchase Agreement, we are of the opinion that the offer, sale and issuance of the Junior Notes and the Securities in conformity with the terms of the Securities Purchase Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

          [9.     The Senior Loan Agreement ] and the Senior Subordinated Note
Agreement ] are valid and binding obligations of GMH, enforceable against GMH in accordance with their respective terms.]

          10. Each of the Investors' Rights Agreement and the Stockholders Agreement has been duly executed and delivered by Bulldog and is a valid and binding obligation of Bulldog, enforceable against Bulldog in accordance with its terms.

          11. The Certificate of Ownership and Merger attached to the Plan of Merger as Exhibit A is in proper form for filing with the Secretary of State of the State of Delaware. Upon the due and proper filing of the Certificate of Ownership and Merger (including the payment of any appropriate filing fees) with the Secretary of State of the State of Delaware, the merger of Acquisition Co. into GMH will be effective under applicable law.

          Our opinions are qualified as follows:

          a. The enforceability of the Applicable Documents is subject to or limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          b. The enforceability of the Applicable Documents is further subject to the qualification that certain waivers, remedies and other similar post default provisions of the Applicable Documents may be unenforceable under or that enforceability of such provisions may be limited by applicable law. In particular, we call your attention to the fact that we express no opinion with respect to the enforceability of (i) the indemnification provisions contained in the Applicable Documents to the extent that such provisions may be construed to include indemnification for liabilities arising under federal or state securities or blue sky laws, (ii) any Applicable Document against any person or entity who or which is not a party thereto or with respect to any provisions thereof requiring a party thereto to cause such person or party to take or further refrain from taking specified actions or (iii) any provisions which expressly purport to waive statutory rights, including without limitation, the statutory right of redemption. Notwithstanding the foregoing, in our opinion, the Applicable Documents contain adequate provisions to permit the practical realization of the benefits intended to be conferred by the Applicable Documents.

          c. With respect to our opinions regarding the enforceability of the Applicable Documents, we have assumed compliance by all persons other than Acquisition Co., the Company and Bulldog with the terms, conditions and restrictions set forth in the Applicable Documents.

          d. We express no opinion regarding the status of title to any real or personal property.

          e. We express no opinion with respect to the Investment Advisors Act of 1940 or the provisions of the Securities Exchange Act of 1934 regarding registration of brokers and dealers.

          f. No opinion is expressed herein as to the enforceability of choice of law provisions or any waivers of jurisdiction or venue.

          g. We express no opinion with respect to Paragraph 6 hereof as to any authorization, consent, approval, license, exemption of or filing or registration by [either GMH or] the Company which they may be required to obtain as a result of the involvement of parties other than such Person, and the transactions contemplated by the Applicable Documents because of any of such other party's legal or regulatory status or because of any other facts specifically pertaining to any of such other parties.

          h. We express no opinion with respect to statutes and ordinances, administrative decisions and rules and regulations, in each case of counties, towns, municipalities and special political subdivisions, and judicial decisions to the extent they deal with any of the foregoing.

          As to any facts material to our opinions, we have relied upon oral or written statements and certifications of officers and other representatives of Acquisition Co., GMH, the Company and Bulldog and others, upon certificates and other documents from public officials and upon the accuracy of the representations and warranties contained in the Applicable Documents. We have not independently investigated or verified such facts and do not opine as to their accuracy.

          The phrases "to our knowledge" or "known to us," when used herein, mean that our opinion is based solely on matters within the actual knowledge of the attorneys in this Firm actively involved in the transactions contemplated by the Applicable Documents which, in the case of factual information with respect to Acquisition Co., GMH, the Company and Bulldog, is derived from inquiry of the appropriate officers of Acquisition Co., GMH, the Company and Bulldog (without independent investigation), reviewing certificates of such officers, reviewing our files, and reviewing the documents described herein.

          In rendering the opinions expressed in Paragraphs 1 and 2 above, we have relied solely upon certificates of public officials as to the qualification to do business and good standing of Acquisition Co., the Company and Bulldog.

          We are licensed to practice law under the laws of the State of New York. The opinions herein expressed are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and to the extent not otherwise excluded herein, the federal laws of the United States of America. To the extent that any of the Applicable Documents are governed by laws of a state other than the State of New York and the General Corporation Law of the State of Delaware, we have assumed, without independent investigation and with your permission, that the laws of such state are identical to the laws of the State of New York.

          The opinions expressed in this letter are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.

          This opinion is being furnished to you at the direction, and with the authorization of the Company pursuant to Section 5.9 of the Securities Purchase Agreement, solely for your benefit and may be relied upon by you with respect to the transactions recited herein and therein. This opinion may not be relied upon by, quoted in any manner to or delivered to, any person or entity without, in each instance, our prior written consent.


                                   Very truly yours,

               [Letterhead of Powell, Goldstein, Frazer & Murphy]
                               December 21, 1995


RFE Investment Partners V, L.P.
36 Grove Street
New Canaan, CT  06840

The Treasurer of the State of Michigan, Custodian
430 West Allegan
3rd Floor
Lansing, MI  48992

Sterling Commercial Capital, Inc.
175 Great Neck Road
Great Neck, NY  11021

          Re:  General Manufactured Housing, Inc.

Ladies and Gentlemen:

     We have served as Georgia local counsel to General Manufactured Housing, Inc., a Georgia corporation and successor by merger to GMH Acquisition Corp., a Delaware corporation ("GMH"), in connection with the issuance and sale by GMH of $5,000,000 aggregate principal amount of the Junior Subordinated Notes of GMH (the "Junior Notes") pursuant to the terms and conditions of that certain Securities Purchase Agreement of even date herewith (the "Securities Purchase Agreement") to RFE Associates V, L.P., The Treasurer of the State of Michigan as Custodian for the Michigan Public School Employees Retirement System, the Michigan State Police Retirement System and the Michigan Judges Retirement System and Sterling Commercial Capital, Inc. (the "Transaction").

     This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference and are attached hereto as Exhibit A. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards or the Securities Purchase Agreement, as the case may be.

     The Junior Notes, each dated of even date herewith, have been executed and delivered in connection with the Transaction. The Junior Notes, the Securities Purchase Agreement and the Plan of Merger hereinafter are referred to collectively as the "Documents."

     In rendering this opinion we have examined copies of the Documents forwarded to us by your counsel dated December 21, 1995, certified copies the articles of incorporation, by-laws and corporate resolutions of GMH and a certificate of good standing for GMH from the State of Georgia. In giving the opinions hereinafter expressed, we have relied only upon our examination of the foregoing documents and certificates, and we have made no independent verification of the factual matters set forth in such documents or certificates and no other investigation or inquiry. With respect to the due execution and delivery of the Documents by GMH, we have relied solely upon a facsimile copy of an officer's certificate from an officer of GMH in the form of Exhibit B hereto.

     For purposes of this opinion, we have assumed that:

     (i) The execution and delivery of the Documents and other documents reviewed by us, and the entry into and performance of the transactions contemplated by the Documents, by all parties other than GMH have been duly authorized by all necessary actions and constitute the valid and binding obligations of all parties other than GMH.

     (ii) The necessary merger documents were duly filed with the Secretary of State of Delaware to effect the merger of Acquisition with and into GMH as of the Closing Date under the laws of the State of Delaware.

     (iii) All of the Documents are enforceable, to the extent not controlled by the laws of the State of Georgia.

     Based upon the foregoing, but subject to the assumptions, limitations and qualifications set forth below, we are of the opinion that:

     1. GMH is a Georgia corporation organized and validly existing under the laws of the State of Georgia and is in good standing under such laws. GMH has all requisite corporate power to own and use its properties and assets, and to carry on its business as presently conducted.

     2. GMH has all requisite corporate power to execute and deliver the Documents, to issue and sell the Junior Notes and to perform its obligations under the terms of the Documents.

     3. As of the Closing Date, the authorized capital stock of GMH will consist of 100,000 shares of common stock, par value $100.00 per share. On the Closing Date after giving effect to the Acquisition and the transactions contemplated by the Securities Purchase Agreement, 5,250 shares of such common stock will be issued and outstanding. As of the Closing Date, GMH will not have outstanding securities convertible into, or exchangeable for, any shares of its capital stock.

     4. GMH has duly authorized the execution and delivery of the Documents including without limitation the issuance and sale of the Junior Notes, and GMH has duly executed and delivered the Documents. The consummation of the merger of Acquisition into GMH (the "Merger") has been authorized by all necessary corporate action on the part of GMH.

     5. The execution and delivery of the Documents, the issuance of Junior Notes and the consummation of the merger of Acquisition with and into GMH, do not violate or conflict with, or give rise to a default under, any provision of the Articles of Incorporation or Bylaws of GMH, or any applicable Georgia law, rule or regulation.

     6. No consent, approval or authorization or other action by or filing with, any government authority of the State of Georgia is required for (i) the execution and delivery by GMH of the Documents to which it is a party, (ii) the issuance and sale of the Junior Notes, or (iii) the consummation of the transactions contemplated by the Documents, except filing of Articles Merger with the Secretary of State of Georgia.

     7. The Documents are valid and binding obligations of GMH enforceable against GMH in accordance with their respective terms.

     8. The Articles of Merger attached hereto as Exhibit C are in proper form for filing with the Secretary of State of Georgia. Upon the due and proper filing of the Articles of Merger (including the payment of my appropriate filing fees) with the Secretary of State of Georgia, the Merger will be effective under the laws of the State of Georgia.

     Our opinions expressed in this letter are subject to the following qualifications:

          (a) We express no opinion as to the enforceability of (A) provisions which purport to appoint the Lender, in any capacity, as the attorney-in-fact or proxy of the Borrower, and (B) provisions which purport to waive rights which cannot be waived by law. In particular, we point out that in an opinion issued July 11, 1994, the Supreme Court of Georgia held that pre-litigation contractual waivers of trial by jury are not enforceable in Georgia, Bank South, N.A. vs. Howard, 264 Ga. 339 (1994).

          (b) We point out that O.C.G.A. 13-1-11 limits the enforceability of attorneys fees provisions to an amount not in excess of 15 percent of the principal and interest owing on the evidence of indebtedness [the statutory definition of the term "reasonable attorneys fees" in a note or other evidence of indebtedness in O.C.G.A. 13-1-11(a)(2) being an amount equal to 15 percent of the first $500.00 of principal and interest owing and 10 percent of the principal and interest owing in excess of $500.00]. We further point out that a lender's right to collect attorneys fees in the event of a default under an evidence of indebtedness is limited by O.C.G.A. 13-1-11, in that, upon acceleration of payment of an indebtedness under Georgia law, the obligated party has a period of ten days from the receipt of notice of acceleration within which to pay all principal and interest without the payment of attorneys fees. We express no opinion as to the ability of the Lender to collect actual attorneys fees, regardless of their reasonableness, incurred in enforcing rights under the Documents.

     Our opinion is limited to the laws of the State of Georgia. We shall have no continuing obligation to inform you of changes in law or fact subsequent to the date hereof or facts of which we become aware after the date hereof.

     This opinion is limited to the matters set forth herein. No opinions may be inferred or implied beyond the matters expressly contained herein. This opinion letter is provided to you for your exclusive use solely in connection with the Transaction, and may not be relied upon by any other person or for any other purposes without our prior written consent.

                                        Very truly yours,



                                        Powell, Goldstein, Frazer & Murphy

                                   EXHIBIT H

                              RELIANCE CERTIFICATE

          The undersigned SAMUEL P. SCOTT, hereby delivers this Certificate as required by Section 5.15 of that certain Securities Purchase Agreement among the GMH Holdings, Inc., a Delaware corporation, General Manufactured Housing, Inc., a Georgia Corporation, and the Purchasers listed on Schedule A thereto (the "Purchase Agreement"). The undersigned hereby certifies that he has reviewed each of the representations and warranties of the Sellers contained in that certain Stock Purchase Agreement dated as of October 10, 1995, as amended, among GMH Acquisition Corp., a Delaware corporation, and the Sellers who are a party thereto, and, to the best of the undersigned's knowledge, such representations and warranties are true, correct and complete.

          IN WITNESS WHEREOF, the undersigned has hereunto affixed his signature to this Certificate as of this ____ day of December, 1995


                                             /s/ Samuel P. Scott
                                             _____________________________
                                             Samuel P. Scott

                                   EXHIBIT I

                              RELIANCE CERTIFICATE

          The undersigned, GARY M. BROST, hereby delivers this Certificate as required by Section 5.15 of that certain Securities Purchase Agreement among the GMH Holdings, Inc., a Delaware corporation, General Manufactured Housing, Inc., a Georgia Corporation, and the Purchasers listed on Schedule A thereto (the "Purchase Agreement"). The undersigned hereby certifies that he has reviewed each of the representations and warranties of the GMH Companies contained in the Purchase Agreement and, to the best of the undersigned's knowledge, such representations and warranties are true, correct and complete.

          IN WITNESS WHEREOF, the undersigned has hereunto affixed his signature to this Certificate as of this ____ day of December, 1995.


                                             /s/ Gary M. Brost
                                             _______________________________
                                             Gary M. Brost